UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.       )

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☒	Definitive Proxy Statement
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Newmont Corporation
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

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Newmont™

Proxy Statement 2026

Notice of Annual Meeting of Stockholders

Tuesday, May 12, 2026
8:00 a.m., Mountain Daylight Time
Virtual Meeting of Stockholders
Online Meeting Only

LETTER FROM INDEPENDENT CHAIR OF THE

BOARD OF DIRECTORS

Dear Fellow Stockholders:

I am pleased to present Newmont’s Annual Proxy Statement and invite you to vote at our 2026 Annual Meeting of Stockholders, which will be held on Tuesday, May 12, 2026, at 8:00 a.m. Mountain Daylight Time. This year, we are hosting a virtual Annual Meeting, providing an opportunity for all our stockholders to participate, irrespective of their geographic location. For more information about how to attend virtually and how to vote your shares, please see the Notice of Annual Meeting.

2025 REFLECTIONS

2025 was a milestone year for Newmont, as we achieved our full-year guidance, improved our operational performance, and strengthened our financial position. We also made meaningful progress on our commitments to safety, cost optimization and returning capital to stockholders. As a result of our disciplined operational execution, the Company delivered record earnings and free cash flow, supported by favorable gold market conditions and significant operational achievements, all contributing to Newmont’s stock price reaching an all-time high. Newmont returned approximately $1.1 billion to our stockholders through regular dividends, and completed the initial $3.0 billion share repurchase program announced in 2024, repurchasing $2.3 billion during 2025, and announced an additional $3.0 billion share repurchase program. Building on this momentum, in February 2026 we announced an enhanced return of capital framework and increased our quarterly dividend per share*, anchored by a flexible and resilient balance sheet, and are entering 2026 with a clear focus on continuing to drive margin expansion and generate robust free cash flow from our unrivaled portfolio of world-class operations and projects.

In 2025, Newmont launched our Always Safe program, a new unified approach to health, safety, and well-being, and experienced zero fatalities after a challenging period. This was achieved by the vigilance and dedication of each of our valued team members around the globe. The Board and its Safety & Sustainability Committee believe that the success of our workforce is built on ensuring that everyone who walks through our gates goes home safely every day, and that safety is foundational to our long-term success. On behalf of the Board of Directors, I commend our employees and partners for our 2025 performance and reiterate our renewed commitment to safety moving into 2026.

The end of 2025 was marked by a planned and orderly transition of Newmont’s Chief Executive Officer (CEO) as part of our long-term talent and succession process. Tom Palmer stepped down from his role as CEO and as a member of the Board after more than 12 years at Newmont. On behalf of the Board of Directors, I extend our sincere thanks to Tom for his dedication to the growth and advancement of Newmont’s business into one of the strongest portfolios in the industry today. On January 1, 2026, we welcomed Natascha Viljoen to the Board of Directors as Newmont’s new President and CEO. Over the prior two years as Newmont’s COO and then as President and COO, Natascha has proven to be an expert operator and strategic and inspiring leader. With the support of the Board, Natascha will lead Newmont with a clear focus on unlocking value across our world-class portfolio with discipline, integrity, and humility.

THANK YOU FOR YOUR SUPPORT

On behalf of the full Board of Directors, I sincerely thank you for the trust you have placed in the Board and for your continued support and investment in Newmont. It is a privilege to serve as your Independent Chair and to work closely with my fellow Directors to carry out our fiduciary responsibilities to you, our stockholders.

YOUR VOTE AND FEEDBACK IS IMPORTANT

We encourage you to vote promptly, even if you plan to attend the 2026 Annual Meeting of Stockholders, and to submit questions in advance of the meeting. We would like to thank our stockholders and other stakeholders for the time they commit to engaging in productive dialogues with Newmont. We are grateful for the feedback shared with our leadership team and directly with members of the Board. The Board considers your input as an important factor in deliberations and decision-making. Please continue to share your opinions, suggestions, and concerns with us.

Very truly yours,

GREGORY H. BOYCE

Independent Chair of the Board of Directors

*See Annex A-2 for cautionary statements regarding forward looking information, dividends and share repurchase program.

2026 Proxy Statement	i

NOTICE OF 2026 ANNUAL MEETING OF
STOCKHOLDERS

The Annual Meeting of Stockholders of Newmont Corporation will be held at 8:00 a.m., Mountain Daylight Time, on Tuesday, May 12, 2026, at https://meetnow.global/MQD4CLQ. At the 2026 Annual Meeting, the stockholders will be asked to vote on the following proposals and to conduct any other business properly brought before the meeting.

Our Board’s Recommendation
Proposal One — Election of Directors: To elect the twelve directors named in our proxy statement.	✓ FOR
Proposal Two — Advisory Vote to Approve Executive Compensation: To seek an advisory vote on the approval of our executive compensation.	✓ FOR
Proposal Three — Ratification of Auditors: To ratify the appointment of Ernst & Young LLP as our independent registered public accounting firm for fiscal year 2026.	✓ FOR

Record Date: March 16, 2026

Date These Proxy Materials Are First Being Sent to Stockholders: On or about March 31, 2026

The 2026 Annual Meeting of Stockholders is being held in a virtual format conducted solely online which will allow for greater participation regardless of geographic location.

All holders of the Company’s Common Stock, CHESS Depositary Interests (“CDIs”) or PETS Depositary Interests (“PDIs”) as of the Record Date are invited to virtually attend the Annual Meeting.

To participate, holders of Newmont Common Stock will need the unique control number that was included in the proxy materials. If your shares of Common Stock are held in “street name,” meaning your shares are held in a brokerage account or by a bank or other nominee, and your proxy materials do not include a control number, you should contact the broker, bank or other nominee that holds your shares with any questions about obtaining a control number. Holders of Newmont CDIs and PDIs should follow the instructions in the section entitled “General Information” to obtain a control number.

It is important that your shares be represented at the Annual Meeting whether or not you are able to attend. Please promptly vote your securities at your earliest convenience.

Holders of Newmont Common Stock as of the Record Date may vote online prior to the meeting by visiting http://envisionreports.com/NEM and entering the control number found in your Notice of Internet Availability of Proxy Materials, or, by phone or by mail. You may also vote during the Annual Meeting by visiting https://meetnow.global/MQD4CLQ, entering the control number and following the instructions.

Holders of Newmont CDIs and PDIs as of the Record Date may direct the voting of the Common Stock underlying the Newmont CDIs or PDIs through the Company’s CDI Depositary, CHESS Depositary Nominees Pty Ltd (“CDN”) and PDI Depositary, PNGCSD Nominee Limited (“PNGCSD”), respectively. Each holder of Newmont CDIs and PDIs may instruct CDN or PNGCSD (as applicable) to vote at the Annual Meeting on their behalf: online at www.investorvote.com.au or by contacting Computershare Australia (using the details on the Notice of Access Letter) to request a hard copy of the CDI voting or PDI voting form (as applicable) to be sent in the mail to their registered address. Holders of CDIs and PDIs are invited to attend the Annual Meeting but may not vote electronically during the Annual Meeting. For more detailed information, see the section entitled “General Information — Voting Your Shares — If you hold Newmont CDIs or PDIs.”

Voting online or by telephone is fast, convenient, and enables your vote to be immediately confirmed and tabulated, which helps Newmont reduce postage and proxy tabulation costs. For more detailed information on how to vote and applicable deadlines, see the section entitled “General Information — Voting Your Shares.”

By Order of the Board of Directors,

LOGAN HENNESSEY
Senior Vice President, Deputy General Counsel and Corporate Secretary

Denver, Colorado
March 26, 2026

-K are available at http://envisionreports.com/NEM

Scan this QR code to view digital versions of our Proxy Statement and 2025 Annual Report

The Notice of Annual Meeting, Proxy Statement, and 2025 Annual Report on Form 10-K are available at http://envisionreports.com/NEM

ii	Newmont Corporation

2026 Proxy Statement	1

ABOUT NEWMONT

Newmont is the world’s leading gold producer and a producer of copper, silver, zinc, and lead. The Company’s world-class portfolio of assets, prospects and talent is anchored in favorable mining jurisdictions in Africa, Australia, Latin America & Caribbean, North America, and Papua New Guinea. Newmont is the only gold producer listed in the S&P 500 Index and is widely recognized for its principled environmental, social, and governance practices. The Company has a focus on value creation, supported by robust safety standards and technical expertise. Newmont was founded in 1921 and has been publicly traded since 1925. Our purpose is to create value and improve lives through sustainable and responsible mining. To learn more about Newmont’s sustainability strategy and initiatives, go to www.newmont.com.

2025 Highlights - Strong Foundation

2025 was a milestone year for Newmont, as we delivered on our full-year guidance, strengthened our financial position and made meaningful progress on our commitments to safety, cost optimization and returning capital to stockholders. As a result of our disciplined operational execution, Newmont generated $10.3 billion of cash from operating activities, net of working capital impacts of $210 million; reported an all-time annual record $7.3 billion in free cash flow,* reported net income of $7.2 billion (with net income attributable to stockholders of $7.1 billion), and adjusted net income* of $7.6 billion, generated $3.6 billion of cash net of tax from portfolio optimization,2 returned $3.4 billion to stockholders through share repurchases and dividends, reduced debt by $3.4 billion and closed the year with net cash of approximately $2 billion.* Newmont declared total attributable gold reserves of 118.2 million ounces and significant upside to other metals, including 12.5 million tonnes of copper reserves and 442 million ounces of silver reserves. Declared commercial production at Ahafo North in Ghana in October 2025, adding profitable gold production over an initial thirteen year mine life.

Stable Production 5.7Moz[1] Achieved 2025 production and improved cost guidance	Cash From Operating Activities $10.3B Reported net income of $7.2B	Free Cash Flow* $7.3B Generated all-time fourth quarter and annual free cash flow records

Returns to Stockholders $3.4B Paid in quarterly common dividends and ongoing share repurchases	Debt Reduction $3.4B Ended 2025 with a strong balance sheet and a net cash position	Adjusted Net Income* $7.6B All-time fourth quarter and full year ANIPS records

Fully implemented Always Safe across the organization, reinforcing a strong safety culture	Achieved commercial production at Ahafo North, bringing new, low-cost ounces into the portfolio

Completed portfolio rationalization, generating $4.5B2 in total after-tax proceeds	Executed a cost-reduction program, expected to reduce G&A by ~21%,[3] contributing to margin improvement

*See Annex A-2 for cautionary statements regarding divestments and proceeds, dividends, share repurchase program. See also reconciliation in Annex A-1 for Free Cash Flow, Adjusted Net Income and other non-GAAP metrics. (1) Total Attributable Production for the Newmont core portfolio only. (2) Total cash proceeds net of tax to date including $3.6B of cash proceeds generated in 2025. (3) Compared to original 2025 G&A guidance provided in February 2025 of $475 million, versus 2026 G&A guidance of $375 million.

2	Newmont Corporation

About Newmont

Our Values

Newmont’s commitment to acting responsibly as a business is reflected in our strategy and our values which have been developed in Newmont’s over 100-year history.

Safety	Integrity	Sustainability	Inclusion	Responsibility
We take care of our safety, health, and wellness by recognizing, assessing and managing risk, and choosing safer behaviors to drive a fatality, injury, and illness free workplace.	We behave ethically and respect each other and the customs, cultures, and laws wherever we operate.	We serve as a catalyst for local economic development through transparent and respectful stakeholder engagement, and as responsible stewards of the environment.	We create an inclusive environment where employees have the opportunity to contribute, develop, and work together to deliver our strategy.	We deliver on our commitments, demonstrate leadership, and have the courage to speak up and challenge the status quo.

Our People

It is our strong-held belief that we maintain a competitive advantage through our people with strong engagement, leadership, and commitment to inclusion. Our values of safety, integrity, sustainability, inclusion, and responsibility are engrained in our culture, impact each action we take, and are the foundation of our Code of Conduct. That is why we strive to establish a culture where everyone willingly gives their best and goes home safely each day.

While Newmont achieved zero fatalities in 2025 as a result of the dedication and vigilance of every team member across our global operations, we tragically lost a colleague at our Tanami Expansion 2 project in Australia in early 2026. This loss reminds us that safety remains our unwavering priority. We will learn from this tragedy and continue to strengthen and improve our safety systems, along with the key safety tools that we use in the field. We’ve made important progress in understanding the factors that contributed to this tragedy and have taken decisive action to improve our safety culture with a clear focus on effectively controlling the risks that could lead to a fatality. Newmont’s Always Safe program focuses on Integrated Systems, Robust Capabilities, and Empowered Behaviors, through a leadership commitment to care, clarity, and capability. We will also continue to transparently share the lessons we learned with our employees and our peers in the industry to help improve the safety performance of our sector.

After a transformational period for the Company, we stay connected to the experience of our workforce in many ways, including our employee pulse survey, conducted in December 2025. Other means of listening to our workforce include Safety Culture Reviews, Business Resource Groups, Town Hall Meetings, and encouraging regular leader and team member connections.

Our People Strategy, which has been endorsed and monitored by the Board, represents a multi-year journey, and focuses on ensuring an environment where every employee belongs, thrives, and is valued. Current priorities within the People strategy include the launch of a redesigned Performance Management System aimed to reinforce individual and organizational performance. Following the 2025 leadership development program which established a common language, set of tools, and clear expectations for leaders and team members, the focus this year is on embedding these practices through enhanced individual and team development for the leadership team. Through this work we continue to intentionally shape our desired culture through consistent systems, behaviors, and symbols.

2026 Proxy Statement	3

About Newmont

We continue to enhance the People Experience through our ongoing work to ensure every employee knows what is expected of them, how they are performing, and the future they have at Newmont. Our focus is on reinforcing these expectations in alignment with our operating model to support consistent performance.

As a global employer, we recognize that an inclusive workforce is a better workforce for business and society. We are committed to advancing the UN Sustainable Development Goal to achieve equality. We also are fostering a more equitable workplace by eliminating inequities in systems and symbols of exclusion.

Our commitment to an equitable workplace includes conducting an annual global Pay Equity Analysis across our entire employee population, as well as a Living Wage study. Results are consistent with Newmont’s commitment to providing a superior experience for our employees and ensuring equity throughout our employment practices.

At the end of 2025, we employed approximately 17,500 people and had approximately 26,600 people working as contractors. Additional information regarding our workforce and human capital management can be found in Newmont’s Annual Report on Form 10-K for the year ended December 31, 2025, and in the Company’s Annual Sustainability Report accessible through www.newmont.com/sustainability. Our global People Policy is publicly available on our website and states our commitments to employees, which are supported by global standards on employment practices.

Newmont is an equal employment opportunity employer. Newmont reports employment data in U.S. Equal Employment Opportunity Commission EEO-1 reports for our U.S-based workforce. However, the U.S. EEO-1 reports represent only a small portion of our global workforce. In our annual sustainability report, Newmont voluntarily reports global workforce and labor information in accordance with GRI Sustainability Reporting Standards, including data on workforce demographics, compensation and equal remuneration, gender diversity, union representation, labor relations, employee turnover, hiring representation, and training and development.

Our Approach to Sustainability

Newmont’s sustainability strategy is a foundational element in achieving our purpose of creating value and improving lives through sustainable and responsible mining. It reflects our approach to managing sustainability risks and considerations across the business and is embedded in our overall business strategy.

We also recognize that sustainability means protecting the health, safety, and wellbeing of our workforce and host communities. We are committed to continuously advancing our methods and practices that enhance our governance, protect people, support host communities, and safeguard the environment and, in turn, earn the right to operate for the next 100 years.

Environmental and social practices in the mining industry have undergone a tremendous evolution over the past two decades. Our approach to sustainability management and transparency continues to evolve in response to our stakeholder’s expectations.

In 2020 Newmont announced greenhouse gas (GHG) emissions reduction targets for 2030 - with an ultimate ambition of being carbon neutral by 2050. Investors are reminded that climate-related targets are aspirational management goals and are forward-looking statements, which remain subject to risks and uncertainties (see endnote in Annex A-2). Newmont issues updates on our climate change efforts and will continue to do so in 2026 within our Annual Sustainability Report, which will detail governance, strategy, climate resiliency and adaptation, as well as year on year performance.

4	Newmont Corporation

About Newmont

As a result of our long-standing commitment to sustainability and transparency, Newmont continues to be recognized for its responsible business practices.

Board Oversight

We believe strong governance is fundamental for sustainable environmental and social performance. The Board’s Safety and Sustainability (S&S) Committee actively engages with management, providing advice, counsel and recommendations, and oversight on matters relating to health, safety, security, sustainable development, environmental management and affairs, stakeholder relations, human rights, cultural heritage, and government relations.

Jane Nelson, who has a long and distinguished career advocating for sustainable business practices and is the Founding Director of the Corporate Responsibility Initiative at Harvard Kennedy School, became the S&S Committee Chair in 2019, and will continue to serve as its Chair in 2026.

Disclosure Standards and Frameworks

Investors are encouraged to review our Annual Sustainability Report (ASR) to see how we work toward making a positive difference in the lives of employees, stakeholders, business partners, and host communities around the world.

We are committed to continuous improvement and reporting our performance in line with external commitments, initiatives, memberships, and disclosure standards and frameworks.

PricewaterhouseCoopers (PwC) has served as our independent assurance provider for sustainability reporting since 2021, and is doing so again in 2025. PwC assures selected performance metrics in our ASR, Newmont’s self-assessment of conformance with International Council on Mining and Metals Subject Matters 1-5 and Performance Expectations, and Newmont’s self-assessment of its conformance with the World Gold Council Responsible Gold Mining Principles. PwC undertakes the assurance engagements in accordance with the internationally recognized assurance standards ISAE 3000 (Revised) and ISAE 3410.

2026 Proxy Statement	5

About Newmont

Newmont’s current transparent non-financial reporting suite, as outlined below, can be found on our website at https://www.newmont.com/sustainability. Readers are reminded that the information in our sustainability report and on our website is not incorporated by reference into this annual proxy statement.

Annual Sustainability Report (ASR) & Assurance Statement

Newmont’s annual disclosure of non-financial performance updates include key performance areas such as health, safety and security, workforce, the environment, supply chain, social acceptance, ethics and compliance, value sharing, equity, inclusion, providing decision-useful information for stakeholders. The ASR follows global standards and guidelines for non-financial disclosures and includes a disclosure framework index. The ASR is compiled in accordance with the GRI Standards (GRI 1: Foundation 2021), including the Mining and Metals Sector Standard (GRI 14), SASB Metals & Mining Sustainability Accounting Standard and recommendations of the Taskforce on Climate-related Financial Disclosures (TCFD). Newmont’s ASR also reflects Newmont’s commitment to transparency and reporting obligations as a founding member of the International Council on Mining and Metals and as an early adopter of the UN Guiding Principles Reporting Framework. The ASR will be accompanied by an independent limited assurance statement over selected subject matter as defined in the assurance provider’s scope.

ESG Data

Newmont’s ESG data is housed digitally in one centralized location for easy access by stakeholders, primarily the investment community, for decision-making purposes. Available in a locked MS Excel file format.

Conflict-Free Gold (CFG) Report & Assurance Statement

Summarizes how Newmont conforms to the requirements of World Gold Council’s CFG Standard to ensure that our gold has been extracted in a manner that does not cause, support, or benefit unlawful armed conflict or contribute to human rights abuses or breaches of international humanitarian law. The CFG is accompanied by an independent reasonable assurance statement over the selected subject matter as defined in the assurance provider’s scope.

Policy Influence Disclosure

Disclosure on how Newmont engages in policy dialogue in order to ensure transparency in policy and lobbying practices in alignment with Newmont’s values. This disclosure details membership and trade associations, policy perspectives, lobbying reporting, and political contributions.

EEO-1 Forms

Disclosure on U.S. employee data including race/ethnicity, gender and job categories. Required under section 709(c) of Title VII of the Civil Rights Act of 1964, as amended, 42 U.S.C. § 2000e-8(c), and 29 CFR 1602.7-.14 and 41 CFR 60-1.7(a) for eligible companies.

6	Newmont Corporation

About Newmont

Extractive Sector Transparency Measures Act (ESTMA)

Disclosure of certain types of payments made to governments in Canada and abroad based on Newmont’s Canadian operations. ESTMA was implemented in an effort to raise transparency and reduce corruption in select sectors, including mining.

Taxes and Royalties Contribution Report

Details Newmont’s significant economic contributions to host communities and governments as part of our continued commitment to transparency and to shared value creation. The report also discusses our tax governance framework, strategy, approach to tax planning and stakeholder engagement. The disclosures in the report align with requirements of GRI 207: Tax 2019 global standard for tax transparency.

Beneficial Ownership

A published support statement and disclosure of beneficial ownership in line with the Extractive Industries Transparency Initiative (EITI) Guidance on the Expectations for EITI supporting companies. Our Beneficial Ownership Transparency statement discloses each person known by Newmont to be the beneficial owner of more than 5% of any class of the Company’s voting securities, the level of ownership and details about how ownership is exerted. This disclosure, which meets ICMM and EITI requirements, demonstrates our commitment to promote revenue transparency and accountability in the extractive industry.

Mineral Development Contracts

A public disclosure of investment agreements and mineral development contracts signed with host governments in line with the EITI Guidance on the Expectations for EITI supporting companies. The disclosure relates to large, well-progressed operations and projects which justify having specific contracting arrangements, provided such disclosure is not prohibited by law or regulation. Our decision to disclose contracts where feasible demonstrates our commitment to the EITI and to further promoting contract transparency.

2026 Proxy Statement	7

About Newmont

PROXY VOTING SUMMARY

PROPOSAL ONE — ELECTION OF DIRECTORS

Newmont has a highly experienced slate of Director nominees.

Each nominee brings a strong and unique background and set of skills to the Board, giving the Board, as a whole, competence and experience in key areas to bring strong strategic oversight. All nominees are independent, except for one director, Newmont’s President and Chief Executive Officer. Average Director tenure is 6.3 years, with ongoing refreshment. The Board is highly engaged between regular quarterly meetings, special meetings and site visits — with a combined 98% overall attendance rate at Board of Director meetings, and Board Committee meetings for all incumbent Directors standing for re-election.

FOR
The Board of Directors Unanimously Recommends that Stockholders Vote “FOR” Each of our Twelve Nominees for Director.

PROPOSAL TWO — ADVISORY VOTE ON THE APPROVAL OF EXECUTIVE COMPENSATION

Our executive compensation program is designed to include pay practices that drive behaviors to deliver business results aligned with our purpose. We believe our compensation program provides the appropriate mix of fixed and at-risk compensation. The majority of executive pay is performance-based and delivered through long-term incentives.

FOR
The Board of Directors Unanimously Recommends Stockholders Vote “FOR” Approval of the Advisory Resolution on Executive Compensation.

PROPOSAL THREE — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board of Directors has selected Ernst & Young LLP to continue to serve as the independent registered public accounting firm for the fiscal year 2026.

FOR

The Board of Directors Unanimously Recommends that Stockholders Vote “FOR” the Ratification of the Appointment of Ernst & Young LLP as our Independent Registered Public Accounting Firm for our Fiscal Year Ending December 31, 2026.

8	Newmont Corporation

PROPOSAL ONE—ELECTION OF DIRECTORS

Voting for Directors

If you hold your Newmont stock through a broker, bank, or other financial institution, your Newmont stock will not be voted on your behalf on the Election of Directors unless you complete and return the Voting Instruction Form or follow the instructions provided to you to vote your stock via telephone or online. Because your broker does not have discretionary authority to vote on this proposal without instructions from you, if you do not instruct your broker, bank, or other financial institution how to vote, a “broker non-vote” will occur and your shares will not be represented in the Election of Directors vote at the Annual Meeting.

Majority of Votes Cast Standard for the Election of Directors

Our By-Laws provide that in an uncontested election each Director will be elected by a vote of the majority of the votes cast, which means the number of votes cast “for” a Director’s election must exceed 50% of the number of total votes cast with respect to that Director’s election. Votes cast shall include votes to withhold authority but shall exclude abstentions. Votes will not be deemed cast if no authority or direction is given. As such, abstentions and broker non-votes are not counted as votes cast and therefore will have no effect on determining whether the required majority vote has been attained.

If a nominee for Director does not receive the vote of at least a majority of votes cast with respect to that nominee at the Annual Meeting, it is set forth in our By-Laws and is the policy of the Board of Directors that the Director must tender their resignation to the Board. In such a case, the Corporate Governance and Nominating Committee will make a recommendation to the Board whether to accept or reject the tendered resignation, or whether other action should be taken, considering all of the facts and circumstances. The Board of Directors shall publicly disclose (by a press release, a filing with the Securities and Exchange Commission or other broadly disseminated means of communication) its decision regarding the tendered resignation and the rationale behind the decision within 90 days from the date of the certification of the election results. The Director who has tendered their resignation will not take part in the deliberations. For additional information, our Corporate Governance Guidelines and our By-Laws are available on our website at http://www.newmont.com/about-us/governance-and-ethics/.

2026 Proxy Statement	9

Proposal One — Election of Directors

Director Nominee Overview

The following overview, matrix and biographical descriptions set forth certain information with respect to the nominees for election as directors at the 2026 Annual Meeting, based upon information furnished by each director.

2026 Director Nominees

Gregory H. Boyce, 71 IND
Retired Executive Chairman and Chief Executive Officer, Peabody Energy Corporation
Tenure: 10 years
Other Current Public Boards: None

Natascha Viljoen, 55
President and Chief Executive Officer, Newmont Corporation
Tenure: <1 year
Other Current Public Boards: None

Davd T. Seaton, 64 IND
Retired Chair and Chief Executive Officer, Fluor Corporation
Tenure: 1 Year
Other Current Public Boards: 2

Julio M. Quintana, 66 IND
Retired Director, President and Chief Executive Officer, Tesco Corporation
Tenure: 10 years
Other Current Public Boards: 2

Jane Nelson CMG, 65 IND
Founding Director,
Harvard Kennedy School's Corporate Responsibility Initiative
Tenure: 14 years
Other Current Public Boards: 1

René Médori, 68 IND
Retired Finance Director, Anglo American plc
Tenure: 8 years
Other Current Public Boards: 1

José Manuel Madero, 57 IND
Founder and Managing Partner, Bizwp, SC
Tenure: 5 years
Other Current Public Boards: 1

Sally-Anne Layman, 52 IND
Retired Division Director,
Macquarie Group Limited
Tenure: 2 years
Other Current Public Boards: 3

Emma FitzGerald, 59 IND
Retired Chief Executive Officer
Puma Energy International
Tenure: 4 years
Other Current Public Boards: 1

Harry M. Conger, 70 IND
Retired Director, President and
Chief Operating Officer,
Teck Resources Limited
Tenure: 1 year
Other Current Public Boards: None

Maura J. Clark, 67 IND
Former President Direct Energy Business
Tenure: 6 years
Other Current Public Boards: 2

Bruce R. Brook, 70 IND
Retired Chief Financial Officer, WMC Resources Limited
Tenure: 14 years
Other Current Public Boards: 2

The Corporate Governance and Nominating Committee regularly evaluates the expertise and needs of the Board to determine the Board’s membership and size. As part of this evaluation, the Corporate Governance and Nominating Committee considers skills, education, industry expertise, business experience, geographic, and international experience and other background in the selection of candidates to serve on the Board.

10	Newmont Corporation

Proposal One — Election of Directors

Director Skills and Qualifications

In addition to meeting the minimum qualifications set out by the Board of Directors under “Process for Selecting New Directors,” each nominee also brings a strong and unique background and set of skills to the Board, giving the Board, as a whole, competence and experience in a wide variety of areas, including board service, operational delivery, extractive industry and mining, mergers and acquisitions, corporate governance, compensation, executive management, private equity, finance, operations, manufacturing, technology and cybersecurity, government, international business, health and safety, and environmental and social responsibility.

Skills, Qualifications and Experience

Public Company CEO Experience	Accounting Experience	Health & Safety Experience	Compensation Expertise

Risk Management Experience	Mergers & Acquisition Experience	Extractive Experience	Leading Sustainability Academic

Environmental & Social Responsibility Experience	Public Company Chair or Lead Director Experience	International Business Experience	Finance Expertise

Innovation, Technology and Cybersecurity Experience	Government/Regulatory Affairs Experience	Designated Audit Committee Financial Expert	Operational and Project Delivery

2026 Proxy Statement	11

Proposal One — Election of Directors

Key Strategic Skills and Capabilities

Newmont’s Directors are expected to have strong oversight capabilities and the ability to contribute to all elements of the Company’s strategy. The Board maintains a skills matrix that identifies the skills and experience the Board needs for the next period of Newmont’s development. The Board collectively possesses all the skills and experience set out in the Board skills matrix.

Examples of key skills in the matrix include:

Number of Director Nominees
Leadership
Public Company Chair / Lead Director Experience: Leadership role overseeing the Board of Directors and guiding corporate governance at a major corporation either as Chair or Lead Director.	7
Chief Executive Experience: Chief Executive Officer experience of a major corporation.	6
Functional and Industry Experience
Mining and Extractive Industry Experience: Brings former or current senior executive operating and technical experience in a leading global extractive company.	11
Operational Delivery: Senior executive experience within the mining / extractive industries in operations with profit and loss accountabilities and significant health, safety and environment considerations across different regions and geographies.	8
Large-Scale Project Development: Experience in developing large-scale and complex capital projects with long investment cycles.	9
Global Finance Experience: Strong capability to understand financial statements and financial drivers of the business working in capital intensive business with experience financing JVs and projects, including understanding of investing in a global environment and efficient capital allocation.	11
International Business Experience: Experience in a business leadership role working with government and community leaders in different social, cultural, regulatory, and political contexts.	12
Global Mergers and Acquisitions: Experience of mergers, acquisitions, divestitures on a global scale.	12
Environment / Sustainability / Social Responsibility: Extensive experience in environmental stewardship, sustainability practices (including energy, climate and decarbonization), and social responsibility, encompassing community engagement and social performance.	10
Innovation / Technology / Cybersecurity: Experience with innovation and transformation projects and the development and implementation of technology, including in connection with automation, artificial intelligence, digital, or cyber security matters.	7

12	Newmont Corporation

Proposal One — Election of Directors

A breakout of the above by individual director is provided below. The unique background, skills, and qualifications that led the Board of Directors and the Corporate Governance and Nominating Committee to the conclusion that each of the nominees should serve as a Director for Newmont are set forth in the “2026 Director Nominees” section which follows in this Proxy Statement.

	BOYCE	BROOK	CLARK	CONGER	FITZGERALD	LAYMAN	MADERO	MÉDORI	NELSON	QUINTANA	SEATON	VILJOEN
LEADERSHIP
Public Company Chair / Lead Director Experience	•	•				•	•	•		•	•
Chief Executive Experience	•				•		•			•	•	•
FUNCTIONAL AND INDUSTRY EXPERIENCE
Mining and Extractive Industry Experience	•	•	•	•	•	•	•	•		•	•	•
Operational Delivery	•			•	•	•	•			•	•	•
Large-Scale Project Development	•	•	•	•	•			•		•	•	•
Global Finance Experience	•	•	•	•	•	•	•	•		•	•	•
International Business Experience	•	•	•	•	•	•	•	•	•	•	•	•
Global Mergers and Acquisitions	•	•	•	•	•	•	•	•	•	•	•	•
Environment / Sustainability / Social Responsibility	•	•		•	•	•	•		•	•	•	•
Innovation / Technology / Cybersecurity		•	•	•	•	•				•		•

2026 Proxy Statement	13

Proposal One — Election of Directors

Board Composition

As a global organization, Newmont believes that the broad range of capabilities, skills, and backgrounds of our Directors is an asset and enhances the Board’s ability to provide meaningful strategic oversight. Newmont’s Board is diverse with 58% of the director nominees recommended for election at the upcoming 2026 Annual Meeting representing ethnic or gender diverse categories (with five female and two ethnically diverse nominees), as well as broad international backgrounds (including experience in many of Newmont’s operating regions).

Gender Diversity	Nationality

2026 Director Nominees

Each of the twelve persons named below is a nominee for election as a Director at the Annual Meeting for a term of one year or until his/her successor is elected and qualified. All nominees are currently serving as Directors of the Company - eleven were elected to the Board of Directors at the last Annual Meeting with Ms. Viljoen having been appointed to the Board effective January 1, 2026, in connection with her election to the role of President and Chief Executive Officer.

Unless authority is withheld, the proxies will be voted for the election of such nominees. If any such nominees cannot be a candidate for election at the Annual Meeting, then the proxies will be voted either for a substitute nominee designated by the Board of Directors or for the election of only the remaining nominees.

Gregory H. Boyce	Emma FitzGerald	Jane Nelson
Bruce R. Brook	Sally-Anne Layman	Julio M. Quintana
Maura J. Clark	José Manuel Madero	David T. Seaton
Harry M. (Red) Conger	René Médori	Natascha Viljoen

14	Newmont Corporation

Proposal One — Election of Directors

The following sets forth information as to each nominee for election, including their age (as of the Record Date), and background (including their principal occupation during the past five years, current directorships and directorships held during at least the past five years), and skills and qualifications:

GREGORY H. BOYCE

Independent Chair of the Board

Age: 71
Director Since: October 2015, Independent Chair since 2021

Board Committees:

}
Corporate Governance and Nominating (Chair)
}
Leadership Development and Compensation
}
Executive-Finance (Chair)

Career Highlights

Gregory H. Boyce, 71, retired from Peabody Energy Corporation in 2015 as Executive Chairman and Chief Executive Officer. Mr. Boyce joined Peabody in 2003 as President and Chief Operating Officer and served as Chief Executive Officer from 2006 to 2015. Prior to joining Peabody, Mr. Boyce served as Chief Executive Officer — Energy for international mining company Rio Tinto in London, and other various executive roles with Rio Tinto Group from 1989 to 2003. Mr. Boyce holds a Bachelor of Science in Mining Engineering from the University of Arizona and an Advanced Management Program degree from Harvard University’s Graduate School of Business.

Director Qualifications:
CEO/Executive Management Skills — Experience as former President and Chief Executive Officer of Peabody Energy Corporation and other executive management positions noted above.

Operational and Industry Expertise — Over 44 years of experience in the global energy and mining industries. Past Chairman of the National Mining Association. Chair of Lowell Institute for Mineral Resources Board at the University of Arizona.

Health, Safety, Environmental and Social Responsibility Experience — Experience managing matters related to regulatory, policy, and social responsibility in executive roles, as well as during service on ESR committees of both Marathon Oil and Monsanto Company. Past member of Board of Trustees of Washington University of St. Louis and past member of Civic Progress in St. Louis. Member Board of Trustees of Heard Museum in Phoenix, Arizona. In-depth experience in environmental and sustainability matters, including development and implementation of Peabody Energy’s ESG and climate programs and work with local governments and indigenous groups to develop sustainable mining frameworks.

International Experience — Extensive senior executive experience working with multinational energy and mining operations, including with Peabody Energy Corporation and Rio Tinto plc (an international natural resource company) as Chief Executive Officer — Energy. Prior to his service with Rio Tinto, Mr. Boyce worked for over 10 years in various operational roles of increasing responsibility with Kennecott, a global natural resources company. He also served on the Board of Monsanto Company, a multinational agrochemical and agricultural biotechnology company for more than five years.

Compensation Expertise — Experience serving as a Chair of Marathon Oil’s Compensation Committee, as a member of Monsanto’s People and Compensation Committee and as a member of Newmont’s Leadership Development and Compensation Committee. Participation in compensation, benefits and related decisions in senior executive roles.

Board Experience — Service on the Company’s Board of Directors since October 2015 including as Independent Chair since 2021. Prior service on the board of Marathon Oil Corporation from 2008 to 2021, having served as Lead Independent Director from February 2019 to May 2021. Formerly served as Executive Chairman of Peabody Energy Corporation from 2007 to 2015 and as a director from 2005 to 2015 and as a Director of Monsanto Company from 2013 to 2018.

2026 Proxy Statement	15

Proposal One — Election of Directors

BRUCE R. BROOK
Senior Independent Director Age: 70 Director Since: October 2011 Board Committees: } Audit (Chair) } Corporate Governance and Nominating } Executive-Finance

Career Highlights

Bruce R. Brook, 70, retired from WMC Resources Limited in 2005 where he was Chief Financial Officer. Mr. Brook also held key executive roles including Deputy Chief Finance Officer of ANZ Banking Group Limited, Group Chief Accountant of Pacific Dunlop Limited and General Manager, Group Accounting positions at CRA Limited and Pasminco Limited. Mr. Brook has extensive board, Audit Committee and executive leadership experience in diverse industries, including mining, finance, manufacturing and chemicals. Mr. Brook holds Bachelor of Commerce and Bachelor of Accounting degrees from University of the Witwatersrand. Mr. Brook is also a Fellow of the Institute of Accountants in Australia and New Zealand and is a member of the Australian Institute of Company Directors (AICD).

Director Qualifications:

Financial Expertise — Chair of Newmont’s Audit Committee and Chair of the Audit Committee at Dyno Nobel Limited (formerly Incitec Pivot Limited). Prior service as the Chair of the numerous Audit Committees as described below in Board Experience. Former member of the Financial Reporting Council, an agency of the Australian Commonwealth from 2006 to 2012, which oversees the work of the Accounting Standards Board and the Auditing Standards Board and advises the Australian Government on matters relating to corporate regulation. Former member of the Director Advisory Panel of the Australian Securities and Investment Commission (ASIC) from 2013 to 2018. Finance executive experience as Chief Financial Officer of WMC Resources Limited from 2002 to 2005. Held key executive roles including Deputy Chief Finance Officer of ANZ Banking Group Limited, Group Chief Accountant of Pacific Dunlop Limited and General Manager, Group Accounting positions at CRA Limited and Pasminco Limited.

International Experience — Extensive prior international experience as a Director of multiple international companies, including Boart Longyear Limited, Programmed Group, CSL Limited and Dyno Nobel Limited (formerly known as Incitec Pivot Limited).

Operational and Industry Expertise — Experience as a Director of Lihir Gold Limited, Energy Developments Limited, Consolidated Minerals Limited and Deep Exploration Technologies Cooperative Research Centre, a collaborative research program researching safer, more advanced and more cost-effective geological exploration and drilling methods. Currently serves as a Director at Dyno Nobel Limited, a global manufacturer and distributor of industrial chemicals, explosives, and fertilizers. Expertise in cybersecurity matters including risk appetite, framework and assessments, and insurance, as well as the specific assessments of various companies’ cyber defense programs, and numerous internal audit assessments around cyber controls.

Health, Safety, Environmental, and Social Responsibility Experience — Extensive governance expertise over more than 30 years in senior executive and director roles, including as chair of numerous audit and risk committees, National President of G100 (an Australian CFO organization representing the 100 largest companies), member of ASIC Director Advisory Council and AICD’s Corporate Governance Advisory Committee. In various roles, he has also held responsibility for assessment of the financial consequences of environmental strategies and development and implementation of both risk management systems and information technology systems. Mr. Brook has developed deep knowledge in connection with oversight of carbon reduction programs (including assessment and development of climate metrics, targets, strategies, and reports), quality and regulatory matters, and cyber security (including defense programs and assessments of cyber-related controls).

Board Experience — Service on the Company’s Board of Directors since 2011 and as Chair of the Audit Committee since 2016. Currently also serves on the boards of Dyno Nobel Limited and Djerriwarrh Investments Limited. Former Director and Chair of the Audit Committees of CSL Limited (2011 to 2023) and of Boart Longyear Limited (2007 to 2015), former Director and Chair of Programmed Group from 2010 to 2017, and former Director of Lihir Gold Limited, Consolidated Minerals Limited, Energy Developments Limited and Snowy Hydro Limited and former independent Chair of Energy Developments Limited.

16	Newmont Corporation

Proposal One — Election of Directors

MAURA J. CLARK
Independent Director Age: 67 Director Since: April 2020 Board Committees: } Audit

Career Highlights

Maura J. Clark, 67, retired from Direct Energy, a subsidiary of Centrica plc, in March 2014 where she was President of Direct Energy Business, a leading energy retailer in Canada and the United States. Previously, Ms. Clark was Executive Vice President of North American Strategy and Mergers and Acquisitions for Direct Energy. Ms. Clark’s prior experience includes investment banking and serving as Chief Financial Officer of an independent oil refining and marketing company. Ms. Clark has extensive board, Audit Committee, strategic finance and executive leadership experience. Ms. Clark holds a Bachelor of Arts in Economics from Queen’s University. She is qualified as a Chartered Professional Accountant in Canada.

Director Qualifications:

Financial Expertise — Former Chair of the Fortis Audit Committee from May 2021 to May 2025. Formerly served as the Audit Committee Chair of Agrium/Nutrien and Elizabeth Arden. Experience as Managing Director, Investment Banking Division with The Goldman Sachs Group from 2000 to 2003 and as Executive Vice President, Corporate Development & Chief Financial Officer of Premcor Inc. from 1995 to 2000. Prior experience includes investment banking and serving as Chief Financial Officer of an independent oil refining and marketing company. Qualified as a Chartered Professional Accountant.

Executive Management Skills — Former President, Direct Energy Business from 2007 to 2014, during which time revenues grew from $2B to $10B through the expansion of products and services, organic sales, and transformational mergers and acquisitions. Served as Executive Vice President, North American Strategy and M&A for Direct Energy prior to serving as President. Led strategy development and all merger and acquisition activity.

International Experience — Extensive international experience as a Director of multiple international companies, including Nutrien, and formerly Garret Motion and Elizabeth Arden.

Operational and Industry Expertise — Over 25 years of experience in the global energy and natural resources industries. Current service on the Board of Nutrien, the world’s largest producer of potash. Prior Managing Director with Goldman Sachs, where she provided strategic banking and debt financing solutions to clients in the natural resources and industrial sectors, including merchant power, gas and electric utilities, refining, propane, water, chemicals, and industrial businesses. Former CFO of Premcor, an independent refiner and marketer of petroleum products.

Health, Safety, Environmental, and Social Responsibility Experience — Extensive experience as a leader in the energy business managing matters related to regulatory, policy, and social responsibility. Additional experience as a director and as a member of the Governance and Sustainability Committee of Nutrien, the world’s largest provider of crop inputs, services, and solutions. Experience with oversight of cybersecurity as a member of the Fortis Board of Directors.

Compensation Expertise — Experience serving as a member of Nutrien’s Human Resources and Compensation Committee and as a member of Garret Motion’s Compensation Committee and participation in compensation, benefits, and related decisions in senior executive roles.

Board Experience — Service on the Company’s Board of Directors since 2020. Currently also serves on the Board of Fortis, Inc. from 2015 to present, and Nutrien Ltd. and its predecessor company Agrium from 2016 to present. Prior service on the Garrett Motion, Inc. Board from October 2018 to September 2020. Prior service on the Board of Elizabeth Arden Inc. from 2005 to 2016.

2026 Proxy Statement	17

Proposal One — Election of Directors

69 June 2024 „
HARRY M. CONGER
Independent Director Age: 70 Director Since: June 2024 Board Committees: „ Safety and Sustainability

Career Highlights

Harry M. (Red) Conger IV, 70, retired from Teck Resources Limited where he was President and Chief Operating Officer and a Director on the Board from September 2022 to October 2023, having previously joined Teck in September 2020 as Executive Vice President and Chief Operating Officer. Prior to joining Teck, he held the role of President and Chief Operating Officer of Americas at Freeport-McMoRan Inc. Mr. Conger’s experience also included multiple executive roles at Phelps Dodge and operational roles at Kennecott Copper Corporation. Mr. Conger previously served as Chair of the National Mining Association and as Chair of the New Mexico Association of Commerce and Industry, Commissioner of the New Mexico Mining Commission and Director of the Arizona Mining Association. Mr. Conger holds a Bachelor of Science degree in mining engineering from Colorado School of Mines with Postgraduate executive management studies at Duke University Fuqua School of Business, and Whitmore School of Business and Economics at the University of New Hampshire.

Director Qualifications:
CEO/Executive Management Skills — Experience as former President and Chief Operating Officer of Teck Resources and other executive management positions as noted above.

Operational and Industry Expertise — Over 46 years prior experience in the mining industries. President and Chief Operating Officer of Teck Resources and Freeport-McMoRan. Chair of the New Mexico Association of Commerce and Industry, Commissioner of the New Mexico Mining Commission and Director of the Arizona Mining Association. Past Chairman of the National Mining Association. Past Co-Chair of the Society for Mining, Metallurgy & Exploration.

Health, Safety, Environmental, and Social Responsibility Experience — Experienced in regulatory, policy, and social responsibility, with a focus on long-term vision, community relations, safety, change management, and production efficiency. Former Vice President of Quality (Quest for Zero). Co-Chair of Creating Global Prosperity: The Campaign for Mining by the Society for Mining Metallurgy and Exploration. Former commissioner on the New Mexico Mining Commission and the Arizona Water Review Commission. Honored with the 2018 Ankh Award, Copper Man of the Year for leadership in workforce safety and community collaboration, and the 2017 Charles F. Rand Memorial Gold Medal for excellence in community leadership.

International Experience — Extensive international experience as a director of multiple international and multinational mining companies, including Teck Resources, Freeport-McMoRan and Phelps Dodge. Has lived and worked in Santiago, Chile and Vancouver BC, Canada.

Board Experience — Service on the Company’s Board of Directors since June 2024. Former Director of Teck Resources Limited from September 2022 to October 2023. Former Board Member of the National Mining Association (Chairman in 2014 and 2015), Former Co-Chair of initiative Creating Global Prosperity: The Campaign for Mining, Chairman of New Mexico Association of Commerce and Industry and Director of the Arizona Mining Association.

18	Newmont Corporation

Proposal One — Election of Directors

EMMA FITZGERALD
Independent Director Age: 59 Director Since: December 2021 Board Committees: } Safety and Sustainability

Career Highlights

Dr. Emma FitzGerald, 59, retired from Puma Energy International, a global energy business, focused on delivering energy solutions in Central America, Africa and Asia, in 2021 as Chief Executive Officer and Executive Director. Prior to joining Puma Energy, Dr. FitzGerald served as Executive Director of Severn Trent plc, a UK water and waste services business, from 2015 to 2018. From 2013 to 2015 she served as Chief Executive Officer of gas distribution at National Grid plc, a UK utility, and prior to that she spent over 20 years with Royal Dutch Shell in various senior leadership roles in the Downstream businesses. Currently Independent Non-Executive Director of UK National Energy System Operator (NESO) and Seplat Energy plc. Dr. FitzGerald holds a Master of Business Administration from Manchester Business School, and an MA and Doctor of Philosophy in Surface Chemistry/Physics from Balliol College, Oxford University and an Advanced Certificate in Executive Coaching.

Director Qualifications:

CEO/Executive Management Skills — Former Chief Executive Officer of Puma Energy International with extensive international experience running large customer facing industrial, retail, and utilities businesses.

Health, Safety, Environmental, and Social Responsibility Experience — Extensive experience as a thought leader in the energy and water industry in matters related to outcome based regulatory policy, circular economy, and social responsibility. Service on the Energy Transition and Sustainability Committees of Seplat Energy plc. From 2007 to 2010 she played a key role in reshaping Shell’s renewables strategy. From 2013 to 2018, she ran gas distribution and water and waste networks for National Grid and Severn Trent where she successfully positioned them as sustainability thought leaders. She is a portfolio advisor of Oxford Science Enterprises to enable acceleration of innovations to support energy transition and application of smart materials to drive performance.

Operational and Industry Expertise — Over 30 years of experience in driving value creation in international energy and water industries and brings a deep understanding of the complexities of customer facing energy businesses and the extraction sector.

International Experience — Extensive international experience as an executive and a director of multiple international and multinational energy, water, and distribution services companies, including prior experience with Puma Energy International, Royal Dutch Shell, DCC plc, Cookson Group plc, Alent plc and the International Leadership Advisory Board of the Singapore Prime Minister’s Office.

Financial Expertise — In addition to senior executive experience, she was a member of the Remuneration Committee and a former member of the Audit Committee of UPM Kymmene from April 2020 to March 2022 and is a current member of the Finance and Audit Committee and Chair of the Remuneration Committee of Seplat Energy plc.

Board Experience — Service on the Company’s Board of Directors since 2021. Currently also serves on the Board of National Energy System Operator since October 2025 and as a member of the People and Governance Committee and the Operational Effectiveness and Resilience Committee. Current service on the Board of Seplat Energy and as Chair of the Remuneration Committee from 2021 to present. Prior service on the Board of UPM Kymmene Oyj from March 2020 to April 2024. Prior service on the Puma Energy International and Severn Trent plc Boards as an Executive Director, Cookson Group plc, Alent plc, DCC plc Boards as an Independent Non-Executive Director between 2011 and 2021 and the Board of Graphene Manufacturing Group Ltd. from 2022 to November 2023.

2026 Proxy Statement	19

Proposal One — Election of Directors

SALLY-ANNE LAYMAN
Independent Director Age: 52 Director Since: November 2023 Board Committees: } Leadership Development and Compensation

Career Highlights

Sally-Anne Layman, 52, retired from Macquarie Group Limited where she was Division Director and Joint Head of the Perth office of the Metals, Mining & Agriculture Division. Prior to that, Ms. Layman was a Mining Engineer at Mount Isa Mines, Production Engineer and Alternate Underground Manager at Great Central mines, Accountant at Normandy Yandal, and Management Accountant at Western Metals Limited. Ms. Layman holds a Bachelor of Engineering in Mining with Honors from Curtin University, a Bachelor of Commerce from the University of Southern Queensland, a First Class Mine Managers Certificate of Competency from the WA Department of Mines and Petroleum and she is a Certified Practicing Accountant.

Director Qualifications:

International Experience — Roles based in Australia, Canada and USA, and extensive experience, through directorships, in operations in PNG, West Africa, and New Zealand. Also involved in many global M&A and resource financing deals as an investment banker at Macquarie Bank. Ms. Layman has diverse international experience in the resources sector and financial markets.

Executive Management Skills — Previous roles at Macquarie Group Limited, including as Division Director and Joint Head of the Perth office of the Metals, Mining & Agriculture Division.

Operational and Industry Expertise — Over 30 years of international experience in resources and corporate finance. She spent 14 years with Macquarie Group in a range of senior positions, including as Division Director and Joint Head of the Perth office of the Metals, Mining & Agriculture Division. Prior to that, Ms. Layman was a Mining Engineer at Mount Isa Mines, Production Engineer and Alternate Underground Manager at Great Central Mines, Accountant at Normandy Yandal, and Management Accountant at Western Metals Limited.

Compensation Expertise — Experience serving as the Chair of the Remuneration and Nomination Committee of Imdex Ltd, and as a member on the Remuneration & Nomination Committees of Beach Energy, Perseus Mining Ltd, and Gascoyne Resources Limited, including involvement in decisions related to compensation and benefits in senior executive roles.

Health, Safety, Environmental, and Social Responsibility Experience — Director of Beach Energy Limited, Imdex Ltd, and PLS Ltd. and member and/or Chair of committees relating to Health, Safety, Environmental and/or Social Responsibility at Imdex Ltd and PLS Ltd and formerly a member of Beach Energy Limited Risk, Corporate Governance and Sustainability Committee and the Newcrest Mining Limited Safety and Sustainability Committee. Formerly Alternate Underground Manager at Great Central Mines.

Board Experience — Service on Newmont’s Board of Directors since 2023. Currently also serves on the Board of Beach Energy Limited since 2019, as Lead Independent Director since November 2025, as Chair of the Audit and Risk Committee and as a member of the Remuneration and Nomination Committee and former member of the Risk, Corporate Governance, and Sustainability Committee. On the Boards of Imdex Ltd. since 2017 as the Chair of the Remuneration and Nomination and the Sustainability Committees and former Chair of the Audit, Risk, and Compliance Committee and PLS Ltd since 2018 as a member and former Chair of the Sustainability Committee and as current Chair and a member of the Audit and Risk Committee. Previously served on the Board of Newcrest Mining Limited from 2020 to 2023. Previously also served on the Boards of Perseus Mining Limited and Gascoyne Resources Ltd.

20	Newmont Corporation

Proposal One — Election of Directors

JOSÉ MANUEL MADERO
Independent Director Age: 57 Director Since: April 2021 Board Committees: } Safety and Sustainability

Career Highlights

José Manuel Madero, 57, is the Founder and Managing Partner of Bizwp SC, a management consulting firm with a strong focus on advising companies in increasing Social/Financial Profitability based out of Mexico City. From 2015 to 2019, Mr. Madero served as Chief Executive Officer at Grupo Bepensa, a Mexican business conglomerate comprised of 40 companies across the industrial, automotive, financial services, and non-alcoholic and alcoholic beverage sectors and from 2005 to 2015, Mr. Madero held various senior management positions at Monsanto Company. Mr. Madero holds a Bachelor of Science in Mine Engineering from the Colorado School of Mines and a Master of Business Administration in Entrepreneurship and International Business Finance from FW Ollin Graduate School of Business at Babson College.

Director Qualifications:

Financial Expertise — Current member of the Audit Committee of Constellation Brands. Experience as a finance, strategy, and business development executive and consultant and prior service on the board of Vector Casa de Bolsa, a full-service broker dealer and wealth manager with specialized products and services designed for individual investors, companies, institutional funds, and government in Mexico, the U.S. and LATAM.

Executive Management Skills — Former Chief Executive Officer, Grupo Bepensa, across the industrial, automotive, financial services, and non-alcoholic and alcoholic beverage sectors from February 2015 to February 2019. Prior to joining Grupo Bepensa, Mr. Madero served in a number of senior leadership roles at Monsanto Company and Grupo Pulsar. Mr. Madero has proven expertise in successfully running operations throughout Latin America, the United States, EMEA and Australia, while working effectively with local governments and communities to promote economic development. Mr. Madero also has extensive international business development, mergers and acquisitions, and supply chain experience.

International Experience — Founder & Managing Partner of Bizwp SC which provides international finance, strategy, and business development consulting services. From 2005 to 2015, Mr. Madero held a series of senior management roles at Monsanto Company across multiple international locations and functions, including Vice President of International Business Development, President of EMEA (Europe, Middle East, Africa), President of Latin America North, Vice President of Commercial Operations for Latin America South and President of Australia and New Zealand, and was Global Vice President of Supply Chain of Seminis Vegetables Seeds.

Operational and Industry Expertise — Served in engineering operations and superintendent roles with Grupo Mexico, the largest mining business conglomerate in Mexico and a worldwide copper producer.
Health, Safety, Environmental, and Social Responsibility Experience — Extensive experience as a leader in global companies managing matters related to regulatory, policy, and social responsibility.

Board Experience — Service on the Company’s Board of Directors since 2021. Currently also serves on the Board of Constellation Brands, Inc. from 2019 to present and is a member of the Audit Committee. From July 2023 to March 2024, he served as the Interim Board Chair of Constellation Brands, Inc.

2026 Proxy Statement	21

Proposal One — Election of Directors

RENÉ MÉDORI
Independent Director Age: 68 Director since: April 2018 Board Committees: } Audit

Career Highlights

René Médori, 68, retired from Anglo American plc in 2018 where he was Finance Director since 2005. Until 2017, Mr. Médori was a non-executive director of De Beers and Anglo American Platinum Limited. He was a non-executive director of SSE plc until December 2017 and Cobham plc until January 2020. Mr. Médori holds a doctorate in economics and degrees in finance and economics from the Université de Paris-Dauphine, France, and completed the Financial Management Program at the Graduate School of Business, Stanford University.

Director Qualifications:

Financial Expertise — Current Chair of the Audit Committee of Vinci SA. Former Chair of Cobham plc and SSE plc Audit Committees. Significant financial and commercial expertise from capital intensive businesses, supplying products to the oil refining, steel, and mining industries and experience in international finance in the UK, Europe, and the US. Former Finance Director of The BOC Group plc.

International Experience — Extensive international experience as a director of multiple international and multinational mining and energy companies, including Anglo American plc, Petrofac Ltd, SSE plc and The BOC Group plc.

Operational and Industry Expertise — Extensive experience in the global energy and mining industries. Service as a director of Anglo American plc, a global mining company; as a director of Petrofac, a leading international service provider to the oil and gas production and processing industry; and as a director of SSE plc, a Scottish energy company headquartered in Perth, Scotland, United Kingdom.

Health, Safety, Environmental and Social Responsibility Experience — Experience managing matters related to regulatory, policy and social responsibility.

Board Experience — Service on the Company’s Board of Directors since 2018. Currently also serves on the board of Vinci SA since 2018. Formerly served on the boards of Petrofac Ltd (January 2012 - November 2025), Cobham plc, (2017 – 2019) Anglo American plc (2005 – 2017), AngloGold Ashanti (JSE) (2005 – 2017), Anglo American Platinum (JSE) (2005 – 2017), SSE plc (2003 – 2012), and The BOC Group plc (2000 – 2005).

22	Newmont Corporation

Proposal One — Election of Directors

JANE NELSON, CMG
Independent Director Age: 65 Director Since: October 2011 Board Committees: } Safety and Sustainability (Chair) } Corporate Governance and Nominating

Career Highlights

Jane Nelson, 65, is Founding Director of the Corporate Responsibility Initiative at Harvard Kennedy School, and a nonresident senior fellow at the Global Economy and Development Program at the Brookings Institution. From 1993 to 2009, Ms. Nelson was a Director at the International Business Leaders Forum, and a senior advisor until 2013. Ms. Nelson is a former Senior Associate at the Institute for Sustainability Leadership, University of Cambridge and has served on advisory committees to over 45 global corporations, non-governmental organizations, and government bodies since 1992. Ms. Nelson holds a Master of Arts and Bachelor of Arts in Philosophy, Politics and Economics from the University of Oxford and a Bachelor of Science in Agriculture with a major in Economics (cum laude) from the University of Natal (now University of Kwazulu-Natal), South Africa, and is a former Rhodes Scholar. In 2024, she was appointed as a Companion of the Order of St Michael and St George (CMG) in the UK’s New Year Overseas and International Honours List for her services to business and sustainability.

Director Qualifications:

International Experience — Former director at the International Business Leaders Forum; previously worked in the office of the United Nations Secretary-General with the UN Global Compact, and for the World Business Council for Sustainable Development in Africa, for FUNDES in Latin America, and as a Vice President at Citibank working in Asia, Europe, and the Middle East. Previously on the Economic Advisory Board of the International Finance Corporation (IFC), Leadership Council of the Initiative for Global Development, Co-Chair of the World Economic Forum’s Global Future Council on Food Systems Innovation and member of Global Future Councils on Good Governance, Transparency and Anti-Corruption, and on International Governance, Public-Private Cooperation, and Sustainable Development.

Health, Safety, Environmental, and Social Responsibility Expertise — Founding Director of Harvard Kennedy School’s Corporate Responsibility Initiative. Former Co-Chair and Commissioner of the Business Commission to Tackle Inequality and a member of the World Business Council for Sustainable Development’s Imperatives Advisory Board. Co-Chair of the World Economic Forum’s Global Future Council on the Energy Nexus, and former member, World Economic Forum’s Community of Climate Governance Experts. Editor-in-Chief of Cambridge University Forum on Corporate Climate Governance. Senior Fellow, Business Fights Poverty Institute. One of the five track leaders for the Clinton Global Initiative in 2009, leading the track on Developing Human Capital. Expertise in sustainability matters including service as an expert adviser and/or facilitator in the development of a variety of United Nations, World Bank, World Economic Forum, and other initiatives to develop and/or update global frameworks on responsible business conduct in areas ranging from respect for human rights to supporting the Sustainable Development Goals.

Academic Experience — Founding Director, Corporate Responsibility Initiative, senior research fellow, and former adjunct lecturer in Public Policy, Kennedy School of Government, Harvard University. Former lecturer in executive education programs at Harvard Business School and Harvard’s Advanced Leadership Initiative and visiting lecturer in sustainability for Schwarzman Scholars program at Tsinghua University. Nonresident senior fellow at the Brookings Institution and a former senior associate at Cambridge University’s Institute for Sustainability Leadership. Is the author or editor of seven books and over 100 publications on corporate responsibility, sustainability, public private partnerships, and the role of business in global development, including the Academy of Management’s 2015 Best Book Award in the Social Issues in Management Division.

Industry Expertise — Previous service on ExxonMobil’s External Sustainability Advisory Panel, GE’s Sustainability Advisory Council; and Independent Advisory Panel, International Council on Mining and Metals Resource Endowment initiative; former external adviser to World Bank Group on social impacts in mining, oil, and gas sector.

Board Experience — Service on the Company’s Board of Directors since 2011. Currently also serves on the Board of South32 since May 2023. Prior service on the Board of the Abraaj Group, FSG, SITA (now part of SUEZ group), and the World Environment Center (now an Emeritus Director).

2026 Proxy Statement	23

Proposal One — Election of Directors

JULIO M. QUINTANA
Independent Director Age: 66 Director Since: October 2015 Board Committees: } Leadership Development and Compensation (Chair) } Corporate Governance and Nominating

Career Highlights

Julio M. Quintana, 66, retired from Tesco Corporation in 2014 as President and Chief Executive Officer and as a Director from September 2004 to May 2015. From 2004 to 2005, Mr. Quintana served as Tesco’s Executive Vice President and Chief Operating Officer. From 1999 to 2004, Mr. Quintana served in various executive roles for Schlumberger Technology Corporation. Prior to joining Schlumberger, Mr. Quintana spent nearly 20 years in the oil and gas exploration and production business in various operational roles for Unocal Corporation. Mr. Quintana holds a Bachelor of Science degree in Mechanical Engineering from the University of Southern California, Los Angeles and is a licensed professional petroleum engineer in the State of California.

Director Qualifications:

CEO/Executive Management Skills — Experience as former President and Chief Executive Officer of Tesco Corporation, a public company listed on NASDAQ, and other executive management positions noted above.

Operational and Industry Expertise — Over 40 years of experience in various aspects of the oil and gas exploration and production industry, including strong experience in upstream operations, a deep understanding of drilling and asset management technologies as former President and Chief Executive Officer and as Executive Vice President and Chief Operating Officer of Tesco Corporation, former Vice President of Exploitation of Schlumberger and as a current director of SM Energy since 2006.

International Experience — Extensive senior executive experience working with multinational drilling and exploration operations, including with Tesco Corporation and Schlumberger. Prior to Schlumberger, worked for almost 20 years in various operational roles for Unocal Corporation, a global petroleum exploration and production company.

Technology and Innovation Expertise — Experience in senior operating and exploration roles. Served as chair of Newmont’s former Advisory Innovation and Technology Committee in 2019 and 2020, which assisted with matters of innovation and technology in support of the Company’s strategy and initiatives. Received a certificate in cyber-risk oversight from National Association of Corporate Directors.

Financial Experience — Extensive financial management experience in senior executive roles and as a member of the Audit Committee for SM Energy, Basic Energy Services and California Resources Corporation.

Compensation Expertise — Experience serving as a member and current Chair of the Company’s Leadership Development and Compensation Committee and as a member of SM Energy’s and Basic Energy’s Compensation Committees. Participation in compensation, benefits, and related decisions in senior executive, public company roles.

Board Experience — Service on the Company’s Board of Directors since October 2015. Current service on the Board of SM Energy Company since January 2006 including as Chairman since May 2023; and on the Board of Calumet, Inc. since June 2025. Former Chair of Basic Energy Services (Director December 2016 to October 2021 and Chair from September 2019 to October 2021). Former director of Tesco Corporation and California Resources Corporation.

24	Newmont Corporation

Proposal One — Election of Directors

[63] Nominee „
DAVID T. SEATON
Independent Director Age: 64 Director Since: April 2025 Board Committees: Audit

Career Highlights

David T. Seaton, 64, retired from Fluor Corporation as Chair and Chief Executive Officer in 2019. He became CEO and joined Fluor’s Board of Directors in February 2011 and was elected to the role of Chair of the Board in February 2012. Prior to that, Mr. Seaton held numerous positions in both operations and sales globally since joining Fluor Corporation in 1985, including as Chief Operating Officer. Mr. Seaton holds a Bachelor of Arts Degree and an Honorary Doctoral Degree in Business Administration and Management from the University of South Carolina, is a graduate of the Thunderbird School of Global Management International Management Program, and Wharton School of the University of Pennsylvania Advanced Management Program.

Director Qualifications:

CEO/Executive Management Skills — Extensive senior executive experience as former Chair and Chief Executive Officer of Fluor Corporation, a multinational engineering and construction company, and various other leadership roles.

Large-Scale Project Development Expertise — Over 30 years of experience in the global engineering construction industries, including in various roles with Fluor Corporation. He also served as a senior advisor for the Boston Consulting Group’s Infrastructure Practice and 8VC Enterprises LLC.

International Experience — Extensive senior executive experience working on global engineering and construction as the former Chief Executive Officer and Chief Operating Officer of Fluor Corporation. He has served in leadership positions of numerous business associations, including the Business Roundtable, the International Business Council, the American Petroleum Institute, and the U.S.-Saudi Arabian Business Council.

Financial Expertise — Extensive financial management experience in senior executive roles and as a member of the Audit Committee for The Mosaic Company. Global capital project experience in executive roles.

Health, Safety, Environmental, and Social Responsibility Experience — Experience managing matters related to regulatory, policy, and social responsibility in executive roles. Currently the Public Policy, Safety, and Environment Committee Chair of Conoco Phillips. Former Chair of the National Association of Manufacturers and the National Board of Governors of the Boys and Girls Clubs of America. Prior service on Public Policy and Sustainability Committee of ConocoPhillips.

Board Experience — Service on the Company’s Board of Directors since April 2025. Also serves on the Boards of Directors of ConocoPhillips, one of the world’s largest independent energy & petroleum companies since March 2020 and The Mosaic Company, one of the world’s leading integrated producers of concentrated phosphate and potash, since April 2009. Prior service on the board of Fluor Corporation from February 2011 to May 2019, having served as Chair from February 2012 to May 2019.

2026 Proxy Statement	25

Proposal One — Election of Directors

NATASCHA VILJOEN
President and Chief Executive Officer Age: 55 Director Since: January 2026 Board Committees: ▶Executive-Finance

Career Highlights

Natascha Viljoen, 55, is President and Chief Executive Officer and joined Newmont's Board of Directors on January 1, 2026. Ms. Viljoen was promoted to President and Chief Operating Officer in May 2025, having previously served as Executive Vice President and Chief Operating Officer since October 2023. As President, she led the Company's global operations, projects and studies, and health, safety, security, and environmental teams, while driving strong operating results and guiding Newmont's strategic direction. Prior to joining Newmont, Ms. Viljoen served as Chief Executive Officer of Anglo American Platinum (now Valterra Platinum) in South Africa from 2020, having previously held operating and technical positions within the organization, including Group Head of Processing. She also spent six years at Lonmin, serving on the executive committee as Executive Vice President of Processing with responsibility for sustainability and other corporate functions. Ms. Viljoen holds an Executive MBA from the University of Cape Town and a Bachelor of Engineering from North-West University in South Africa.

Director Qualifications:

CEO/Executive Management Skills — Currently serving as Newmont’s President and Chief Executive Officer. Extensive leadership experience in prior roles with Newmont and previously Chief Executive Officer with Anglo American Platinum (now Valterra Platinum) and a member of the Anglo American plc Group Management Committee. Held leadership positions at Anglo American, BHP and Lonmin, earning a reputation for safety leadership, operational discipline, and building high-performance teams.

Operational and Industry Expertise — More than 30 years of international mining experience with senior leadership roles across multiple commodities and continents. Has worked in diverse roles leveraging processing activities as an integral part of the value chain, focusing on near-term cash generation and long-term sustainable value creation. Brings hands-on experience working with operators and maintainers in mining and processing, including at Lonmin where she served on the executive committee as Executive Vice President of Processing. Demonstrated track record of delivering sustainable value by unlocking value of mineral endowments through intelligent plant technologies and step-change innovations.

International Experience — Extensive senior executive experience working with multinational mining operations in South Africa, Zimbabwe, Botswana, Ghana, Mexico, Suriname, Canada, USA, Australia, Papua New Guinea, Peru, Brazil, Chile, and Argentina.

Health, Safety, Environmental, and Social Responsibility Experience — Strong commitment to improving safety and productivity through implementation of safety culture programs. Passionate leader in numerous safety and environmental initiatives and for the advancement of the role of mining as a force for good.

Labor and Compensation Expertise — Extensive labor relations and compensation experience in various senior executive roles including responsibility for managing a team of more than 25,000 employees and six owned and joint venture mining operations with an integrated value chain and down-stream processing across two countries. Since joining Newmont as Chief Operating Officer in 2023, has overseen all of the Company’s operations, with a focus on integration of acquired assets, portfolio optimization, and talent development across the Company’s global footprint.

Board Experience — Service on the Company’s Board of Directors since January 2026. Former service on the Boards of Anglo American Platinum from April 2020 to September 2023 and Kumba Iron Ore from February 2016 to March 2017.

26	Newmont Corporation

Proposal One — Election of Directors

Independence of Directors

The Board affirmatively determines the independence of each Director. For each individual deemed to be independent, the Board has determined (a) that there is no relationship with the Company, or (b) the relationship is immaterial. The Board has considered the independence standards of the New York Stock Exchange and adopted the additional categorical independence standards described below.

The Board has determined the relationships that fall within the standards described in its independence standards are categorically immaterial. As such, provided that no law, rule, or regulation precludes a determination of independence, the following relationships are not considered to be material relationships with the Company for purposes of assessing independence: service as an officer, executive director, employee, or trustee or greater than five percent beneficial ownership in: (i) a supplier of goods or services to the Company if the annual sales to the Company are less than $1 million or two percent of the gross revenues or sales of the supplier, whichever is greater; (ii) a lender to the Company if the total amount of the Company’s indebtedness is less than one percent of the total consolidated assets of the lender; (iii) a charitable organization if the amount of the Company’s total annual charitable contributions to the organization is less than $1 million or two percent of that organization’s total annual gross receipts (excluding any amounts received through the Company’s employee matching program for charitable contributions), whichever is greater; or (iv) any relationship arising out of a transaction, or series of transactions, in which the amount involved is less than $120,000 in aggregate during the last three years. For the avoidance of doubt, the foregoing is intended to identify certain (but not all) relationships which are not considered material relationships for purposes of assessing independence. Any relationships falling outside of those categories are not necessarily deemed material, but rather they will be specifically considered by the Corporate Governance and Nominating Committee and the Board in connection with individual independence determinations.

In making its independence determinations, the Board specifically considered the circumstances described below.

Mr. Boyce serves as the Chair of the advisory board for the University of Arizona’s Lowell Institute for Mineral Resources. Mr. Boyce is not an employee of the Lowell Institute, and the advisory board is not compensated for such service. The Company donated less than $1,000,000 to the Lowell Mineral Institute in the three most recent fiscal years. Mr. Boyce’s appointment to the advisory board was not related to Newmont’s donations or involvement. The Company’s donation reflects its interest in promoting technological mining research and advancing the sustainable development of mineral resources. The relationship with the Lowell Institute meets the NYSE categorical independence standard, which provides that donations do not constitute payments to tax exempt organizations for purposes of this standard, provided that a company discloses any payments to any organization where its director serves as an executive officer if the total amount of the Company’s annual charitable contributions to the organization is less than $1 million or two percent of that organization’s total annual gross receipts, whichever is greater. The Corporate Governance and Nominating Committee and the Board have considered these circumstances and determined that the donation does not constitute a material relationship with the Company that would affect independence, and that no employment relationship or other financial, personal or other relationship exists that might influence a reasonable person’s objectivity.

Ms. Layman serves as a non-executive director at Imdex Limited (“Imdex”), which, indirectly through its subsidiaries, provides certain mining and drilling technology solutions to the Company. Ms. Layman is not an employee of Imdex. The relationship with Imdex was considered by the Corporate Governance and Nominating Committee and the Board and determined to meet the NYSE categorical independence standard, which provides that service as an employee of a supplier of goods or services is not considered to be a material relationship for purposes of assessing independence if the annual sales to the Company are less than $1 million or two percent of the gross revenues or sales of the supplier, whichever is greater. Given that the relationship arises only as a result of Ms. Layman’s position as an independent director and that no employment relationship or other financial, personal or other relationship exists that might influence a reasonable person’s

2026 Proxy Statement	27

Proposal One — Election of Directors

objectivity, the Corporate Governance and Nominating Committee and the Board determined that the relationship was not material for independence purposes.

Mr. Brook serves as a non-executive director at Dyno Nobel Limited (formerly known as Incitec Pivot Limited), which, indirectly through its subsidiaries and joint ventures, engages in commercial transactions with the Company related to the supply of explosives. Mr. Brook is not an employee of Dyno Nobel Limited. The relationship was considered by the Corporate Governance and Nominating Committee and the Board and determined to meet the categorical NYSE independence standard, which provides that service as an employee of a supplier of goods or services is not considered to be a material relationship for purposes of assessing independence if the annual sales to the Company are less than $1 million or two percent of the gross revenues or sales of the supplier, whichever is greater. Given that the relationship arises only as a result of Mr. Brook’s position as an independent director and that no employment relationship or other financial, personal, or other relationship exists that might influence a reasonable person’s objectivity, the Corporate Governance and Nominating Committee and the Board determined that the relationship was not material for independence purposes.

Ms. Nelson serves as a non-executive director at South32, which is a producer of bauxite, alumina, aluminum, copper, silver, lead, zinc, nickel, metallurgical coal, and manganese at certain operations in Australia, Southern Africa, and South America. Ms. Nelson is not an employee of South32. The relationship with South32 meets the NYSE categorical independence standard and was considered by the Corporate Governance and Nominating Committee and the Board. Certain mining leases at Newmont’s Boddington operations are held by the Worsley Joint Venture, which is owned by South32, and subleased to the Company. Such lease arrangements predate Ms. Nelson’s appointment to both the Newmont and South32 Board, and she receives no direct or indirect benefit from such arrangement. In 2025, Newmont made payments to the Worsley JV related to the waiver of certain rights within the cross-operational agreement that confers priority to the bauxite operations at the Boddington mine. The Corporate Governance and Nominating Committee has considered this relationship and determined that South32 has not received payments from the Company exceeding 2% of gross revenues of South32 in any of the last three fiscal years. To the extent that any transactions with or related to South32 are considered by the Board, Ms. Nelson will abstain from voting on the matter and recuse herself from any such session to ensure no conflict. Given that the relationship arises only as a result of Ms. Nelson’s position as an independent director and that no employment relationship or other financial, personal, or other relationship exists that might influence a reasonable person’s objectivity, the Corporate Governance and Nominating Committee and the Board determined that the relationship was not material for independence purposes.

Based on the foregoing analysis, the Board has determined that all current members of the Board, other than the President and Chief Executive Officer, are independent.

The Board has determined that the following nominees for election pursuant to Proposal One are independent:

Gregory H. Boyce	Emma FitzGerald	Jane Nelson
Bruce R. Brook	Sally-Anne Layman	Julio M. Quintana
Maura J. Clark	José Manuel Madero	David T. Seaton
Harry M. (Red) Conger	René Médori

Natascha Viljoen, our President and Chief Executive Officer, is the only current director who is not deemed independent in accordance with the NYSE Rules due to her role as Newmont’s President and Chief Executive Officer. In addition, the Board determined that Philip Aiken AM and Susan N. Story, who served as directors until April 30, 2025, were independent during the time they served as directors.

28	Newmont Corporation

COMMITTEES OF THE BOARD OF DIRECTORS AND ATTENDANCE

Attendance at Meetings

During 2025, the Board of Directors held 10 meetings and Committees of the Board held a total of 24 meetings. No member of the Board attended fewer than 75% of the aggregate of the total number of meetings of the Board (held during the period for which he or she was a director) and the total number of meetings held by all committees of the Board on which such director served (held during the period that such director served). Overall attendance by incumbent Director nominees at meetings was 98%. Attendance virtually by telephone, video conference, or other remote manner has been permitted at the discretion of the Corporate Governance and Nominating Committee. It is the policy and practice of Newmont that nominees for election at the Annual Meeting of Stockholders attend the meeting. All of the Board members at the time of the 2025 Annual Meeting of Stockholders attended the meeting virtually and were available through the virtual meeting platform to respond to stockholder questions during the Annual Meeting.

Executive Sessions of the Board

Each Board meeting typically includes the President and CEO meeting in executive session with fellow directors without other members of management or the executive leadership team present. Additionally, an executive session of our independent directors is held during each regularly scheduled Board meeting later in the meeting, without any members of Newmont’s management present, including the CEO. These executive sessions promote an open dialogue and discussion of matters in a manner that is independent of management. Independent director executive sessions were held at each regularly scheduled meeting in 2025.

Board Committees

The Board of Directors has, in addition to other committees, Audit, Leadership Development and Compensation, Corporate Governance and Nominating, and Safety and Sustainability Committees. All members of these four Committees are independent, as defined in the listing standards of the New York Stock Exchange and Newmont’s Corporate Governance Guidelines.

The current members of these Committees and the number of meetings held in 2025 are shown on the following pages.

Other Committees

In addition to the four core Board committees, Newmont’s By-Laws also established the authority of the Executive-Finance Committee to support the Board in the execution of its duties and responsibilities. The Executive-Finance Committee meets on an as-needed basis and performs transaction, expense and project reviews and also provides administrative approvals between regular meetings of the Board. This Committee is chaired by the Chair of the Board, Mr. Boyce, and its members include the Chair of the Audit Committee, Mr. Brook, and the President and Chief Executive Officer, Ms. Viljoen.

2026 Proxy Statement	29

Committees of the Board of Directors and Attendance

Committee Memberships

Membership below is reflected as of March 2026.

Audit Committee(1)(2)
MEMBERS	Bruce R. Brook, Chair Maura J. Clark René Médori David Seaton	MEETINGS IN 2025: 6

Functions of the Committee

} assists the Board in its oversight of the integrity of the Company’s financial statements

}
assists the Board in its oversight of the Company’s compliance with legal and regulatory requirements and corporate policies and controls, including controls over financial reporting, computerized information systems, cybersecurity and artificial intelligence risks

} provides oversight of the Company’s internal audit function

} authority to retain and terminate the Company’s independent public accounting firm

} pre-approves auditing and non-auditing services to be rendered by the Company’s independent auditors and related fees

} evaluates the independence and objectivity of the independent auditors

} please refer to “Report of the Audit Committee”

(1) While all of the Audit Committee members are considered financially literate, the Board of Directors has determined that each of Bruce R. Brook, Maura J. Clark, René Médori, and David Seaton is an Audit Committee Financial Expert, as a result of their knowledge, abilities, education, and experience. Each of Mr. Brook, Ms. Clark, Mr. Médori, and Mr. Seaton is an independent Director.

(2) No Committee member will serve on the audit committees of more than two other public companies unless the Board determines that such service does not impair the ability of such member to serve on the Company’s Audit Committee.

Leadership Development and Compensation Committee
MEMBERS	Julio M. Quintana, Chair Gregory H. Boyce Sally-Anne Layman	MEETINGS IN 2025: 6

Functions of the Committee

} reviews and approves structure, components and other elements of our compensation and benefits for the Company’s Executive Officers, subject to ratification by the full Board for CEO compensation

} reviews executive talent development strategy, including global inclusion

} reviews awards of stock-based compensation, which for the CEO are subject to ratification by the full Board of Directors

} please refer to “Compensation, Discussion and Analysis” and the “Report of the Leadership Development and Compensation Committee on Executive Compensation”

30	Newmont Corporation

Committees of the Board of Directors and Attendance

Corporate Governance and Nominating Committee
MEMBERS	Gregory H. Boyce, Chair Bruce R. Brook Jane Nelson Julio M. Quintana	MEETINGS IN 2025: 7

Functions of the Committee

} assists the Board in senior independent director and Chair succession planning and proposes slates of Directors to be nominated for election or re-election

} evaluates management recommendations for elections of officers
,
} conducts evaluations, in coordination with the Leadership Development and Compensation Committee, of the performance of the CEO and reviews CEO succession planning

} reviews and makes recommendations to the Board regarding non-employee Director compensation

} periodically reviews the organization, size, operation, practice, and tenure policies of the Board

} makes recommendations to the Board regarding the evaluation of the independence of each Director

} develops and reviews with the Board procedures for annual Board, Director Peer, and Committee evaluations

} annually considers the establishment and membership of committees of the Board, delegation of authority to such committees, leadership of such committees, and qualifications of committee members

} advises Board of corporate governance issues

Safety and Sustainability Committee
MEMBERS	Jane Nelson, Chair Harry M. Conger IV Emma FitzGerald José Manuel Madero	MEETINGS IN 2025: 4

Functions of the Committee

} provides advice, counsel, and recommendations to the Board in its oversight of health, safety, loss prevention and operational security issues and management of risks related thereto

} assists the Board in its oversight of sustainable development, social and environmental management and affairs

}
assists the Board in furtherance of its commitments to adoption of best practices in promoting a healthy and safe work environment, and environmentally sound and socially responsible resource development including in connection with water management, climate change and carbon emissions

} reviews with management the Company’s policies and practices designed to accomplish the Company’s goals and objectives relating to safety and sustainability

2026 Proxy Statement	31

CORPORATE GOVERNANCE

Key Corporate Governance Practices

We have corporate governance standards and practices designed to create long-term value for our stockholders and positive influences on the governance of the Company. Our key corporate governance practices include:

✓	Independent Chair and Board (other than CEO)	✓	Strong Director Attendance Record
✓	Commitment to Board Refreshment	✓	Active Stockholder Outreach
✓	Annual Board and Committee Evaluations	✓	Voluntarily Adopted Proxy Access
✓	Annual Director Elections	✓	Stockholder Right to Call Special Meetings
✓	Majority Voting in Uncontested Director Elections	✓	Stockholder Right to Act by Written Consent
✓	Director Overboarding Policy	✓	No Stockholder Rights Plan

Corporate Governance Guidelines and Charters

Newmont has adopted Corporate Governance Guidelines that outline important policies and practices regarding the governance of the Company. In addition, the Board has adopted a charter for each of the committees, outlining responsibilities and operations. As part of our standard governance practices, the Corporate Governance Guidelines and the charters are reviewed annually.

The Corporate Governance Guidelines and the charters are available on our website at http://www.newmont.com/ about-us/governance-and-ethics/.

Director Orientation and Education

The Corporate Governance and Nominating Committee establishes and oversees director orientation and continuing education programs. Newmont’s on-boarding program for new directors includes a discussion of a broad range of topics, including the background of the Company, the Board and its governance model, long-term strategy and business operations, financial statements, business plan and capital structure, capital allocation strategy, asset strategy, key industry and competitive factors, risk management systems, legal, business integrity and ethical responsibilities of the Board, human capital strategy, energy and decarbonization strategy, tailings management, cybersecurity strategy and programs, executive compensation strategy and programs, as well as other matters relevant to the ability of a new director to meet their responsibilities. The program also includes meetings with new directors and members of the senior management team. Our directors are expected to keep current on issues affecting Newmont and the mining industry and on developments with respect to their general responsibilities as directors. The Company will either provide or pay reasonable expenses for ongoing director education to enable them to perform their duties as directors. Ongoing director training includes presentations by senior management, its principal officers, and its internal and independent auditors, as well as outside advisors and experts. New and current directors are also encouraged to visit the Company’s operating sites to further their understanding of the business in the future.

32	Newmont Corporation

Corporate Governance

Board Leadership and Independent Chair

Choosing the right leadership for the Board is an important responsibility. The Board of Directors selects the Chair of the Board in the manner and upon the criteria that it deems best for the Company at the time of selection, considering the current and future strategic and governance needs of the business. The Corporate Governance and Nominating Committee makes recommendations to the Board in connection with succession to the role of the Chair of the Board, and reviews director succession and leadership planning as a component of the Committee’s regular agenda.

The Board believes that its current leadership structure, in which the roles of Chair and CEO are separated, best serves the Board’s ability to carry out its roles and responsibilities on behalf of Newmont stockholders, including its oversight of management, and Newmont’s overall corporate governance. The Board also believes that the current structure allows our CEO to focus on managing the business, while leveraging our independent Chair’s experience to drive accountability at the Board level.

The independent non-executive Chair serves as liaison between the CEO and the other independent Directors, approves meeting agendas and schedules and notifies other members of the Board regarding any significant concerns of stockholders or interested parties of which she or he becomes aware. The Chair presides at all Board meetings, all independent Directors sessions scheduled at each regular Board meeting and stockholders’ meetings and provides advice and counsel to the CEO.

The Corporate Governance and Nominating Committee established a long-term Board leadership succession planning process and has a distinguished pool of exceptionally experienced directors with a wide array of experience, skills and qualifications.

Upon the recommendation of the Corporate Governance and Nominating Committee and with the full support of the Board, Gregory Boyce has led our Board since 2021 as Independent (Non-Executive) Chair and is expected to continue to serve in the role following the 2026 Annual Meeting. Our Senior Independent Director serves as liaison between the Corporate Governance and Nominating Committee, the CEO and the other Independent Directors to support the Chair appointment and succession planning, as well as annual Chair compensation reviews, Chair evaluations and other relevant corporate governance matters. Bruce R. Brook has served in the role of Senior Independent Director since April 2021 and is expected to continue to hold the role following the 2026 Annual Meeting.

Board Oversight of Risk Management

While our management is responsible for the day-to-day management of risk, our Board and its Committees are actively engaged in overseeing our strategy and take an active role in key risk oversight. The Board oversees the strategic direction of the Company, and in doing so considers the potential opportunities and risks of our business, and monitors the development and management of risks that impact our strategic goals. The Board and its Committees receive regular reports and updates from management regarding the Company’s top risks. In its risk oversight role, the Board reviews with appropriate members of management whether the risk management processes designed and implemented by management are adequate in identifying, assessing, managing, and mitigating material risks facing the Company. The Board believes that full and open communication between senior management and the directors is essential to effective risk oversight. For example, our independent Chair and our CEO meet regularly to discuss a variety of matters, including business strategies, opportunities, key challenges and risks facing the Company, as well as management’s risk mitigation strategies. Our Senior Independent Director and Audit Chair also meet regularly with senior management responsible for risk management systems.

2026 Proxy Statement	33

Corporate Governance

The Board has tasked designated Committees of the Board with oversight of certain categories of risk management, and the Committees report to the Board regularly on these matters. Examples are set forth below:

As noted in our Corporate Governance Guidelines, one of the primary responsibilities of the Board is to review the process in place to identify major risks facing the Company and assess and review options for their mitigation in order to create long-term value for stockholders and other stakeholders. The Board has the opportunity to address key risks at each Board meeting in connection with its regular review of strategy, significant operational, financial, and business developments. The Board reviews risks arising out of specific significant transactions when these transactions are presented to the Board for review or approval. Significant operational risks that relate to ongoing business operations are the subject of regularly scheduled reports to either the full Board or one of its committees. Each of the Board’s committees address risks that fall within the committee’s areas of responsibility as outlined above. The operational risks periodically reviewed by committees are also reviewed by the entire Board when a committee or the Board determines this is appropriate. The independent Chair promotes effective communication and consideration of matters presenting significant risks to the Company by developing the Board’s meeting agendas, advising committee chairs, chairing meetings of the Board and facilitating communications between independent Directors and the Chief Executive Officer including in executive sessions.

34	Newmont Corporation

Corporate Governance

Oversight of the Company’s long-term strategy and business plan is a key priority for the Board of Directors. The Board holds an annual multi-day session for a strategy deep-dive. The Directors work closely with the Executive Leadership Team to review and provide oversight of the Company’s strategy and the potential risks and opportunities of the business. In addition, the CEO and Executive Leadership Team provide updates on the Company’s strategy, industry landscape, and key issues during at least each quarterly Board meeting. The Chair also allocates significant time on the meeting agenda for discussion and reflections. This is done to ensure that strategic oversight remains a dynamic and ongoing collaboration, which drives accountability and provides management with insights from our Board on a regular basis as they execute on the Company’s strategy.

The Board of Directors relies upon the Chief Executive Officer, Chief Financial Officer, and Executive Leadership Team to oversee the risk management activities within the Company, each of whom may provide reports directly to the Board of Directors and certain Board Committees, as appropriate. For example, the primary responsibility for financial and other reporting, internal controls, compliance with laws and regulations, and ethics rests with the management, subject to review and oversight by the Audit Committee and the Board. The Company has a Risk Management System (“RMS”), which utilizes a global cross-functional team approach supported by robust functional risk workshops. Our Executive Leadership Team receives RMS reports regularly and has also engaged in a top-down enterprise risk review and analysis. The Chief Financial Officer has direct accountability for RMS and reviews the RMS framework with the Audit Committee and RMS key risk reporting with the Board. RMS reporting objectives and cadence include, but are not limited to, reporting on the risk management process and risk findings to the Disclosure Committee on a quarterly basis, the Executive Leadership Team, the Audit Committee and the Safety and Sustainability Committee regularly, and to the full Board of Directors on at least an annual basis.

As a component of long-term strategy, the Board also oversees safety and sustainability strategy and holds management accountable for performance, including by assessing how sustainability is integrated into the business by management at all levels. The Safety and Sustainability Committee assists the Board in oversight of and consideration of risks relating to sustainability matters and has authority to investigate and review key sustainability matters and performance. As part of this oversight the Safety and Sustainability Committee reviews Newmont’s Energy and Climate Strategy, the Annual Sustainability Report and Climate Report each year. Other Board committees maintain oversight of other sustainability matters such as corporate governance at Corporate Governance and Nominating Committee, compensation measures related to sustainability at Leadership Development and Compensation Committee, and anti-corruption, ethical conduct, taxes and royalties and cybersecurity at Audit Committee, among other matters.

The Board and Audit Committee receive reports on information technology (“IT”) risks, including artificial intelligence, cybersecurity, third party, and data security risks. Our Audit Committee, comprised of independent directors from our Board, oversees the responsibilities relating to the operational (including IT risks and data security) risk affairs of the Company. Our Audit Committee is informed of such risks through quarterly reports from our cybersecurity leadership and it reports any material findings and recommendations to the full Board for consideration. Day-to-day management of data security is currently the responsibility of our Group Head, Digital and Head, Digital Security & Risk, who work in close collaboration with our Chief Technical Officer. Management, with support from an independent third party, regularly assesses the Company’s cybersecurity risks, including an annual maturity assessment aligned with the National Institute of Standards and Technology (NIST) cybersecurity framework, to guide mitigation and remediation efforts, and inform strategic risk priorities. Management also conducts regular information security training and phishing tests with the workforce. Refer to our Annual Report on Form 10-K for the year-ended December 31, 2025, under Part 1, Item 1C. Cybersecurity for additional information on the Company’s approach to cybersecurity risk management, strategy, and governance.

2026 Proxy Statement	35

Corporate Governance

Board, Committee and Director Assessment

The Board and each of its Committees have a robust annual self-evaluation process.

ANNUAL REVIEWS	In alignment with the Company’s Corporate Governance Guidelines, the Corporate Governance and Nominating Committee leads the Board in its annual review process, which includes:
} The Board assessment of the performance and effectiveness of the Board and its Committees
} Committee assessments and charter reviews
} Director peer evaluations of individual Director performance

These assessments are typically conducted annually using a Board and Committee self-assessment process that focuses on numerous aspects of corporate governance and Director duties and responsibilities. Individual questionnaire evaluations by each Board member are conducted on a confidential and anonymous basis.

To enhance the review process, the Board engages the services of an independent third party on a periodic basis as determined by the Corporate Governance and Nominating Committee. The last such review was completed for 2023.

OUTCOME	Each Committee of the Board, as well as the full Board of Directors, concluded effective operations by the Board and Committees.
FOLLOW-UP

The Chair and the Corporate Governance and Nominating Committee use these results in conjunction with the assessment of the skills and characteristics of Board members, as well as in connection with making recommendations to the Board regarding the slate of directors for inclusion in the Company’s Proxy Statement for election at the Annual Meeting of Stockholders.

The Chair also conducts candid, one-on-one discussions with each independent Director regarding observations and suggestions, if any, from the peer evaluations and presents the findings of the annual Board self-assessment to the full Board in executive session for discussion.

Policies and practices of the Board are updated per the evaluation results as appropriate. Director suggestions for improvements to the questionnaires and evaluation process are incorporated.

AREAS OF FOCUS
Among other topics, the Board evaluations typically focus on:
} the Board’s overall responsibilities and effectiveness
} oversight of business strategy and strategic planning process
} structure and composition of the Board (including organization, size, operation, and tenure policies)
} the Board culture (both in executive session, as well as in connection with management and advisors)
} oversight of risk strategy and risk management systems
} oversight of the Company’s key issues and opportunities
} the adequacy and quality of information provided to the Board
} the allocation of the Board’s meeting time and priorities
} the overall Board policies, processes and procedures

36	Newmont Corporation

Corporate Governance

Process for Selecting New Directors

We have established a process for identifying and nominating Director candidates that has resulted in the election of a highly qualified and dedicated Board of Directors.

1	SOURCE CANDIDATE	Candidate Pool from
		} Independent search firms } Independent directors	} Stockholders } Management referrals
2	IN-DEPTH REVIEW	By the Committee
		} Skills matrix } Strategic business priorities } Board succession planning } Screen qualifications	} Diversity } Independence and potential conflicts } Meet with director candidates
3	RECOMMEND	Selected Candidates for Appointment to our Board
4	REVIEW	Full Board
5	SELECT DIRECTOR(S)

The Board of Directors has determined that Directors should possess the following minimum qualifications: (a) the highest personal and professional ethics, integrity, and values; (b) commitment to representing the long-term interest of stockholders; (c) broad experience at the policy-making level in business, government, education, technology, or public interest; and (d) sufficient time to effectively fulfill duties as a Board member. The Board recommends qualified individuals who provide the mix of director skills, characteristics, experiences, backgrounds, and perspectives appropriate for the Company.

The Corporate Governance and Nominating Committee carefully evaluates the expertise and needs of the Board to determine the Board’s membership and size. This evaluation includes the selection of candidates to serve on the Board to ensure the range of skills, qualifications, and experiences needed is considered, as well as the Company’s strategy and oversight priorities.

As the Corporate Governance and Nominating Committee identifies the need to add new Board members, the Chair coordinates the search for qualified candidates with input from management and other Board members. Additionally, an independent third-party search firm assists the Corporate Governance and Nominating Committee with its recruitment efforts. The Corporate Governance and Nominating Committee screens and recommends candidates for nomination by the full Board.

The Corporate Governance and Nominating Committee would consider candidates submitted by stockholders on the same basis as any other candidate. Any stockholder proposing a nomination should submit such candidate’s name, along with curriculum vitae or other summary of qualifications, experience and skills to the Corporate Secretary, Newmont Corporation, 6900 E. Layton Avenue, Suite 700, Denver, Colorado 80237 USA (attention: Logan Hennessey).

2026 Proxy Statement	37

Corporate Governance

Board Size

Newmont’s By-Laws provide that the size of the Board may range from eight (8) to seventeen (17) members. The Corporate Governance and Nominating Committee considers strategic oversight priorities of Newmont’s current business and operations, as well as investor feedback on Board size and governance. The Corporate Governance and Nominating Committee aims for the right balance between ensuring diverse and broad expertise, perspectives and skills and promoting robust dialogue, accountability and efficiency. Based upon an assessment in early 2025, which included feedback from the other members of the Board, the Board believes that a size of ten (10) to twelve (12) directors will best serve the needs of the Company in the current environment and strikes the appropriate balance between promoting robust dialogue and accountability and ensuring diverse expertise, perspectives, and skills.

Retirement, Tenure and Board Refreshment

The Corporate Governance and Nominating Committee of the Board regularly considers director succession planning and the long-term make-up of our Board, including how the members on our Board will change over time.

The Company’s retirement policy for non-employee Directors in the Corporate Governance Guidelines (the “Guidelines”) provides that no director will stand for election or re-election if such director: (i) will have reached the age of 75 as of the date of the upcoming Annual Meeting of Stockholders; or (ii) will have reached 15 years of service on the Board as of the date of the upcoming Annual Meeting of Stockholders, whichever is earlier; provided, however, that in its sole discretion, the Board, upon recommendation of the Governance Committee, may waive the age and tenure limitations for any director if the Board determines that a director possesses the appropriate skills and characteristics required of Board members in the context of the current make-up of the Board and any perceived needs and that it is in the best interests of the Company and its Stockholders to do so. As of the Record Date, the average age of our Board of Directors nominees was approximately 64, with ages ranging from 52 to 71. The Corporate Governance and Nominating Committee aims to strike an appropriate balance between the deep expertise and knowledge that comes from longer-term service and the new experiences and perspectives that can be provided with additions to the Board.

As of the Record Date, the average tenure of our Board of Directors nominees was approximately 6 years. This average tenure is due in part to the more recent appointments of Mr. Conger in 2024, Mr. Seaton in 2025 and Ms. Viljoen in 2026. The retirement policy of Newmont’s Board reflects the commitment of our Directors to Board refreshment and to seek balance of an appropriate mix of long-serving and newer directors in the boardroom. Tenure is one factor considered by the Board.

Proxy Access

In response to stockholder feedback, the Board amended and restated the Company’s By-Laws to implement a market-standard “proxy access” by-law:

A stockholder or a group of up to 20 stockholders owning 3% or more of the Company’s outstanding common stock continuously for at least three (3) years	The stockholder or group may nominate and include in the Company’s proxy materials directors constituting up to the greater of 2 members or 20% of the Board	Provided that the stockholder(s) and the nominee(s) satisfy the requirements specified in the By-Laws

Our By-Laws are available on our website at http://www.newmont.com/about-us/governance-and-ethics/.

38	Newmont Corporation

Corporate Governance

Stakeholder Outreach

We view our relationship with stockholders as a critical corporate governance practice. Regular engagement with our stockholders helps us to understand investor expectations for performance and reporting and helps to shape corporate governance and executive compensation policies. In relation to the 2026 Proxy Statement, that outreach began before the issuance of this Proxy Statement. In addition to members of management, our independent Chair, Committee Chairs and other directors are also available to engage with stockholders, either directly or as part of our structured stockholder engagement program.

During 2025, we contacted all institutional stockholders who owned approximately 0.25% of our aggregate outstanding shares of common stock, representing approximately 55% of outstanding shares of our common stock. We engaged with all stockholders who responded to our invitation to discuss corporate governance, climate change initiatives, executive compensation, and other important business and sustainability matters. These discussions provide us with valuable feedback on key issues and specific elements of our programs. Stockholder feedback is reported to and discussed with our Board and relevant committees. In recent years, stockholder feedback has supported a range of actions, including setting specific, objective long-term sustainability targets, enhancing sustainability disclosures for transparency, enhancing our compensation programs governance and design. Additionally, stockholder feedback around water stewardship, social, and environmental responsibility, and other critical topics was received through inbound stockholder meeting requests, demonstrating open channels of feedback between stockholders and the Company. We believe our proactive engagement approach has resulted in constructive feedback and input from stockholders, and we intend to continue these efforts. See also “Stockholder Engagement and Say-on-Pay” in the “Compensation Discussion and Analysis” section.

We believe that aligning our business goals with the long-term interests of our stakeholders and the broader society is essential to our future success. In addition to our stockholders, we also engage regularly with relevant stakeholders, whom we consider to be any person or organization potentially impacted by our activities or influential to our success, which allows us to gain a greater understanding of their needs, interests and perspectives while, at the same time, encouraging shared decision making to promote mutually beneficial outcomes. Newmont also engages with a variety of organizations at a global, regional, national, and local level to adhere to high standards of governance, social and environmental policies and performance. These memberships and voluntary commitments reflect our values, support our approach to working collaboratively on best practices across several key matters and allow external stakeholders to hold us accountable. Our participation in industry initiatives allows us to inform and influence global standards and practices, as well as gain insight into emerging expectations and issues. More information regarding our broader stakeholder engagement can be found in the Company’s Annual Sustainability Report accessible through www.newmont.com/sustainability. Our Sustainability and Stakeholder Engagement Policy, which states our commitment to transparently communicating with stakeholders, is available on our Sustainability website.

2026 Proxy Statement	39

Corporate Governance

Communications with Stockholders or Interested Parties

The Company values your feedback. Any stockholder or interested party who desires to contact the Company’s Chair, the non-management Directors as a group or the other members of the Board of Directors may do so by emailing the Corporate Secretary at CorporateSecretary@Newmont.com or writing to the Corporate Secretary (attention: Logan Hennessey), Newmont Corporation, at 6900 E. Layton Avenue, Suite 700, Denver, Colorado 80237 USA. Any such communication should state the number of shares owned, if applicable. The Secretary will forward to the Chair any such communication addressed to the Chair, the non-employee Directors as a group or to the Board of Directors generally, and will forward such communication to other Board members, as appropriate, provided that such communication addresses a legitimate business issue. Any communication relating to accounting, auditing, or fraud will be forwarded to the Chair of the Audit Committee. For any questions on the Company’s assets, strategy, financial results, or guidance, please contact the Investor Relations team at Investor.Relations@Newmont.com or write to Investor Relations, Newmont Corporation, at 6900 E. Layton Avenue, Suite 700, Denver, Colorado 80237 USA.

Code of Conduct

Newmont’s Code of Conduct (the “Code”) publicly sets out the high standards of conduct expected of all of our Directors, employees and officers, including the Chief Executive Officer, the Chief Financial Officer, the Chief Accounting Officer and other persons performing financial reporting functions, as well as by our partners, vendors, and contractors when they are working with us or on our behalf. The Code, which has been adopted by Newmont’s Board of Directors, sets out Newmont’s basic standards for ethical and legal behavior. The Code is available on our website at http://www.newmont.com/about-us/governance-and-ethics/. The Code is designed to deter wrongdoing and promote: (a) honest and ethical conduct; (b) full, fair, accurate, timely, and understandable disclosures; (c) compliance with laws, rules, and regulations; (d) prompt internal reporting of Code violations; and (e) accountability for adherence to the Code. Newmont will post on its website a description of any amendment to the Code and any waiver, including any implicit waiver, by Newmont of a provision of the Code to a Director or Executive Officer (including senior financial officers), the name of the person to whom the waiver was granted and the date of the waiver within four business days of such waiver or amendment. We granted no waivers under the Code in 2025.

Related Person Transactions

The Board has adopted written policies and procedures for approving related person transactions. Any transaction with a related person, other than transactions available to all employees generally or involving aggregate amounts of less than $120,000, must be approved or ratified by the Audit Committee, the Leadership Development and Compensation Committee for compensation matters, or disinterested members of the Board. The policies apply to all Executive Officers, Directors, and their family members and entities in which any of these individuals has a substantial ownership interest or control.

Independent Compensation Consultant

For executive compensation consulting services in 2025, the Board of Directors engaged Frederic W. Cook & Co., Inc. (“FW Cook”). The Board uses a best practice approach of engaging separate advisors for Board compensation and management compensation to minimize the potential for conflicts of interest. For a description of the executive compensation consulting services provided by FW Cook to the Leadership Development and Compensation Committee (“LDCC”) of the Board of Directors, see the “Role of the Independent Compensation Consultant.” The Board of Directors and Corporate Governance and Nominating Committee also engaged Willis Towers Watson PLC (“WTW”) to assist in the evaluation of Independent Director compensation in 2025. See “Director Compensation.”

40	Newmont Corporation

Corporate Governance

Executive Compensation Risk Assessment

We believe Newmont’s compensation programs for the Chief Executive Officer and other Executive Officers are carefully structured to balance risk and reward, while mitigating the incentive for excessive risk-taking. In addition to sound plan design and regular oversight of compensation policies by the LDCC, a third-party organization, WTW, conducted a risk assessment of the program in 2025 at the request of the LDCC. The LDCC concluded that Newmont’s executive compensation programs align with market standards and governance best practices, and do not encourage excessive risk-taking. We believe the programs strike an appropriate balance between fixed compensation and “at-risk” pay. Furthermore, the LDCC exercises strong oversight by reviewing and approving incentive program goals and payouts, with discretion to adjust for unusual or extraordinary circumstances. Based on SEC guidelines evaluating employee compensation risk, no concerns or adverse risks were identified that would require disclosure in this Proxy Statement.

Leadership Development and Compensation Committee Interlocks and Insider Participation

No members of the LDCC who served during the last fiscal year (whose names appear under “Report of the Leadership Development and Compensation Committee on Executive Compensation”) is, or has ever been, an officer or employee of the Company or any of its subsidiaries. In addition, during the last fiscal year, no Executive Officer of the Company served as a member of the board of directors or the compensation committee of any other entity that has one or more Executive Officers serving on our Board or our LDCC.

Director Compensation

The following table shows the compensation program applied to each of our non-employee Directors during 2025:

Annual Retainer	$135,000 for each Director
$30,000 for the Chair of the Audit Committee
$25,000 for the Chair of the Leadership Development and Compensation Committee
$20,000 for the Chair of the Corporate Governance and Nominating Committee
$25,000 for the Chair of the Safety and Sustainability Committee
$175,000 for the Non-Executive Chair of the Board
Stock Award

$180,000 of common stock or director stock units each year under the 2020 Stock Incentive Compensation Plan. The fair market value is determined on the first business day following election by the Board or re-election at the Company’s Annual Meeting, or as soon as administratively possible.

Director Compensation Program

The Board of Directors compensation program is reviewed by the Corporate Governance and Nominating Committee of the Board regularly to ensure the program aligns with market practice and supports recruitment and retention efforts. The program is compared to compensation for the companies in our executive Compensation Peer Group (see “Compensation Peer Group” for review of peer companies) to ensure alignment with companies of a similar business scope and size. A secondary review is completed assessing practices in comparison to our International Mining Peer Group (comprised of Agnico Eagle Mines Limited, Anglo American plc, AngloGold Ashanti plc, Barrick Gold Corporation, BHP Group Limited, Freeport-McMoRan Inc., Kinross Gold Corporation, and Rio Tinto Group).

2026 Proxy Statement	41

Corporate Governance

In February 2025, the Corporate Governance and Nominating Committee of the Board (the “Committee”) engaged in its annual review of the non-executive director compensation program, supported by analysis of pay levels for the Board as a whole, typical director, leadership directors (a director with a committee leadership role), and Independent Chair prepared by the Company’s third-party consultant, WTW. The Committee determined that no changes to the program were recommended for 2025. Non-Executive Chair compensation, including the retainers and stock award, were assessed to be aligned with the median of our Compensation Peer Group, and remain well below the median of our International Mining Peer Group. Compensation for all other Director positions also remained in alignment with the median of our Compensation Peer Group.

In February 2026, the Committee again performed its annual review of the non-executive director compensation program, supported by analysis of pay levels prepared by the Company’s third-party consultant, WTW. To ensure that director pay levels remain competitive and in alignment with the Compensation Peer Group, the Committee determined to recommend a 5% increase to director compensation and Non-Executive Chair compensation with the increase to be applied entirely to the annual equity award in order to continue to align director interests with those of our stockholders. This results in increasing the equity retainer by $15,750 for Board Members (increasing the $180,000 equity retainer to $195,750) and by $24,500 for the Board Chair (to $204,500) for 2026.

Director Compensation for Fiscal 2025

The following table presents compensation paid to non-employee directors for services rendered in fiscal 2025 as calculated in accordance with SEC rules.

	FEES EARNED OR		ALL OTHER
	PAID IN CASH	STOCK AWARDS(2)	COMPENSATION	TOTAL
NAME(1)	($)	($)	($)	($)
PHILIP AIKEN AM(3)	$44,876	$—	$8,007	$52,883
GREGORY H. BOYCE(4)	$330,000	$180,000	$5,000	$515,000
BRUCE R. BROOK(4)	$165,000	$180,000	$5,000	$350,000
MAURA J. CLARK	$135,000	$180,000	$5,000	$320,000
HARRY M. CONGER	$135,000	$180,000	$—	$315,000
EMMA FITZGERALD	$135,000	$180,000	$—	$315,000
SALLY-ANNE LAYMAN	$135,000	$180,000	$5,000	$320,000
JOSÉ MANUEL MADERO	$135,000	$180,000	$—	$315,000
RENÉ MÉDORI	$135,000	$180,000	$—	$315,000
JANE NELSON	$160,000	$180,000	$—	$340,000
JULIO M. QUINTANA	$160,000	$180,000	$—	$340,000
SUSAN N. STORY(3)	$44,876	$—	$55,092	$99,968
DAVID T. SEATON	$90,495	$180,000	$—	$270,495

(1) Mr. Palmer’s compensation is shown in the Summary Compensation Table. Mr. Aiken and Ms. Story retired from Newmont's Board, effective as of April 30, 2025, the date of the 2025 Annual Meeting of Stockholders.

(2) For 2025, all non-employee Directors elected to receive stock awards in the form of director stock units (“DSUs”) except for Mr. Médori, who elected to receive common stock. The amounts set forth next to each award represent the aggregate grant date fair value of such award computed in accordance with Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 (“ASC 718”) which was the closing sales price on the date of grant on May 1, 2025, with a grant date fair value of $51.49. There are no other assumptions made in the valuation of the stock awards.

(3) The amount shown as All Other Compensation for Mr. Aiken represents accrued dividends paid in connection with the shares of common stock underlying 6,512 director stock units awarded to Mr. Aiken from 2023 to 2024 pursuant to the Company's director compensation program. The amount shown as All Other Compensation for Ms. Story represents accrued dividends paid in connection with shares of common stock underlying 14,797 director stock units awarded to Ms. Story from 2020 to 2024 pursuant to the Company's director compensation program.

(4) The amount shown as All Other Compensation for Mr. Boyce, Mr. Brook, Ms. Clark and Ms. Layman represents contributions made under the Company’s charitable Matching Gifts Program. Non-Employee Directors are eligible to participate in the Company’s Matching Gifts Program on the same basis as employees, pursuant to which the Company will match dollar-for-dollar, contributions to qualified tax-exempt organizations, not more than $5,000 per eligible donor per calendar year. The figures above represent the Company’s match of qualified charitable donations. The charitable matching amount of $5,000 for Mr. Brook and Ms. Layman assumes a conversion rate of $0.645 for Australian Dollar (“AUD”) to U.S. dollar for donations made in AUD.

42	Newmont Corporation

Corporate Governance

Outstanding Awards

The following table shows outstanding director stock units for each non-employee director as of December 31, 2025, calculated with the closing price of $99.85:

	STOCK AWARDS
	AGGREGATE	MARKET VALUE OF
	DIRECTOR STOCK	OUTSTANDING
	UNITS	DIRECTOR STOCK
	OUTSTANDING	UNITS
NAME(1)	(#)	($)(2)
GREGORY H. BOYCE	45,152	$4,508,427
BRUCE R. BROOK	32,709	$3,265,994
MAURA J. CLARK	19,416	$1,938,688
HARRY M. CONGER	7,047	$703,643
EMMA FITZGERALD	15,263	$1,524,011
SALLY-ANNE LAYMAN	10,007	$999,199
JOSÉ MANUEL MADERO	16,807	$1,678,179
RENÉ MÉDORI	20,292	$2,026,156
JANE NELSON	57,642	$5,755,554
JULIO M. QUINTANA	45,152	$4,508,427
DAVID T. SEATON	3,495	$348,976
(1) Common Stock ownership amount for Mr. Conger, Ms. Layman and Mr. Médori is included in the Common Stock column of the Stock Ownership of Directors and Executive Officers table.
(2) Calculated with the December 31, 2025, closing price of $99.85.

Director Share Ownership Guidelines

All Directors are expected to have a significant long-term financial interest in the Company. To align the interests of our Directors with the Company’s stockholders, each Director must beneficially own shares of common stock (or hold director stock units) of the Company having a market value of five times the annual cash retainer payable under the Company’s Director compensation program. Newly elected Directors are expected to meet this requirement within five (5) years of first becoming a Director of the Company.

Taking into consideration the volatility of the stock market, the impact of gold, copper, and other commodity price fluctuations on the Company’s share price and the long-term nature of the ownership guidelines, it would be inappropriate to require Directors to increase their holdings because of a decrease in the price of the Company’s shares. As such, once the guideline is achieved, future fluctuations in price are not deemed to affect compliance. Specifically, if a decline in the Company’s share price causes a director’s failure to meet the guideline, the Director will not be required to purchase additional shares, but such Director will refrain from selling any shares until the threshold has again been achieved. As of December 31, 2025, all Directors either met the share ownership guidelines or fell within the exceptions to the guidelines.

2026 Proxy Statement	43

PROPOSAL TWO — ADVISORY VOTE ON THE
APPROVAL OF EXECUTIVE COMPENSATION

We are asking stockholders to approve on an advisory basis, the compensation of our Named Executive Officers as described in the “Compensation Discussion and Analysis,” the compensation tables, and related narrative discussion included in this Proxy Statement. This Proposal Two, commonly known as a “Say-on-Pay” proposal, gives stockholders the opportunity to approve, reject, or abstain from voting with respect to our fiscal 2025 executive compensation programs and policies, and the compensation paid to the Named Executive Officers. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our Named Executive Officers as described in this Proxy Statement. This proposal allows our stockholders to express their opinions regarding the decisions of the Leadership Development and Compensation Committee (the “LDCC”) on the prior year’s annual compensation to the Named Executive Officers. Because your vote on this proposal is advisory, it will not be binding on Newmont, the Board, or the LDCC. However, your advisory vote will serve as an additional tool to guide the Board and the LDCC in continuing to improve the alignment of the Company’s executive compensation programs with the interests of the Company and its stockholders and is consistent with our commitment to high standards of corporate governance. The Board has adopted a policy of providing for annual advisory votes from stockholders on executive compensation, in line with the feedback of stockholders on the Say-on-Pay frequency vote last conducted at the 2023 Annual Meeting of Stockholders.

This item is being presented at the 2026 annual meeting pursuant to Section 14A of the Securities Exchange Act of 1934 and the next advisory say-on-pay vote will occur at the 2027 annual meeting.

RESOLVED, that the compensation paid to the Company’s Named Executive Officers, as disclosed pursuant to Item 402 of Regulation S-K of the Securities Act of 1933, as amended, including the “Compensation Discussion and Analysis,” compensation tables and related narrative discussion in this 2026 Proxy Statement, is hereby APPROVED.

Approval of this proposal requires the affirmative vote of the holders of a majority of the shares present in person or represented by proxy.

FOR
The Board of Directors unanimously recommends a vote FOR the foregoing resolution for the reasons outlined below.

Before you vote, we encourage you to read the “Compensation Discussion and Analysis” section of this Proxy Statement for additional details on our executive compensation including the changes made based upon stockholder feedback.

44	Newmont Corporation

COMPENSATION DISCUSSION AND ANALYSIS

The Compensation Discussion and Analysis (“CD&A”) describes the governance, pay philosophy, objectives, components, and additional aspects of our 2025 executive compensation programs.

2026 Proxy Statement	45

Compensation Discussion and Analysis

COMPENSATION PROGRAM ALIGNS
WITH BUSINESS STRATEGY AND SUPPORTS
STOCKHOLDER VALUE CREATION

Delivering Record Financial and Operational Performance in 2025

2025 marked a strong year of performance for Newmont, with the Company achieving full-year guidance, strengthening its financial position, and delivering strong operational results while advancing its commitments to safety, cost optimization, and stockholder returns.

}	Achieved stable gold production of approximately 5.7 million ounces(1), delivering on full year guidance and improved cost guidance
}	Reported Net Income of $7.2 billion, Adjusted Net Income(2) of $7.6 billion or $6.89 per diluted share, reflecting all time high fourth quarter and full year adjusted net income per share results
}	Generated $10.3 billion of cash from operating activities, net of working capital impacts of $210 million: and $7.3 billion of Free Cash Flow, reflecting all time high fourth quarter and annual free cash flow records(2)
}	Returned $3.4 billion to stockholders through quarterly common dividends and ongoing share repurchases
}	Reduced debt by $3.4 billion and ended 2025 with a net cash position of approximately $2 billion(2)
}	Completed portfolio rationalization, generating $4.5 billion(3) in total after tax proceeds as of February 2026
}	Declared total attributable gold reserves of 118.2 million ounces, with additional reserves including 12.5 million tonnes of copper reserves and 442 million ounces of silver reserves
}	Declared commercial production at Ahafo North in Ghana in October 2025, adding new gold production over an initial thirteen-year mine life
}	Executed a cost reduction program, expected to reduce general and administrative expenses by approximately 21%(4), contributing to margin improvement
}	Fully implemented Always Safe across the organization, reinforcing a strong safety culture

(1) Total Attributable Production for the Newmont core portfolio only.

(2) See Annex A-2 for cautionary statements regarding divestments and proceeds, dividends, and share repurchase program. See also reconciliation in Annex A-1 for Free Cash Flow, Adjusted Net Income and other non-GAAP metrics.

(3) Total cash proceeds net of tax to date including $3.6B of cash proceeds generated in 2025.

(4) Compared to original 2025 G&A guidance provided in February 2025 of $475 million, versus 2026 G&A guidance of $375 million.

46	Newmont Corporation

Compensation Discussion and Analysis

Incentive Plan Design Supports Execution of Strategic Priorities

The Company’s incentive programs are structured to align executive compensation with key business priorities and long-term stockholder value creation. Performance measures focus on capital discipline, operational and financial performance, sustainability, safety, and culture, reinforcing accountability for delivering balanced and sustainable results.

BUSINESS PRIORITY	INCENTIVE PLAN ALIGNMENT
Our Performance – Improving Operational Efficiency and Financial Performance
}
35% of the annual incentive program is tied to Adjusted Cash Sustaining Costs per Gold Equivalent Ounce (CSC/GEO)(1), assessing operational efficiency and cost structure
}
35% of the annual incentive program is tied to Adjusted Free Cash Flow (FCF)(1), reinforcing financial performance and cash generation

Our People – Ensuring Safety	} Safety performance is incorporated into the annual incentive program through leading and lagging indicators, reinforcing safe and reliable operations across the organization
Our People – Strengthening Culture	} Culture and leadership priorities are incorporated into the annual incentive program to support employee engagement and leadership accountability
Our Endowment – Advancing Sustainability
}
Annual incentive measures incorporate sustainability priorities, including water efficiency, and Indigenous and local employment
}
Long-term incentives include Scope 1 and Scope 2 emissions reduction project milestones aligned with the Company’s energy efficiency commitments

Our Performance – Driving Cost & Capital Discipline	} 30% of the Performance Share Unit (PSU) program is tied to Return on Capital Employed (ROCE), reinforcing disciplined capital allocation and long-term capital efficiency
Creating Stockholder Value	} 60% of the PSU program is tied to Relative Total Shareholder Return (rTSR), aligning long-term compensation with stockholder value creation relative to peers

(1) Note that Adjusted CSC/GEO and Adjusted Free Cash Flow are non-GAAP metrics used for compensation purposes. See Annex A-1 for reconciliations.

Executive Pay Aligned to Company Performance

The Leadership Development and Compensation Committee (LDCC) designs and evaluates Newmont’s executive compensation programs to align pay outcomes with Company performance and long-term stockholder value creation. As part of this assessment, the LDCC evaluates Target Pay relative to Realized Pay.

Target Pay reflects the compensation opportunity established at the beginning of each year, based on an annual compensation review conducted by FW Cook, the Committee’s independent compensation consultant, and approved by the Board for the CEO (as reflected in the “NEO Total Target Direct Compensation” table). Realized Pay reflects compensation delivered for a given program year and consists of: (i) base salary paid during the program year, (ii) the annual incentive earned for the program year, and (iii) the value of long-term incentive awards that vest during the program year. (1)

Over the four-year period from 2022 through 2025, the CEO’s Realized Pay aligned meaningfully with Newmont’s total shareholder return (TSR).

PERIOD(2)	TSR AND REALIZED PAY	KEY DRIVERS OF REALIZED PAY
2022 to 2024	} Realized pay was 35% below target pay } TSR decreased 16%	} Annual bonus paid at ~69% of target } PSUs paid at 51% of target } Decline in stock price reduced underlying value of awards
2025	} Realized pay was 27% above target pay } TSR increased 173%	} Annual bonus paid at ~155% of target } Increase in stock price increased underlying value of awards

(1) Realized pay differs from the values disclosed in the 2025 Proxy Statement as the calculation methodology has been updated for the 2026 Proxy Statement to better align with peer company practice.

(2) CEO Realized Pay reflects Mr. Palmer’s pay from 2022 to 2025.

2026 Proxy Statement	47

Compensation Discussion and Analysis

The chart below compares CEO Target Pay, CEO Realized Pay, and Newmont’s TSR for the period from 2022 through 2025.

Leadership Changes Support Business Continuity

In fiscal year 2025, the Company executed its planned and orderly leadership transition to support business continuity and position the Company for continued operational and financial excellence and long-term stockholder value creation.

}	On May 1, 2025, Ms. Natascha Viljoen was promoted to President and Chief Operating Officer of the Company
}	On September 29, 2025, Newmont announced that Mr. Tom Palmer would retire as Chief Executive Officer and as a member of the Board of Directors, effective December 31, 2025, and that Ms. Viljoen would succeed Mr. Palmer as President and Chief Executive Officer, effective January 1, 2026; Ms. Viljoen also joined the Board of Directors as a non-independent director effective the same date
}	To support a seamless and well-managed transition, Mr. Palmer will serve as a strategic advisor to Ms. Viljoen and the Executive Leadership Team through March 31, 2026

In connection with these transitions, the Committee took the following compensation actions.

TRANSITION	COMPENSATION ACTIONS
Ms. Viljoen was promoted to President and Chief Operating Officer in May 2025
}
Base salary was increased to $1,000,000
}
Target bonus was established at 115% of base salary
}
A one‑time promotional RSU grant with a target value of $635,000 was awarded to recognize her expanded scope of responsibilities; the grant vests in three equal annual installments over approximately three years, with vesting dates of February 24, 2026, 2027, and 2028, aligned with the vesting schedule of the 2025 annual LTI grant

Ms. Viljoen was promoted to President and Chief Executive Officer in January 2026
}
Base salary was increased to $1,200,000
}
Target bonus was established at 150% of base salary
}
Target long-term incentive (LTI) opportunity was established at $7,000,000
}
Total Target Direct Compensation was set at $10,000,000, positioned modestly below the median of the Compensation Peer Group

48	Newmont Corporation

Compensation Discussion and Analysis

Mr. Palmer retired as Chief Executive Officer and transitioned to strategic advisor in January 2026
}
To support an orderly transition and the advancement of strategic priorities, the Company entered into a transition agreement with Mr. Palmer
}
The agreement provides for continued vesting of his 2024 PSU award without proration, based on actual performance, provided he remains employed through the end of the advisory term
}
Mr. Palmer received base salary at the rate in effect on the date of the agreement during the advisory term and was not eligible for a prorated annual incentive or long-term incentive award for services in 2026
}
Mr. Palmer received no additional payments
}
In consideration of this arrangement, Mr. Palmer agreed to a non-compete covenant that applies for twelve months following termination

In addition to the transitions described above, on July 11, 2025, Ms. Karyn Ovelmen resigned from her role as Chief Financial Officer (CFO). Following her resignation, Mr. Peter Wexler was appointed Interim CFO. To support a smooth transition of responsibilities and maintain business continuity, the Committee took the following actions:

}	Ms. Ovelmen entered into a separation agreement to assist with the transition of CFO responsibilities. Pursuant to the separation agreement, Ms. Ovelmen received six months of her base salary and six months of medical insurance coverage following her separation from the Company. Ms. Ovelmen received no additional payments.
}	Mr. Wexler received a one-time RSU grant with a value of $1,000,000 vesting 1/3 per year over a 3-year period in recognition of his additional responsibilities as Interim CFO. The award partially addressed the peer group market pay differential between the Chief Legal Officer and Chief Financial Officer roles, based on the expectation that Mr. Wexler would serve concurrently as CLO and Interim CFO for approximately 12 months.

Newmont’s Pay Philosophy

Newmont’s shared purpose and values form the bedrock of our Company, and our compensation programs are crafted to mirror and bolster these fundamental attributes. Our compensation strategy is comprehensive and takes into account our diverse group of stakeholders. The executive compensation program encompasses a well-rounded mix of financial, growth, and sustainability metrics, both in absolute terms and relative to benchmarks. This design is intended to:

}	Advance business objectives by rewarding progress against what matters most – our people, performance, and endowment, through programs that are scalable and sustainable
}	Reinforce our people strategy by attracting and retaining top talent, with a strong focus on development and succession depth
}	Maintain strong cost discipline by balancing competitiveness with long-term affordability, sustainability, and financial stewardship
}	Ensure transparency, fairness, and equity aligned to our values of Safety, Integrity, Sustainability, Inclusion, and Responsibility
}	Incorporate external perspectives from investors and the global markets in which we operate, recognizing long business cycles and macroeconomic and commodity volatility
}	Align with market practices using a rigorous benchmarking methodology

2026 Proxy Statement	49

Compensation Discussion and Analysis

Evolution of Executive Compensation Plan Design

During 2025 we maintained our focus on evaluating and updating our compensation programs to ensure continued alignment with investor expectations and best practice. Some of the highlights include:

	2025	2026(1)
Annual Incentive Program
}
Maintained six metrics in 2025, including a new metric focusing on our culture, while preserving 70% weighting for financial metrics and 30% weighting for sustainability metrics
}
Revised safety metrics to include leading and lagging performance indicators
}
Removed Newcrest Synergy metric as operations were integrated

}
Added a leading indicator safety metric focused on timely closure of critical safety actions
}
Financial and sustainability weightings maintained at 70% and 30%, respectively
}
To align with prevailing market practice, the threshold payout for each metric was increased from 20% to 35%

Long-term Incentive Program	} Increased weighting of ROCE for PSUs to 30%	} Reduced the relative TSR threshold payout to 40% in response to stockholder feedback that the prior level was elevated relative to market practice
Other Elements
}
Expanded Clawback provisions to include recovery of cash payments (e.g., signing bonus) and time-based equity awards, as well as recovery for unethical and misconduct-related behavior
}
Revised Compensation Peer Group to reflect Newmont’s footprint following the acquisition of Newcrest and divestment of six non-core assets
} All executive officers are now subject to the two-times-annual-pay severance cap under the Executive Change of Control Plan

(1) Reflects the proposed 2026 incentive program design, which remains subject to final review and approval by the LDCC.

50	Newmont Corporation

EXECUTIVE COMPENSATION GOVERNANCE

Key Executive Compensation Governance Practices

The Committee reviews risk mitigation strategies and essential governance matters, incorporating the following market practices employed by the Company:

WHAT WE DO:
} Active stockholder engagement	} Engagement with independent compensation consultant	} Annual review of the LDCC charter
} Annual 3rd party risk assessments of executive compensation programs	} Each component of target compensation benchmarked to the median of our Compensation Peer Group	} Strong pay for performance ties with most of the executive compensation being at-risk (89.0% for CEO; 79.6% for other NEOs)
} Balanced and market aligned pay mix across short, mid, and long-term compensation	} Balanced portfolio of objective bonus performance metrics	} Strong reliance on performance-based long-term incentives
} Capped annual incentive bonus and PSU payouts	} Compensation decisions and incentive plan performance audited by both external and internal control functions	} Routine leadership, talent, and inclusion reviews
} Up-to-date succession planning with a focus on continual development for senior executives	} Stock ownership requirements, including retaining 50% of net shares until ownership guidelines are met during 5-year transition period	} Tally sheets reviewed by the LDCC for Section 16 Executive Officers
} Restrictions on trading stock during certain periods	} Double trigger change of control provisions, with termination payments capped at 2x base pay	} Comprehensive clawback provisions for cash payments and equity awards, including recovery for unethical and misconduct-related behavior
} LDCC retains explicit authority to apply discretion across all compensation programs	} Annual pay-for-performance validation review	} Annual review of tally sheet and governance matters with each Section 16 Executive Officer

WHAT WE DON’T DO:
} No contracts guaranteeing salary increases, non-performance-based bonuses, or equity compensation increases	} No individual employment agreements for NEOs	} No excessive perquisites
} No excise tax gross ups or tax reimbursements	} No dividends / dividend equivalents on unvested performance awards	} No hedging, pledging, or short sale transactions

2026 Proxy Statement	51

Executive Compensation Governance

Role of Leadership

Role of the Leadership Development and Compensation Committee (LDCC)

The Committee adopts an integrated approach to talent management and executive compensation, promoting ongoing dialogue to foster better decision-making and support the Company’s long-term leadership goals. In addition to its traditional role of overseeing executive compensation at Newmont, the Committee regularly reviews and evaluates the Company’s executive development, talent management, culture, and global inclusion strategies and performance.

The LDCC is responsible for:

}	Executive Compensation Oversight: Reviewing and evaluating Newmont’s executive compensation programs to ensure alignment with the Company’s purpose, stockholder interests, competitiveness of compensation and benefits offerings, and alignment with peer and market practices
}	Leadership Development: Reviewing senior leadership development, performance, and talent management systems
}	Company Culture and Inclusion Strategy: Reviewing and assessing Company culture and global inclusion strategies to ensure alignment with organizational values and long-term goals
}	Compensation Philosophy: Establishing Newmont’s compensation philosophy and objectives
}	Compensation Structure and Benefits: Determining the structure, components, and other elements of compensation and benefits for the Company’s Executive Officers, with CEO compensation subject to ratification by the full Board
}	CEO Performance and Goals: Reviewing Newmont’s corporate goals and objectives relevant to CEO compensation and evaluating the CEO’s performance against stated objectives (in coordination with the Corporate Governance and Nominating Committee)
}	Stock-Based Compensation Awards: Determining awards of stock-based compensation for Executive Officers, with the CEO awards subject to ratification by the full Board
}	Sustainability Goals: Collaborating with the Board’s Safety and Sustainability Committee to align the Company’s compensation and benefits programs with sustainability goals and objectives

52	Newmont Corporation

Executive Compensation Governance

When making executive compensation decisions, the Committee evaluates a variety of factors to ensure that pay is aligned with the Company’s objectives, stockholder interests, and industry practices. The primary factors include:

FACTORS	PURPOSE / KEY CONSIDERATIONS
Peer Benchmarks and Market Insight	Ensures the reasonableness of pay relative to peers and market practices, maintaining competitiveness in attracting and retaining talent
Performance and Leadership Potential	Considers the context for each executive’s compensation, including experience, skills, scope of responsibility, individual performance, and succession planning
Available Compensation Components	Reviews the purpose of each pay component (e.g., base salary, bonuses, stock-based awards) and the total sum of all elements
Pay Mix	Ensures a significant portion of executive pay is "at risk" to align compensation with stockholder interests, peer practices, and the Company’s compensation philosophy
Pay Equity and Fairness	Evaluates the appropriateness of relative compensation among executives, promoting fairness and internal equity
Executive Compensation Alignment to Company Performance	Ensures pay is aligned with stockholder interests and the Company’s performance, reinforcing the connection between executive compensation and the achievement of business goals
Consideration of Risk	Designs compensation programs to mitigate the risk of incentivizing excessive risk-taking, promoting long-term sustainable success

Role of the Independent Board Members

The independent Board members are responsible for:

}	Assessing the overall performance of the CEO against established goals and objectives
}	Overseeing succession planning for the CEO
}	Approving annual compensation actions for the CEO

The Corporate Governance and Nominating Committee is responsible for reviewing and determining director compensation, as well as succession planning for the Executive Leadership Team.

Refer to the “Corporate Governance” summary for additional information.

Role of the Independent Compensation Consultant

The Committee recognizes the importance of objective expertise and counsel provided by an independent compensation consultant. For 2025, the Committee retained FW Cook as its independent compensation consultant. FW Cook reports directly to the Committee, which retains sole authority to retain, terminate, and seek advice from FW Cook, at the Company’s expense.

The responsibilities of the independent consultant, FW Cook, include:

}	Advising the LDCC on trends, best practices, and issues in executive compensation
}	Assessing Newmont’s executive compensation philosophy, objectives, and components
}	Developing and maintaining a peer group of companies for comparison purposes
}	Advising the LDCC regarding considerations and market practices for annual incentive program and long-term equity program design
}	Reviewing materials provided to the LDCC for discussion and approval
}	Participating in LDCC meetings and providing consultation to the Chair of the LDCC regarding topics reviewed during the LDCC meetings
}	Reviewing compensation levels and pay mix for each Section 16 Executive Officer

2026 Proxy Statement	53

Executive Compensation Governance

}	Assessing and recommending changes for Section 16 Executive Officers’ base salaries, as well as their annual incentive targets and long-term equity compensation levels

While the Committee considers the review and recommendations provided by FW Cook when making executive compensation decisions, the final decisions are made independently by the Committee, including recommendations to the Board regarding CEO compensation.

For 2025, the Committee assessed the independence of FW Cook pursuant to SEC and NYSE rules. This assessment considered factors such as the nature and scope of services provided, the fees paid for those services relative to the firm’s total revenues, and the absence of additional services performed for management. In 2025, FW Cook’s aggregate fees for compensation consulting services for the LDCC were $233,181. Additionally, FW Cook has safeguards and procedures in place to maintain independence in its executive compensation consulting practice. Based on its consideration of the foregoing and other relevant factors pursuant to SEC and NYSE rules, the Committee concluded that FW Cook was independent and there were no conflicts of interest.

Role of Company Management

To design and develop the executive compensation programs, the Committee seeks input from several members of Company management, including the Chief People Officer, the Group Head, Total Rewards, the Group Head, Talent, the Head, Executive Compensation, as well as relevant members of Newmont’s finance and legal teams. These individuals assist in the preparation of analyses, including financial data, peer comparisons, and other materials that help inform the Committee’s decisions. They also play a key role in supporting the implementation of the Committee’s decisions.

The CEO and select members of management are responsible for:

}	Recommending the total target direct compensation and pay mix for each Section 16 Executive Officer, excluding the CEO
}	Evaluating and summarizing the annual performance for each Section 16 Executive Officer, excluding the CEO
}	Reviewing and recommending the annual compensation actions for each Section 16 Executive Officer, excluding the CEO

The CEO and select members of management regularly provide updates to the LDCC, including:

}	Achievement relative to corporate goals
}	Performance against individual goals for each Section 16 Executive Officer
}	Performance for each Section 16 Executive Officer’s business unit or function

The CEO has no involvement in any matters related to their own personal compensation and is not present during discussions regarding their pay. Similarly, no Section 16 Executive Officer plays any role in recommending their own personal compensation, nor are they present when their compensation is being discussed.

54	Newmont Corporation

Executive Compensation Governance

2025 Compensation Peer Group

In line with market practice and to support the Company’s governance framework, the Committee maintains a Compensation Peer Group to inform key executive compensation decisions. This peer group serves as a reference to ensure that Newmont’s executive compensation components, pay mix, and design are competitive and appropriately aligned with market standards. The Committee also considers peer groups developed by proxy advisory firms and industry-specific surveys, such as those within the mining sector as supplementary reference points.

With the assistance of its independent compensation consultant, FW Cook, the Committee carefully reviewed the companies included in the 2025 Compensation Peer Group in July 2024. Following the completion of the Newcrest merger and the divestiture of non-core assets, and to ensure the peer group continued to reflect the Company’s revised size and business profile, the Committee approved the removal of six companies from the 2024 Compensation Peer Group and the addition of nine companies that better align with Newmont’s current scope and scale. When evaluating the peer group, the Committee considered several key attributes, including industry, geography, global scale, and the complexity of business operations. Other factors included organizational scope (such as revenue, net income, total assets, market capitalization, and number of employees), logistical complexity, asset intensity, business maturity, and competition for talent. The Committee’s objective is to maintain a peer group composed of companies with similar attributes as Newmont, while acknowledging that individual companies may differ in some attributes. Furthermore, the peer group closely aligns with the approach taken by an increasing number of Newmont’s stockholders, particularly those characterized as general investors rather than sector-specific.

2025 Compensation Peer Group(1)(2)

Air Products and Chemicals, Inc. (APD)	EOG Resources, Inc. (EOG)
AMETEK, Inc. (AME)	Fortive Corporation (FTV)(3)
Baker Hughes Company (BKR)(3)	Freeport McMoRan Inc. (FCX)
Barrick Gold Corporation (B)	Halliburton Company (HAL)(3)
Carrier Global Corporation (CARR)(3)	Illinois Tool Works Inc. (ITW)
Celanese Corporation (CE)(3)	Ingersoll Rand Inc. (IR)(3)
ConocoPhillips (COP)	Johnson Controls International plc (JCI)
Corteva, Inc. (CTVA)(3)	Ovintiv Inc. (OVV)(3)
Cummins Inc. (CMI)	Parker-Hannifin Corporation (PH)
DuPont de Nemours, Inc. (DD)	PPG Industries, Inc. (PPG)
Eaton Corporation plc (ETN)	Rockwell Automation, Inc. (ROK)
Ecolab Inc. (ECL)	Westinghouse Air Brake Technologies Corporation (WAB)(3)
Emerson Electric Co. (EMR)

(1) Peer company tickers in parentheses are each listed on the NYSE, with the exception of BKR which is listed on the NASDAQ.

(2) Companies removed from the prior peer group include Deere & Company (DE), Hess Corporation (HES), Republic Services, Inc. (RSG), Vulcan Materials Company (VMC), and Waste Management, Inc. (WM).

(3) New companies added to 2025 Peer Group.

2026 Compensation Peer Group

Following changes approved for the 2025 Compensation Peer Group, the Committee reviewed the companies included in the 2026 Compensation Peer Group in July 2025 and determined that no additional changes were warranted.

2026 Proxy Statement	55

Executive Compensation Governance

Stockholder Outreach Process

We consider our engagement with stockholders to be a fundamental aspect of corporate governance practice. This ongoing engagement allows us to better understand investor expectations regarding performance and provides valuable insight that shapes our corporate governance practices and executive compensation policies.

Direct Engagement	Transparent Communication

Each year we proactively engage with stockholders both before and after the filing of the Proxy Statement to discuss matters including corporate governance, sustainability, and executive compensation. We reach out to all institutional stockholders who own approximately 0.25% of our aggregate outstanding shares of common stock, which in 2025 represented approximately 55% of outstanding shares.

In 2025, we engaged with all stockholders who responded to our invitation and those that contacted us, discussing key topics such as our executive compensation programs and governance, corporate governance, safety, climate change initiatives, and other important business and sustainability matters.

Our independent directors also make themselves available to engage directly with stockholders or through our formal engagement program.

The enhancements implemented for our 2025 and 2026 executive compensation programs, outlined in the “Evolution of Executive Compensation Plan Design” section, were directly informed by feedback received during our stockholder outreach in connection with 2024 and 2025 Newmont Proxy Statements.

At the core of our Company’s purpose is a strong governance framework, underpinned by a commitment to accountability and transparency.

We routinely and proactively engage with stockholders and their advisors through a variety of channels to ensure open and transparent communication. These include quarterly and full-year earnings presentations, SEC filings, voluntary sustainability disclosures, the Annual Proxy Statement, the annual stockholder meeting, investor meetings, conferences, and online communications.

56	Newmont Corporation

Executive Compensation Governance

Say-on-Pay

The Company recognizes the significant impact of executive compensation decisions on both Newmont’s performance and our stakeholders. The annual say-on-pay vote provides stockholders the opportunity to assess our executive compensation philosophy, policies, practices, and alignment of compensation with Newmont’s performance, as well as the compensation decisions for our NEOs. Along with our broader stockholder engagement, we consider this feedback essential in shaping and refining our approach to executive compensation.

Our approach to evaluating the say-on-pay vote and stockholder feedback is a multi-step process, ensuring all perspectives are carefully considered before implementing any changes to our executive compensation program.

Aligning with Market Standards

In addition to engaging with stockholders, we regularly review best practices and updated guidance from the SEC, proxy advisory firms, and executive compensation consulting firms. This includes input from both the Board’s independent consultant, FW Cook, and management’s consultant, WTW

Thoughtfully Considering Feedback

We systematically review insights from best practices and stockholder feedback, including the results of the annual say-on-pay vote, in collaboration with Newmont management, FW Cook, and the LDCC

Potential program changes are thoughtfully considered, taking into account the interdependencies across the Company’s total rewards programs, alignment with Company strategy and values, industry-specific attributes, and the broader impact on all stakeholders

Intentionally Implementing Program Changes

The timing and approach for implementing any updates are an integral part of our review process

Our general philosophy is to minimize year-over-year changes to the compensation program, allowing time for socialization and alignment across stakeholders

We prioritize fully understanding the potential impact and unintended consequences of proposed changes and aim to minimize unnecessary disruption for all involved

At the 2025 Annual Meeting, our stockholders approved the compensation of our NEOs on an advisory basis, with 87.2% of the votes cast “For” such approval. The Committee interpreted these results as indicating that a majority of stockholders view our executive compensation program, plan design, and governance as continuing to be well aligned with our stockholders, their investor experience, business outcomes, and sustainability and governance best practices.

Any stockholder or interested party who desires to contact Company management, the Company’s Chair, the Chair of the LDCC, the non-management Directors as a group, or the other members of the Board of Directors is encouraged to do so throughout the year. Refer to “Stakeholder Outreach” and “Communications with Stockholders or Interested Parties” for additional information.

2026 Proxy Statement	57

Executive Compensation Governance

Annual Compensation Cycle and Decision-Making Process

The following chart outlines Newmont’s annual compensation cycle, highlighting key activities and how stockholder feedback is integrated into our decision-making process.

March to July Engage & Review	} Initiate stockholder outreach and review feedback } Review say-on-pay results, including feedback from proxy advisory firms } Review market trends and best practices
August to February Evaluate & Design
}
Assess LDCC Charter and conduct Committee self-evaluation
}
Conduct third-party compensation risk assessment audit
}
Conduct compensation market competitiveness assessment
}
Review compensation philosophy and objectives to ensure alignment with Company purpose
}
Review updates to governance policies relevant to executive compensation
}
Evaluate annual short-term and long-term incentive designs, metrics, and targets
}
Design performance goals for following year’s NEOs
}
Discuss target compensation for Section 16 Executive Officers for the following year

December to March Assess & Recommend
}
Evaluate Company performance against goals and approve incentive payout levels
}
Determine and grant prior year’s annual Company performance incentive once full-year performance is determined and reported
}
Determine current year’s incentive programs and grant long-term incentives to align with current-year goals and performance objectives

Ongoing Actions
}
Review and assess the Company’s human capital management activities, including talent development and culture
}
Review, assess, and develop the leadership pipeline
}
Ensure strong governance over executive compensation programs
}
Assess Company and Executive Officer performance against annual goals

58	Newmont Corporation

2025 NAMED Executive OfficerS

Natascha Viljoen

President (May 1 to December 31) and Chief Operating Officer

Effective January 1, 2026, Ms. Viljoen was appointed President and Chief Executive Officer and joined Newmont’s Board of Directors.

As COO, Ms. Viljoen served as a member of Newmont’s executive leadership team, contributing to the Company’s strategic direction. In May 2025, Ms. Viljoen was promoted to the role of President and Chief Operating Officer in recognition of her strong leadership as Executive Vice President and Chief Operating Officer. As President and Chief Operating Officer, her responsibilities included leadership of the Company’s global mining operations, exploration, projects, and studies, as well as oversight of the health, safety, and security function. In this role, Ms. Viljoen was responsible for driving strong operating performance, evolving Newmont’s health and safety culture, and working closely with the Board and executive leadership team to develop and guide the Company’s strategic direction. As described in this CD&A, Ms. Viljoen received a compensation adjustment and a restricted stock unit grant in recognition of her promotion to President and Chief Operating Officer in May 2025.

Profile:

Ms. Viljoen joined Newmont as COO in October 2023, bringing over 30 years of experience in diverse commodity businesses. Prior to joining Newmont, she served as the CEO of Anglo American’s platinum business (now Valterra Platinum) in South Africa, the world’s largest primary producer of platinum. In this role, she led a team of over 25,000 employees and managed six mining operations across two countries, with a fully integrated value chain and downstream processing. Prior to her CEO role, Ms. Viljoen held several operating and technical positions within Anglo American, including Group Head of Processing. Earlier in her career, she spent six years at Lonmin, where she served as Executive Vice President of Processing, and was responsible for sustainability and other corporate functions. Ms. Viljoen is a metallurgical engineer and holds a Bachelor of Engineering from North West University in South Africa and an Executive MBA from the University of Cape Town, South Africa.

2026 Proxy Statement	59

2025 Named Executive Officers

Tom Palmer

President (January 1 to May 1) and Chief Executive Officer
As President, CEO, and a member of the Board of Directors, Mr. Palmer was accountable for guiding Newmont’s strategic direction, ensuring strong operating results, and maintaining the health and culture of the organization. On May 1, 2025, Mr. Palmer transitioned out of the President role, continuing to serve as Chief Executive Officer, with responsibilities focused on enterprise leadership, strategic oversight, and engagement with the Board of Directors. Throughout this period, Mr. Palmer remained responsible for upholding the Company’s ethics, compliance standards, and corporate responsibility initiatives. Mr. Palmer stepped down from the role of Chief Executive Officer and the Newmont Board of Directors effective December 31, 2025.

Profile:

Mr. Palmer served as CEO and a member on our Board of Directors from October 1, 2019 until December 31, 2025. He served as President from June 2019 until May 1, 2025, and as President and Chief Operating Officer from November 2018 until June 2019. Previous roles at Newmont include Executive Vice President and COO, Senior Vice President for Asia Pacific, and Senior Vice President for Indonesia. Prior to joining Newmont in 2014, Mr. Palmer had a 20-year career with Rio Tinto.

Mr. Palmer has extensive leadership experience, particularly in delivering production and fostering safety culture programs while promoting an inclusive workplace. He holds a Master of Engineering Science and a Bachelor of Engineering from Monash University in Melbourne, Australia. Currently, Mr. Palmer serves as the Chair of the International Council on Mining and Metals (ICMM) CEO Advisory Group on Social Performance, is a member of the ICMM’s three-person Administrative Committee, and holds the position of Vice Chair of the World Gold Council (WGC). He also chairs the WGC’s Sustainability Taskforce, serves on both the Administrative Committee and Compensation Committee, and chairs the World Economic Forum Mining and Metals Community.

2026 Advisory Services:

To support an orderly transition and the advancement of strategic priorities, the Company entered into a transition agreement with Mr. Palmer to serve as a strategic advisor to Ms. Viljoen and the Executive Leadership Team from January 1, 2026, through March 31, 2026.

60	Newmont Corporation

2025 Named Executive Officers

Peter Wexler

Chief Legal Officer and Interim Chief Financial Officer (July 11 to Current)
As CLO, Mr. Wexler serves as a member of Newmont’s executive leadership team contributing to the Company’s strategic direction. He is responsible for the legal, land, ethics and compliance, and corporate secretary functions. On July 11, 2025, upon Ms. Ovelmen’s departure, Mr. Wexler was appointed Interim CFO, with responsibility for the Company’s finance, accounting, tax, treasury, and internal audit functions, as well as oversight of investor relations and enterprise risk management.

Profile:

Mr. Wexler joined Newmont on March 11, 2024, bringing over 30 years of international experience in legal and risk management across sectors such as industrial, technology, energy management, engineering, manufacturing, and construction. Prior to joining Newmont, he served as Chief Legal Officer at Schneider Electric, a Global 500 company, for 15 years, where he earned several prestigious accolades, including Mergers and Acquisitions Advisors’ Top Business Development Professionals of the Year in 2020 and being recognized as one of the Financial Times Top 20 General Counsel in 2022. Before his time at Schneider Electric, Mr. Wexler held key in-house legal and compliance roles at companies such as American Power Conversion Corporation. He holds a Juris Doctor from American University Washington College of Law and a Bachelor of Arts in History and Political Science from the University of Vermont.

Peter Toth

Chief Sustainability and Development Officer
As CSDO, Mr. Toth serves as a member of Newmont’s executive leadership team contributing to the Company’s strategic direction. Mr. Toth is responsible for overseeing the development of Newmont’s mid- and long-term strategy, as well as leading the corporate development, commercial, sustainability, and external relations functions.

Profile:

Mr. Toth joined Newmont in July 2022 as the Chief Strategy Officer and expanded his responsibilities to include additional functional areas in 2023 and 2024. Prior to joining Newmont, he served as Group Executive, Strategy and Development at Rio Tinto, where he led the corporate strategy function with responsibility for business development, mergers and acquisitions, strategic partnerships, climate and sustainability strategy, closure, and exploration. Mr. Toth brings over 25 years of leadership experience in the resources industry, having worked across various commodities. He has held senior strategic, commercial, and operational roles in Europe, Singapore, Australia, and the United Kingdom with Rio Tinto, BHP, and OM Holdings. Mr. Toth holds a Bachelor of Business from Monash University, a Graduate Certificate in Management from Deakin University, and a Master of International Business from the University of Melbourne. Additionally, he has completed executive development programs at INSEAD, Stanford, and Oxford University.

2026 Proxy Statement	61

2025 Named Executive Officers

Francois Hardy

Chief Technical Officer
As CTO, Mr. Hardy serves as a member of Newmont’s executive leadership team contributing to the Company’s strategic direction. Mr. Hardy is responsible for overseeing the Company’s advancement of innovation, technical excellence, and operational capabilities across Newmont’s global portfolio as well as leading the technology, exploration, and technical services functions.

Profile:

Mr. Hardy has served as CTO since May 2024 and as Senior Vice President, Exploration from February 2022 to April 2024. Prior to that, he served as Regional Senior Vice President, Africa beginning in 2019. Earlier in his tenure with Newmont, Mr. Hardy held senior site and regional leadership roles, including Regional Project Director for Newmont Australia and General Manager of the Tanami gold mine, where he led the transformation of the operation into a Tier 1 asset. Mr. Hardy joined Newmont in 2002 and has over two decades of experience with the Company, having held a range of leadership roles across Global Program Management, Business Excellence, Technical Services, and senior site operations at multiple Newmont assets in Australia. Prior to joining Newmont, Mr. Hardy held technical and operational roles with Avmin Ltd and De Beers Consolidated Mines. Mr. Hardy holds a Bachelor’s degree in Mine Engineering from Technikon Witwatersrand and management certificates of competency for Western Australia and South Africa.

Karyn Ovelmen

Former Chief Financial Officer (January 1 to July 11)
As former CFO, and a member of Newmont’s executive leadership team until July 11, 2025, Ms. Ovelmen led the Company’s finance, accounting, tax, treasury, and internal audit functions, as well as oversight of investor relations and enterprise risk management. Ms. Ovelmen entered into a separation agreement as reported in the “All Other Compensation Table” and accompanying footnotes.

62	Newmont Corporation

EXECUTIVE COMPENSATION AND BENEFITS
PROGRAMS

Executive Compensation and Benefits Components

The following compensation and benefits components are provided to our executives. The Committee regularly reviews each component to ensure continued alignment with our compensation philosophy and with market practices.

	DELIVERY MEDIUM	OBJECTIVE	KEY CHARACTERISTICS
Base Salary	Cash	Attract and retain executives with a market-competitive fixed rate of pay	} Reviewed annually in comparison to market } Adjusted when appropriate, recognizing level of responsibility and performance within the Company
Annual Incentive Program	Cash short- term incentive program	Reward employees on a short-term (annual) basis for achieving critical strategic annual Company goals
}
Closely aligned to broad-based plan inclusive of management and staff employees
}
Employs a balanced portfolio of financial and sustainability metrics
}
NEO performance is based 100% on Company annual performance

Long-term Incentive Program	3-year PSU Program (67%)	Motivate employees and reward superior performance over a long-term (three-year) period
}
Significant portion of total compensation is in the form of performance-based LTI
}
Motivates and rewards Executive Officers to achieve multi-year strategic goals and to deliver sustained long-term value to stockholders
}
Achievement measured on relative TSR, ROCE, and sustainability performance
}
Total payout, including for each program metric, capped at 100% if TSR is negative during the period, with target payout for rTSR set at the 55th percentile
}
Vests at end of three-year performance period based on Company’s performance against the metrics included in the program

	3-year RSU Program (33%)	Retain executives and promote stock ownership while incentivizing absolute Company performance and share price appreciation over a long-term (three-year) period	} Directly aligns incentive with stockholder interests } Vests one-third per year over a three-year period from the date of grant
Benefits	Broad-based Health, Welfare, and Retirement Programs	Protect the health and welfare of employees and their covered dependents, and provide long-term financial security
}
Market competitive benefits
}
Executives generally participate in the same benefit programs that are offered to other salaried employees
}
Limited supplemental executive benefits are aligned with market practice

	Perquisites	Facilitate strong performance and enhance executive’s personal productivity	} Limited perquisites are provided, which are reviewed annually in comparison to market

2026 Proxy Statement	63

Executive Compensation and Benefits Programs

Pay Mix

Executive compensation is strongly tied to the financial and operational performance of the business, with a significant portion of annual target compensation being variable and at-risk. In 2025, 89.0% of the CEO’s total target compensation was at-risk and 79.6% of the other NEOs’, on average, was at-risk. The Committee views compensation to be “at-risk” if it is linked to operational performance, or if its value is contingent on stock price appreciation.

CEO Pay Mix	Other NEO Pay Mix

NEO Total Target Direct Compensation (TTDC)(1)

Each year, the Committee considers market data, the Company’s performance, and individual performance in determining TTDC for each Executive Officer for the program year. Upon her appointment as President and Chief Operating Officer, Ms. Viljoen received a 20% increase to TTDC.

	BASE SALARY(2)	BONUS TARGET	LTI TARGET	TTDC	% INCREASE
NAME	($)	(%)	($)	($)	FROM 2024
TOM PALMER	$1,435,000	150%	$9,500,000	$13,087,500	0%
PETER WEXLER	$650,000	85%	$1,600,000	$2,802,500	0%
NATASCHA VILJOEN(3)	$1,000,000	115%	$3,850,000	$6,000,000	20%
PETER TOTH	$710,000	100%	$2,050,000	$3,470,000	0%
FRANCOIS HARDY	$570,000	85%	$1,400,000	$2,454,500	0%
KARYN OVELMEN(4)	$780,000	100%	$2,700,000	$4,260,000	0%
(1) As of December 31, 2025, except for Ms. Ovelmen.
(2) Year-end base salary, unless otherwise footnoted.
(3) Ms. Viljoen's base salary, bonus target and LTI target reflect her compensation upon promotion to President, May 1, 2025.
(4) As of July 11, 2025, the date of Ms. Ovelmen’s departure from the Company.

Effective January 1, 2026, upon her appointment as President and Chief Executive Officer, Ms. Viljoen’s TTDC was adjusted in alignment with the Board’s pay-for-performance philosophy. In establishing her compensation, the Board considered market data from the Compensation Peer Group, with initial positioning modestly below the median and progression over time based on sustained performance and demonstrated effectiveness in the role.

	BASE SALARY	BONUS TARGET	LTI TARGET	TTDC
NAME	($)	(%)	($)	($)
NATASCHA VILJOEN	$1,200,000	150%	$7,000,000	$10,000,000

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Base Salary

}	Fixed cash compensation
}	Provides stable compensation to Executive Officers and helps to attract skilled executive talent
}	The main considerations for a salary adjustment for Executive Officers include position responsibilities, individual skills, and experience, as well as more subjective factors such as the assessment by the Committee of individual performance and achievement
}	Base salaries are benchmarked against similar jobs at peer companies and are targeted at the median of the Compensation Peer Group; adjustments are made periodically to maintain market-competitive pay

NEO Base Salaries

The table below shows the annual base salaries for the NEOs as of December 31, 2025, and their respective increases for the year 2025 as determined by the Committee in February 2025.

	2024 BASE SALARY(1)	2025 BASE SALARY(1)
NAME(1)	($)	($)	% CHANGE
TOM PALMER	$1,435,000	$1,435,000	0%
PETER WEXLER	$650,000	$650,000	0%
NATASCHA VILJOEN(2)	$850,000	$1,000,000	18%
PETER TOTH	$710,000	$710,000	0%
FRANCOIS HARDY	$570,000	$570,000	0%
KARYN OVELMEN(3)	$780,000	$410,301	—%
(1) Year-end base salary, unless otherwise footnoted.
(2) Ms. Viljoen received a base salary increase effective May 1, 2025 upon her promotion to President.
(3) Ms. Ovelmen's exit date was July 11, 2025. Without proration, the annual salary would be $780,000.

Annual Incentive Program

The annual incentive program for Executive Officers is a cash plan which rewards NEOs for Performance.

}	Variable cash compensation is based on the level of achievement toward annual performance objectives that support financial and sustainability performance goals
}	Performance against goals must at least meet a threshold performance, set at a challenging level, for a payout associated with each respective goal
}	Incentive payouts for each metric are capped at 200% of target
}	Payout levels are determined 100% based upon Company performance
}	Annual incentive program target opportunities are set at the median of the Compensation Peer Group for comparable positions
}	The metrics and design of the Executive Officer bonus plan are aligned with those of the non-executive corporate bonus plan

Target, Threshold, and Maximum Company Performance Levels

}	The Committee sets performance metric targets for executive compensation that are both rigorous and challenging, carefully considering relevant risk factors and the business outlook. When determining financial performance metrics, the Committee takes into account the annual operating

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Executive Compensation and Benefits Programs

plan and evaluates the achievability of these budget targets, factoring in macroeconomic risks and specific actions to meet these goals. As external conditions, such as foreign exchange rates and commodity price volatility, can significantly impact the business, the Committee adjusts targets, as appropriate, to remove the performance effects of these variables. This ensures a more accurate reflection of the Company’s underlying performance.
}	To further drive strong performance, the Committee establishes a clear range of performance levels. The threshold level is designed to reflect high performance, while the maximum level requires exceptional effort and results to achieve. For performance falling between the threshold and maximum, the payout amount is interpolated as a payout percentage between a threshold of 20% and a maximum of 200% for 2025. This structure ensures that executive compensation remains closely aligned with the Company’s performance, rewarding executives for achieving challenging goals.

2025 Annual Incentive Program Design and Metrics

The program for 2025 includes the following 6 metrics.

Financial	Efficiency/ Production Costs	} Adjusted Cash Sustaining Costs / Gold Equivalent Ounce (CSC/GEO)	35%
	Value Creation	} Adjusted Free Cash Flow (FCF)	35%
Sustainability	Safety	} Significant Potential Event Frequency Rate (14%) } Fatality Risk Management (6%)	20%
	Social & Environment	} Operating Sites Water Consumption Efficiency (5%) } Focusing on Our Culture (5%)	10%

Financial Metrics.(1) The financial metrics are directly linked to our primary strategic objectives: controlling expenses, enhancing production efficiency, and generating cash to boost stockholder value. These metrics constitute 70% of the target bonus opportunity and offer transparency into how meeting operational targets correlates with Newmont’s performance and the enhancement of stockholder value.

Metrics include:

}	Operating Efficiency: As measured by Adjusted Cash Sustaining Costs / Gold Equivalent Ounce (CSC/GEO) to assess the operational efficiency and cost structure of precious metal production; this represents the total adjusted cash costs incurred by the Company to sustain ongoing operations divided by the total number of gold equivalent ounces produced
}	Value Creation Measures: As measured by Adjusted Free Cash Flow (FCF) to measure cash generated from its operations, after accounting for capital expenditures, necessary to maintain and grow mining activities; FCF reflects the surplus cash available for debt reduction, dividends, share buybacks, or investments in growth opportunities

(1) Note that Adjusted CSC/GEO and Adjusted Free Cash Flow are non-GAAP metrics used for compensation purposes. See Annex A-1 for reconciliations.

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Sustainability Metrics. Sustainability forms a critical part of Newmont’s performance framework, representing 30% of the target bonus opportunity. As sustainability is a core value and strategic priority for the Company, this component aligns executive performance with the long-term health of the business, its people, and the environment. The safety metric reflects Newmont’s commitment to developing a workplace culture where the goal is to be free from fatalities, injuries, and illness. The social and environment metrics emphasize Newmont’s focus on creating sustainable value for its people, stakeholders, and host communities, ensuring that operational activities are conducted in a way that preserve and enhance both social and environmental relationships. Together, these metrics highlight the importance of long-term responsibility and stewardship in Newmont’s operational and corporate strategy.

Metrics include:

}	Safety:
}	Significant Potential Event Frequency Rate (SPEFR): Measures the frequency of events with potential for serious injury or fatality. Targets are based on maintaining or improving best performance from the prior three years. SPEFR complements Fatality Risk Management by providing a lagging/outcomes perspective, with heavier weighting on SPEFR to support a culture of a fatality-, injury-, and illness-free workplace.
}	Fatality Risk Management (FRM): Critical Control Verification, a leading safety practice, requires a target number of systematic reviews and validations of fatality prevention controls to be completed
}	Social and Environment:
}	Operating Sites Water Consumption Efficiency: Improved water efficiency set through reduction of water consumption for each operating site; targets are set annually in alignment with Newmont’s external reduction goals
}	Focusing on Our Culture: This index underscores our commitment to fostering a respectful and inclusive workplace and reflects our ongoing efforts to evolve our culture by integrating key drivers—local employment, a shared framework for enterprise-wide engagement, employee sentiment, and respect in the workplace—to provide a holistic view of our culture. Targets included Indigenous and local employment representation across operational sites, delivery of the Working Together at Newmont training and development program to site and leadership teams, achieving 74% participation in the Employee Listening Survey, and implementing six mandatory Respect at Work microlearnings.

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Executive Compensation and Benefits Programs

2025 Annual Incentive Program Results

In addition to reviewing quantitative results for each metric, the LDCC, along with the Safety and Sustainability Committee for sustainability metrics, conducts a qualitative assessment at the end of the annual performance cycle. This review considers both individual metric performance and overall business performance to ensure the annual bonus payout aligns with the Company’s holistic performance for the year.

A detailed breakdown of performance metrics follows below. Overall program performance resulted in a payout of 155.15% of target.

	METRICS	WEIGH-TING	THRESHOLD	TARGET	MAXIMUM	2025 RESULT	% ACHIEVE-MENT	WEIGHTED PAYOUT
FINANCIAL	Cash- Sustaining Costs(1) per Gold Equivalent Ounce(2) (CSC/GEO)(3)	35%	} $1,683	} $1,603	} $1,373	} Above incentive plan target due to lower adjusted operating costs partly offset by lower GEO production	109.41%	38.29%
	Adjusted Free Cash Flow (FCF) $M(1)(3)	35%	} $642	} $987	} $1,520	} Above incentive plan target due to higher metal prices and strong operational performance	200.00%	70.00%

Sustainability	Significant Potential Event Frequency Rate (SPEFR)	14%	} 15% over best demonstrated SPEFR rate over past 3 years	} 5% under best demonstrated SPEFR rate over past 3 years	} 20% under best demonstrated SPEFR rate over past 3 years	} Targets met or exceeded at 7 of 11 sites } Exceeded maximum at 36% under best demonstrated performance over past 3 years	200.00%	28.00%
	Fatality Risk Management (FRM)	6%	} Enrolled Managers / Superintendents: 4 Coaching CCVs } 2 scheduled System Verifications per year per risk, completed on-time	} Threshold met, along with actions resulting from System Verifications on-time completion > 95%	} Target met + with actions resulting from System Verifications on-time completion >100% } Target met + Systems Verifications completed for controls and risks with non-compliance	} Targets met or exceeded at all sites	148.69%	8.92%
	Operating Sites Water Consumption Efficiency	5%	} Within 10% of 2024 value	} Below 2024 value	} Below 2019 to 2024 average	} Targets met or exceeded at 10 of 11 sites	148.72%	7.44%
	Focusing on Our Culture	5%	} At LDCC discretion	} Meet Indigenous / Local Employment Commitments } Deliver 2025 Working Together at Newmont plan } Deliver 2025 Employee Listening Survey } Implement 6 Respect at Work microlearnings	} At LDCC discretion	} Results were below target as the Working Together at Newmont initiative and the Employee Listening Survey were deferred in connection with organizational design activities introduced in 2025	50.00%	2.50%

OVERALL PERFORMANCE							155.15%

(1) Certain metrics noted above are non-GAAP compensation measures; for definitions and reconciliations to the nearest GAAP measures, see Annex A-1 under the heading “Non-GAAP Compensation Measures.” The term “Adjusted” measures as used in this Compensation Discussion & Analysis refers to such Non-GAAP Compensation Measures.

(2) Gold equivalent ounces (GEOs). Calculated as pounds or ounces produced multiplied by the ratio of the other metal’s price to the gold price, using Gold ($1,700/oz.), Copper ($3.50/lb.), Silver ($20/oz.), Lead ($0.90/lb.), and Zinc ($1.20/lb.) pricing.

(3) Targets are presented prior to any adjustments made by the Committee to remove the performance effects of external factors such as foreign exchange rates, commodity price volatility, and other macroeconomic influences.

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Financial Metrics Summary.

The Company’s performance in Cash Sustaining Costs per Gold Equivalent Ounce was above incentive plan target, reflecting lower adjusted operating costs partly offset by lower GEO production. Free Cash Flow performance exceeded incentive plan targets, reflecting strong operational performance and higher metal prices, resulting in $7.3 billion of Free Cash Flow and record fourth-quarter and full-year Free Cash Flow results (see Annex A-1 under the heading “Non-GAAP Compensation Measures”).

Sustainability Metrics Summary.

Newmont exceeded its target for fatality risk management, with managers, supervisors, and technical specialists across all sites performing above-target monthly critical control verifications. The Significant Potential Event Frequency Rate and Water Consumption Efficiency metrics also achieved above-target performance, with 7 of 11 sites and 10 of 11 sites, respectively, meeting or exceeding their goals. The Working Together at Newmont program and Employee Listening Survey were deferred to 2026 to support implementation of a new, lower-cost organizational design in 2025. Indigenous and local employment commitments exceeded target, while Respect at Work microlearnings were below target. Accordingly, the LDCC determined performance for the Focusing on Our Culture metric was below target.

NEO Annual Incentives

The table below shows the annual incentive targets, performance, and payouts for the NEOs.

	TARGET OPPORTUNITY
	% OF		ACHIEVEMENT	TOTAL
	BASE PAY	VALUE	PERCENTAGE	PAYOUT
NEO	(%)	($)	(%)	($)
TOM PALMER	150%	$2,152,500	155.15%	$3,339,604
PETER WEXLER	85%	$552,500	155.15%	$857,204
NATASCHA VILJOEN(1)	115%	$1,133,562	155.15%	$1,758,721
PETER TOTH	100%	$710,000	155.15%	$1,101,565
FRANCOIS HARDY	85%	$484,500	155.15%	$751,702
KARYN OVELMEN(2)	100%	$780,000	—%	$—

(1) Ms. Viljoen’s annual incentive target was 110% from January 1, 2025 through April 30, 2025, and increased to 115% effective May 1, 2025, in connection with her promotion to President. Her annual incentive value, and payout reflect proration based on the applicable target rates for each period.

(2) Ms. Ovelmen forfeited STIP upon exit.

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Executive Compensation and Benefits Programs

2026 Annual Incentive Program Design and Metrics(1)

For the 2026 Annual Incentive Program, the Company maintained a 70% weighting for financial metrics and a 30% weighting for sustainability metrics, reflecting a balanced focus on financial and operational performance, safety, environmental stewardship, and culture. The Significant Potential Event Frequency Rate (SPEFR) metric, which represented 14% of the program in 2025, was revised for 2026 into two separate safety metrics: maintaining SPEFR at 7% weighting and introducing a Critical Action Management metric at 7% weighting. The Critical Action Management metric is designed to reinforce accountability for the timely closure of safety control gaps identified through Significant Potential Events, Level of Defense Two audits, and Calls to Action. The 2026 Annual Incentive Program continues to be based solely on Company performance for each NEO.

Financial	Efficiency/ Production Costs	} Adjusted CSC/GEO	35%
	Value Creation	} Adjusted Free Cash Flow	35%
Sustainability	Health & Safety	} Significant Potential Event Frequency Rate (7%) } Critical Action Management (7%) } Fatality Risk Management (FRM) (6%)	20%
	Social & Environment	} Operating Sites Water Consumption Efficiency (5%) } Focusing on Our Culture (5%)	10%

(1) Reflects the proposed 2026 annual incentive program design, which remains subject to final review and approval by the LDCC.

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Long-Term Incentive Program

}	Variable equity-based compensation tied to absolute Company performance
}	Performance Stock Units (PSUs) based on relative Total Shareholder Return (rTSR), inclusive of dividends reinvested, performance among industry peers, Return on Capital Employed (ROCE), and sustainability metrics
}	Restricted Stock Units (RSUs) are time-based
}	Incentives designed to motivate and reward Executive Officers to achieve multi-year strategic goals and to deliver sustained long-term value to stockholders, as well as to attract and retain Executive Officers
}	LTI grant levels and vehicle distributions are targeted at the median of the Compensation Peer Group for comparable position

Our equity plans represent a significant portion of the executives’ pay mix and are used to create a strong link between individual and Company performance and payouts.

Equity Vehicles and Mix of PSUs and RSUs

In 2025, the Committee made long-term incentive grants to the Executive Officers in the form of PSUs (67%) and RSUs (33%).

EQUITY VEHICLE	2025 LTI AWARD MIX	VESTING PERIOD	HOW PAYOUTS ARE DETERMINED	OBJECTIVE / RATIONALE
PSUs	67%	3-year cliff	Performance against program metrics and value of stock at vesting
}
rTSR reflects a measure of Newmont’s stockholder returns in relation to key competitors for investor capital
}
ROCE reflects our commitment to maximizing returns on capital deployed
}
Sustainability metrics align with Newmont’s strategy and external commitments

RSUs	33%	3 years: 33% per year	Value of stock at vesting
}
Aligns with stockholder interests and experience, with performance aligned with Absolute Total Shareholder Return
}
Promotes retention, including during periods of stock price or market underperformance

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2025 Performance Share Unit Program Design

The PSUs awarded to the NEOs in 2025 represent the opportunity to acquire shares contingent upon performance against Newmont’s three-year TSR rank compared to companies within the TSR Peer group, ROCE, and scope 1 & 2 carbon emission reduction project milestones.

Vesting is capped at 100% of target for all PSU metrics if absolute TSR is negative for the performance period. The total payout value is limited to four times the target grant value.

	METRIC	ALIGNMENT	WEIGHTING	THRESHOLD 50% Payout	TARGET 100% Payout	MAXIMUM 200% Payout
TSR	Relative Total Shareholder Return	Comparing Newmont’s performance against the TSR Peer Group, rewards NEOs for driving performance greater than or equal to peers	60%	25th percentile	55th percentile	80th percentile
Financial	Return on Capital Employed	Measuring the efficiency and profitability of capital investments, reflecting our commitment to maximizing returns on capital deployed across Newmont’s global operations	30%	8.3%	9.3%	10.3%
Sustainability	Achievement of Scope 1 & 2 Carbon Emission Reduction Project Milestones(1)	Achievement of key project milestones needed to remain on track for meeting our 2030 sustainability-linked issuance bond science-based climate target of reducing greenhouse gas emissions by 30%	10%	} Execute Cadia Power Purchase Agreement (PPA) (Forest Glen Solar Farm) } Execute Boddington PPA	} Threshold AND } Advancement of Energy Management System through Stage 2A (advance prefeasibility)	} Target AND } Advance PPA 4 for Cadia through prefeasibility AND } Advance PPA 2 for Boddington through prefeasibility

(1) Newmont accepts the Intergovernmental Panel on Climate change (“IPCC”) assessment of climate change and science and acknowledges that human activities contribute to climate change and that business plays an important role in addressing this global challenge. We have set medium and long-term targets to manage our global energy consumption, shift to renewable energy, and implement technologies that reduce emissions. In 2020, Newmont established Scope 1 and 2 absolute and intensity-based reduction targets of 32%, as compared to a 2018 baseline, and Scope 3 absolute reduction of 30%, as compared to a 2019 baseline, with an ambition to be carbon neutral by 2050. The projects included in our 2025 PSU program are critical to meeting our 2030 Scope 1 and 2 emission reduction commitments.

Relative Total Shareholder Return. Consistent with recent program years, the metric of relative Total Shareholder Return (rTSR) was used for the 2025 PSU program, with a weighting of 60%. rTSR helps to mitigate the impact of macroeconomic factors, both positive and negative, that affect the industry, sector, and/or stock price performance where management may have limited influence on impact outcomes. Comparing Newmont’s performance against the TSR Peer Group rewards NEOs for driving performance greater than or equal to peers, as the peer group is all generally subject to the same exogenous factors as Newmont.

In 2025, the target performance for relative TSR rank was maintained at the 55th percentile, requiring above median performance in comparison to the peer group to achieve target vesting of

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100%. Interpolation is used to determine vesting levels in between thresholds. TSR must rank at or above the 25th percentile for this component within the PSU program to payout.

Return on Capital Employed. In alignment with our focus on long-term, sustainable value creation, the 2025 PSU program continues to include Return on Capital Employed (ROCE) as a key performance metric. ROCE, which measures the efficiency and profitability of capital investments, reflects our commitment to maximizing returns on capital deployed across Newmont’s global operations. This metric is integral to driving operational performance while maintaining fiscal discipline and supporting the creation of lasting stockholder value. The inclusion of ROCE in the PSU program reinforces disciplined capital efficiency by rewarding executives for investment decisions that generate strong returns and support the Company’s long-term financial health and value creation.

Sustainability Metric. The sustainability metric, achieving Scope 1 & 2 carbon emission reduction project milestones aligns with our external commitments and targets, such as the 2030 sustainability-linked issuance bond, our science-based climate target of reducing greenhouse gas emissions by 30% by 2030, and the 2030 UN Sustainable Development Goals. Through this metric, we continue to reward executives for driving measurable progress in our sustainability efforts, advancing both environmental and social performance.

2025 Relative TSR Peer Group

The TSR Peer Group is comprised of companies that Newmont uses to assess relative TSR performance within the PSU programs.(1) In response to stockholder feedback and in alignment with guidance from the Committee’s independent compensation consultant, FW Cook, the TSR Peer Group was expanded starting with the 2022 LTI program to include companies listed in the VanEck Gold Miners (GDX) exchange-traded fund and expanded to also include the S&P 500 Index as an additional constituent in 2025. This transition allows for a more reliable and broader comparison, which includes:

Agnico Eagle Mines Ltd (AEM US)	First Majestic Silver Corp (AG US)	Oceanagold Corp (OGC CN)
Alamos Gold Inc (AGI US)	Fortuna Silver Mines Inc (FSM US)	Or Royalties Inc (OR US)
Amman Mineral Internasional Pt (AMMN IJ)	Franco-Nevada Corp (FNV US)	Orla Mining Ltd (ORLA US)
Anglogold Ashanti Plc (AU US)	Fresnillo Plc (FRES LN)	Pan American Silver Corp (PAAS US)
Artemis Gold Inc (ARTG CN)	G Mining Ventures Corp (GMIN CN)	Perseus Mining Ltd (PRU AU)
B2gold Corp (BTG US)	Genesis Minerals Ltd (GMD AU)	Ramelius Resources Ltd (RMS AU)
Barrick Mining Corp (B US)	Gold Fields Ltd (GFI US)	Royal Gold Inc (RGLD US)
Bumi Resources Minerals Tbk Pt (BRMS IJ)	Harmony Gold Mining Co Ltd (HMY US)	Seabridge Gold Inc (SA US)
Capricorn Metals Ltd (CMM AU)	Hecla Mining Co (HL US)	SSR Mining Inc (SSRM US)
Cia De Minas Buenaventura Saa (BVN US)	Iamgold Corp (IAG US)	Torex Gold Resources Inc (TXG CN)
Coeur Mining Inc (CDE US)	Industrias Penoles Sab De Cv (PE&OLES* MF)	Wesdome Gold Mines Ltd/Canada (WDO CN)
Discovery Silver Corp (DSV CN)	K92 Mining Inc (KNT CN)	Westgold Resources Ltd (WGX AU)
Dundee Precious Metals Inc (DPM CN)	Kinross Gold Corp (KGC US)	Wheaton Precious Metals Corp (WPM US)
Eldorado Gold Corp (EGO US)	Lundin Gold Inc (LUG CN)	Zhaojin Mining Industry Co Ltd (1818 HK)
Endeavour Mining Plc (EDV LN)	New Gold Inc (NGD US)	S&P 500 Index
Equinox Gold Corp (EQX US)	Newmont Corp (NEM US)
Evolution Mining Ltd (EVN AU)	Northern Star Resources Ltd (NST AU)

(1) Companies listed in the index as of January 21, 2026. Newmont is excluded from GDX peer group performance for purposes of calculating relative TSR performance.

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Executive Compensation and Benefits Programs

2025 Restricted Stock Unit Program Design

RSUs were granted to executives in 2025, which will become common stock at vesting on a one-to-one basis. The awards vest on a pro rata basis in three equal annual installments over a three-year period from the date of grant, with dividend equivalents paid upon vesting.

LTI Awards

In February 2025, the Committee approved LTI targets for each NEO, as shown in the Summary Compensation Table, maintaining the equity mix used for the 2023 and 2024 LTI program. The Committee considered the following when determining the 2025 grant values for each NEO:

}
Individual performance and criticality of, and expected future, contributions of the NEO
}
Time in role and experience
}
Retention considerations
}
Comparison of NEO targets to respective Compensation Peer Group values at the 50th percentile
}
The Committee determined the number of PSUs to be granted based on the average closing Newmont stock price 25-trading-days prior to and including the grant date and the number of RSUs to be granted based on the closing stock price on the date of grant. The CEO’s PSU and RSU grants were recommended by the Committee and approved by the Board, while the Committee approved the grants for the other Section 16 Executive Officers.

The target value, grant date fair value and number of PSUs and RSUs awarded to each of our NEOs under the 2025 LTI award are shown below.

	TARGET VALUE	PSUs	PSUs	RSUs	RSUs
NAME(1)(2)	($)	($)	(#)	($)	(#)
TOM PALMER	$9,500,000	$6,333,333	143,093	$3,166,667	71,904
PETER WEXLER	$1,600,000	$1,066,667	24,100	$533,333	12,110
NATASCHA VILJOEN(3)	$3,215,000	$2,143,333	48,425	$1,071,667	24,333
PETER TOTH	$2,050,000	$1,366,667	30,878	$683,333	15,516
FRANCOIS HARDY	$1,400,000	$933,333	21,087	$466,667	10,596
KARYN OVELMEN(4)	$2,700,000	$1,800,000	40,668	$900,000	20,435

(1) Amounts shown represent the aggregate grant date fair value computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 (“ASC 718”). The Company’s 2020 Stock Incentive Compensation Plan defines fair market value of the stock to include the closing sales price on such date, which is the grant date fair value used for the 2025 restricted stock unit grants. The fair market value on the date of grant, February 24, 2025, was $44.04. Pursuant to ASC 718, the grant date fair value of Performance Stock Units (“PSU”) is determined by multiplying the target number of shares by a Monte Carlo calculation model which determined a grant date fair value of the 2025 (payout 2028) Performance Stock Units of $51.33 per share (116.6% of the stock price on the date of grant) for each participating Named Executive Officer. The maximum value of the Performance Stock Units is 200% of target. The number of Performance Stock Units granted was determined by a 25‑trading‑day average stock price prior to and including the date of grant, February 24, 2025, of $44.26.

(2) The annual LTI target value for each NEO is allocated as two-thirds PSUs and one-third RSUs.
(3) The LTI target value shown for Ms. Viljoen reflects her annual long‑term incentive opportunity at the time of the regular February 24, 2025 grant.
(4) Ms. Ovelmen forfeited the entire value of PSUs and RSUs upon departure.

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2023 PSU Program Result

This 2023 PSU program was based on rTSR performance against the VanEck GDX constituents, Scope 1 & 2 Emission reduction key project milestones, and female executive representation across leadership levels. In aggregate, the 2023 PSU program paid out at 10% of target. The table below shows the targets, performance, and overall payout.

	METRIC	WEIGHTING	THRESHOLD 50% Payout	TARGET 100% Payout	MAXIMUM 200% Payout	2025 RESULT	Weighted payout
TSR	Relative Total Shareholder Return	80%	25th percentile	55th percentile	80th percentile	} Below threshold performance	0%
Sustainability	Achievement of Scope 1 & 2 Carbon Emission Reduction Project Milestones	10%	} Advance Boddington mine site carbon reduction study through feasibility	} Advance Boddington and Tanami mine site carbon reduction studies through feasibility	} Advance Boddington mine site carbon reduction study into execution (i.e., identification and in discussions with 3rd party for development or advancement of Power Purchase Agreement); } Tanami mine site carbon reduction study through Feasibility; AND } One additional mine site carbon reduction study through prefeasibility	} Maximum performance achieved at Boddington } Tanami performance below target due to intentional re-sequencing of projects following significant M&A during period	10%
	Executive Female Representation (1)	10%	36%	38%	41%	} Below threshold performance	0%

OVERALL PERFORMANCE						10%
(1)	The executive female representation metric was an aspirational goal, in compliance with applicable law, given that Newmont is an equal employment opportunity employer and does not make employment-related decisions based on gender or any other protected basis.

The table below shows the 2023 PSU target values and payouts for each NEO.

TOTAL
VESTING
			PSU	TOTAL	VALUE AS
	VALUE AT		PROGRAM	VALUE	% OF
	TARGET	PSU	PAYOUT	AT VEST	TARGET
NEO	($)	(#)	(%)	($)	(%)
TOM PALMER	$5,933,333	121,063	10.0%	1,543,279	26.0%
PETER WEXLER(1)	$—	—	—%	—	—%
NATASCHA VILJOEN(1)	$—	—	—%	—	—%
PETER TOTH	$1,300,000	26,525	10.0%	338,178	26.0%
FRANCOIS HARDY	$833,333	17,003	10.0%	216,826	26.0%
KARYN OVELMEN(1)	$—	—	—%	—	—%
(1) Mr. Wexler, Ms. Viljoen and Ms. Ovelmen were not eligible at time of grant for the 2023 performance stock units.

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Executive Compensation and Benefits Programs

2026 PSU Program Design

Compared to the 2025 PSU program, the following changes were implemented for 2026:

}	In response to feedback received during 2025 stockholder outreach and in alignment with treatment among our Proxy Compensation Peer Group, the threshold payout for the relative TSR component was reduced from 50% to 40%
}	The sustainability metric was refined to focus on emphasizing the advancement of energy-management initiatives that directly reduce emissions and improve operational efficiency

	METRIC	WEIGHTING	THRESHOLD -	TARGET 100% Payout	MAXIMUM 200% Payout
TSR	Relative Total Shareholder Return	60%	25th Percentile	55th percentile	80th percentile
			(40% payout)

Financial	Return on Capital Employed	30%	10.0%	26.0%	34.0%
			(50% payout)

Sustainability	Emission Reduction Milestones	10%	} Advance Energy Management System (EMS) through Feasibility	} Threshold AND } Pilot EMS at one operation	} Target AND } Pilot EMS at multiple operations
			} (50% payout)

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Employee Benefits

Our NEOs participate in broad-based health and welfare plans on the same basis as other full-time employees, including:

}	Retirement plans
}	Medical, dental, and vision benefits
}	Short-term and long-term disability insurance
}	Life and accidental death and dismemberment insurance

Retirement Plans

The Company offers two U.S. tax-qualified retirement plans, a defined benefit Pension Plan, and a defined contribution Retirement Savings Plan (401(k) plan). Both plans are available to a broad range of our employees, generally including all U.S. domestic salaried employees. Because of the qualified status of the Pension Plan and Retirement Savings Plan, the Internal Revenue Code limits the benefits available to highly compensated employees. As a result, the Company provides a non-qualified defined benefit plan (Pension Equalization Plan) and a non-qualified savings plan (Savings Equalization Plan) for executive employees who are subject to the Internal Revenue Code limitations in the qualified plans. The Pension Equalization Plan provides the full benefit intended under the qualified plan by making executives whole where they otherwise would not be because of the Internal Revenue Code (IRC) annual compensation limits. The Savings Equalization Plan allows pre-tax savings above the IRC limits. These retirement plans, including our equalization plans, support our goals of retaining executive employees. Refer to “Additional Benefits and Tables” for additional information.

Perquisites

The Company provides limited perquisites to senior executives, including the NEOs, to enhance their financial security and productivity. Perquisites include optional financial and tax planning services, optional annual executive health assessment, optional international health insurance as a recruitment tool for executives with dependents remaining outside the United States, and minimal personal use of administrative assistance.

The Committee regularly reviews the perquisites provided to the respective Executive Officers as part of its overall review of executive compensation to ensure that the offerings remain reasonable and in alignment with market practice. The total perquisites value for each NEO remains well below the median market value of our Compensation Peer Group.

Details regarding benefits and perquisites that each NEO received for the fiscal year end December 31, 2025, can be found in the “Summary Compensation Table” and accompanying narrative and in the “All Other Compensation Table.”

2026 Proxy Statement	77

Executive Compensation Policies and Practices

Executive Stock Ownership Guidelines

The Company has stock ownership guidelines requiring executives to hold a minimum number of Newmont shares which they must achieve within five years of their Executive Officer appointment. Eligible shares include those held personally or beneficially owned, as well as RSUs subject solely to service-based vesting. PSUs do not contribute to an executive's minimum ownership requirement, nor do stock options as they are not provided within our LTI program. Guidelines were expanded in 2025, requiring Executive Officers to hold at least 50% of vested LTI until share ownership guidelines are met within the five-year transition period. As of December 31, 2025, all NEOs either met the share ownership guidelines or fell within the exceptions to the guidelines.

POSITION	MULTIPLE OF SALARY
CEO	6x
Other Leadership Team Executive Officers	3x
Chief Accounting Officer and Business Unit Managing Directors	1x

Executive Compensation Clawback Provision

The Company has a comprehensive Clawback Policy as well as clawback terms in the annual incentive and long-term incentive programs for its employees, including Executive Officers.

The Company‘s Clawback Policy provides for the mandatory recovery of erroneously awarded compensation in the event of an accounting restatement in accordance with the applicable rules of The New York Stock Exchange Listed Company Manual, Section 10D and Rule 10D-1 of the Exchange Act (the “Clawback Policy”). Subject to and in accordance with the terms of the Clawback Policy and applicable law, the Clawback Policy requires the recovery of the amount of any erroneously awarded incentive-based compensation received by an Executive Officer in the event of an accounting restatement that exceeds the amount that otherwise would have been received had it been determined based on the restated financial results. Clawback eligible compensation under the Clawback Policy covers compensation received by the Executive Officer during the three completed fiscal years immediately preceding the date the Company concludes it is required to prepare an accounting restatement.

In addition, the Clawback Policy has expanded clawback provisions covering unethical behavior and misconduct. If the Committee determines that an Executive Officer engaged in such misconduct, the Committee may determine to recover incentive-based compensation or other covered compensation, including supplemental retirement plan benefits calculated based on incentive compensation, as well as time-based equity awards, one-time cash awards such as signing bonuses, project completion bonuses and recognition spot awards.

The provisions of the Clawback Policy prohibit Newmont from insuring, reimbursing insurance or indemnifying any current or former Executive Officer against the loss of erroneously awarded compensation.

A copy of the Clawback Policy is included as an exhibit to the Company’s Form 10-K for the year-ended December 31, 2025, and is also available on its website at https://www.newmont.com/about-us/governance-and-ethics/.

78	Newmont Corporation

Executive Compensation Policies And Practices

Restrictions on Trading Stock

Newmont maintains a Stock Trading Standard (the “Standard”) that governs the purchase, sale and other dispositions of the Company’s securities by directors, officers and employees, and is designed to promote compliance with insider trading laws, rules and regulations. It is also the policy of the Company to comply with applicable securities laws when transacting in its own securities. The Standard prohibits trading during certain periods of the year by those with access to financial results, requires pre-approval of trades in Company securities for its Executive Officers and prohibits buying shares on margin or using shares as collateral for loans, among other requirements.

A copy of the Stock Trading Standard is included as an exhibit to the Company’s Form 10-K for the year-ended December 31, 2025.

Anti-Hedging and Anti-Pledging Policies

Newmont’s Stock Trading Standard prohibits Newmont’s directors and executives from (i) engaging in any forms of hedging or short-selling transactions involving our securities, (ii) pledging or margining our securities, or (iii) any other transaction that would directly or indirectly reduce the risk of holding Company securities, however acquired. These prohibitions apply to shares acquired through equity awards or open-market purchases.

Directors and executives may not hold Company securities in margin accounts or pledge Company securities as collateral for loans, as margin calls or foreclosure sales may occur at times when the individual is aware of material non-public information or otherwise prohibited from trading, which could result in violations of federal securities laws. The prohibitions also apply to transactions by immediate family members or entities controlled by directors or executives, to the extent such transactions involve Company securities.

To the extent legally permissible, limited exceptions to the prohibition on pledging may be granted on a case-by-case basis at the discretion of the Company’s Chief Legal Officer or Corporate Secretary. Any such exception would be expected to be rare, subject to rigorous review, and disclosed in the Company’s Proxy Statement. No exceptions have been requested, and no Directors or Executive Officers currently have any Company securities pledged.

Accounting for Stock-Based Compensation

The Company follows the Financial Accounting Standards Board’s Accounting Standards Codification (ASC) Topic 718, or ASC Topic 718, for our stock-based compensation awards. ASC Topic 718 requires companies to calculate the grant date “fair value” of their stock-based awards using a variety of assumptions. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award.

Grants of PSUs and RSUs under our equity incentive award plans are accounted for under ASC Topic 718. The Committee regularly considers the accounting implications of significant compensation decisions, especially in connection with decisions that relate to our equity incentive award plans and programs. As accounting standards change, the Committee may revise certain programs to appropriately align accounting expenses of equity awards with the overall executive compensation philosophy and objectives.

Tax Deductibility of Compensation

Section 162(m) of the Internal Revenue Code of 1986, as amended, limits the amount of compensation in excess of $1,000,000 that the Company may deduct in any one year with respect to certain of its Executive Officers whose compensation must be included in this proxy statement. In 2025 compensation amounts for each NEO were greater than $1,000,000 and a portion of their salaries, bonuses, stock awards, and other compensation items are not deductible by the Company.

2026 Proxy Statement	79

2025 EXECUTIVE COMPENSATION TABLES

Summary Compensation Table

							CHANGE IN
							PENSION
						NON-EQUITY	VALUE AND
						INCENTIVE	NON-QUALIFIED
				STOCK	OPTION	PLAN	COMPENSATION	ALL OTHER
NAME AND PRINCIPLE		SALARY	BONUS	AWARDS	AWARDS	COMPENSATION	EARNINGS	COMPENSATION	TOTAL
POSITION	YEAR	($)(1)	($)(2)	($)(3)	($)	($)(4)	($)(5)	($)(6)	($)
TOM PALMER	2025	$1,435,000	$—	$10,094,351	$—	$3,339,604	$694,517	$61,696	$15,625,168
PRESIDENT & CHIEF	2024	$1,490,192	$—	$9,286,203	$—	$1,719,848	$390,217	$78,666	$12,965,126
EXECUTIVE OFFICER	2023	$1,435,000	$—	$8,896,322	$—	$710,325	$652,107	$53,350	$11,747,104
PETER WEXLER(7)	2025	$650,000	$—	$2,700,073	$—	$857,204	$156,485	$30,154	$4,393,916
CHIEF LEGAL OFFICER & INTERIM	2024	$512,500	$350,000	$2,899,989	$—	$357,018	$118,610	$344,928	$4,583,045
CHIEF FINANCIAL OFFICER	2023	Mr. Wexler Joined Newmont in 2024
NATASCHA VILJOEN(8)	2025	$946,841	$—	$4,051,048	$—	$1,758,721	$231,924	$135,233	$7,123,767
PRESIDENT & CHIEF	2024	$882,692	$—	$3,142,636	$—	$747,065	$190,781	$148,077	$5,111,252
OPERATING OFFICER	2023	$163,462	$500,000	$5,810,999	$—	$76,926	$33,073	$61,052	$6,645,512
PETER TOTH	2025	$710,000	$—	$2,178,246	$—	$1,101,565	$180,817	$86,207	$4,256,836
CHIEF SUSTAINABILITY &	2024	$729,742	$—	$2,003,855	$—	$567,290	$111,642	$127,588	$3,540,117
DEVELOPMENT OFFICER	2023	$670,357	$—	$1,949,157	$—	$223,080	$161,735	$88,889	$3,093,219
FRANCOIS HARDY	2025	$570,000	$—	$1,487,545	$—	$751,702	$166,434	$120,253	$3,095,934
CHIEF TECHNICAL	2024	$—	$—	$—	$—	$—	$—	$—	$—
OFFICER	2023	$—	$—	$—	$—	$—	$—	$—	$—
KARYN OVELMEN	2025	$465,000	$—	$2,868,852	$—	$—	$70,598	$415,006	$3,819,456
FORMER CHIEF	2024	$803,324	$—	$2,639,230	$—	$623,220	$218,443	$37,692	$4,321,909
FINANCIAL OFFICER	2023	$401,786	$150,000	$1,299,969	$—	$145,788	$124,747	$73,102	$2,195,392
(1) Represents salary paid during program year.
(2) No discretionary supplemental bonuses were paid for 2025.

(3) Amounts shown represent the aggregate grant date fair value computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 (“ASC 718”). The Company’s 2020 Stock Incentive Compensation Plan defines fair market value of the stock as the close price on the date of grant, which is the grant date fair value for the restricted stock unit grants. For the 2025 restricted stock unit grants, the fair market value on the date of the grant, February 24, 2025, was $44.04. For the 2024 restricted stock unit grants, the fair market value on the date of the grant, February 26, 2024, was $30.01. For the 2023 restricted stock unit grants, the fair market value on the date of grant, February 27, 2023, was $43.34. Pursuant to ASC 718, the aggregate grant date fair value of Performance Stock Units (“PSU”) is determined by multiplying the target number of shares by a Monte Carlo calculation model, further described below, which determined a grant date fair value of the 2025 (payout 2028) Performance Stock Units of $51.33 per share (116.6% of the stock price on the date of grant) for each participating Named Executive Officer. For 2024 (payout 2027) Performance Stock Units of $33.91 per share (113.0% of the stock price on the date of grant) for each participating Named Executive Officer. For 2023 (payout 2026) Performance Stock Units of $50.39 per share (116.3% of the stock price on the date of grant) for each participating Named Executive Officer. The maximum value of the Performance Stock Units is 200% of target.

(4) Amounts shown represent Company Performance Bonuses.

(5) Amounts shown represent the increase in the actuarial present value under the Company’s qualified and non-qualified defined benefit pension plans. The interest discounting is based on the FASB rate. On December 31, 2025, the FASB rate for the Salaried and PEQ plans was 5.78%; on December 31, 2024, the FASB rate for the Salaried and PEQ plans was 5.76%; and on December 31, 2023, the FASB rate for the Salaried and PEQ plans was 5.28%.

(6) Amounts shown are described in the All Other Compensation Table. Refer to the Compensation Discussion and Analysis section of this Proxy Statement for a description of the components of compensation, along with a description of all material terms and conditions of each component.

(7) In recognition of his service as Interim Chief Financial Officer, in addition to his ongoing role as Chief Legal Officer, Mr. Wexler received a one-time restricted stock unit retention grant upon commencing the interim role on July 11, 2025. The award was granted under the Company’s standard restricted stock unit terms, with one-third vesting annually over a three-year period.

(8) In recognition of her promotion to President, Ms. Viljoen received a one-time restricted stock unit grant upon commencing the role on May 1, 2025. The award was granted under the Company’s standard restricted stock unit terms, with one-third vesting annually over a three-year period.

Description of Monte Carlo calculation Model: The fair value of performance leverage stock units (“PSUs”) is determined using a Monte Carlo simulation model that uses the assumptions: (i) expected volatility based on historical price volatility of Newmont and the designated peer group; (ii) expected risk-free interest rate based on the U.S. Treasury rates as of the grant date; and (iii) expected term. Stock-based compensation expense related to all awards, including awards with a market or performance condition that cliff vest, is generally recognized ratably over the requisite service period of the award on a straight-line basis. The Company recognizes forfeitures as they occur. The Company’s estimates may be impacted by certain variables including, but not limited to, stock price volatility, employee retirement eligibility dates, the Company’s performance and related tax impacts.

80	Newmont Corporation

2025 Executive Compensation Tables

All Other Compensation Table

	COMPANY
	CONTRIBUTIONS
	TO DEFINED
	CONTRIBUTION		SEPARATION
	PLANS(1)	PERQUISITES(2)	PAYMENTS(3)	TOTAL
NAME	($)	($)	($)	($)
TOM PALMER	$21,000	$40,696	$—	$61,696
PETER WEXLER	$21,000	$9,154	$—	$30,154
NATASCHA VILJOEN	$21,000	$114,233	$—	$135,233
PETER TOTH	$21,000	$65,207	$—	$86,207
FRANCOIS HARDY	$21,000	$99,253	$—	$120,253
KARYN OVELMEN	$21,000	$4,006	$390,000	$415,006

(1) Under the Company’s defined contribution plan, the Savings Plan, the Company will match 100% of the first 6% of a participant’s base salary contribution to the Savings Plan annually with a maximum match of $21,000 for 2025.

(2) The Company provides Named Executive Officers with financial advisory services valued up to $17,000 and executive health assessment benefits with a maximum value of $3,500. These benefits are not grossed up for taxes, with the executive responsible for any personal tax liability associated with the imputed income. Mr. Palmer received $17,000 for financial advisory services and $2,100 for executive health assessment benefits. Mr. Wexler received $4,500 for financial advisory services, and $3,150 for executive health assessment benefits. Ms. Viljoen received $74,227 for tax preparation services associated with her relocation to the United States upon hire in 2023, $17,000 for financial advisory services, and $2,200 for executive health assessment benefits. Mr. Toth received $48,404 for tax preparation services associated with his relocation to the United States upon hire in 2022, $14,000 for financial advisory services, and $1,950 for executive health assessment benefits. Mr. Hardy received $77,932 for tax preparation services associated with his relocation to the United States in 2024 and $5,084 for financial advisory services. Ms. Ovelmen received $3,300 for executive health assessment benefits. Mr. Palmer, Mr. Wexler, Ms. Viljoen, Mr. Toth and Ms. Ovelmen had limited personal use of administrative support. The Company offers international health insurance coverage as an incentive for Executive Officers with dependents residing outside the United States. The value is calculated as the difference between the cost to the Company of international coverage and the standard U.S. health insurance benefit. Mr. Palmer, Ms. Viljoen, and Mr. Hardy each received a benefit valued at $16,237.

(3) Ms. Ovelmen, former Executive Vice President and Chief Financial Officer of Newmont, resigned from her role as Chief Financial Officer on July 11, 2025, departing the Company. Ms. Ovelmen’s resignation was not due to any disagreement with the Company on any matter relating to the Company’s operations, financial statements or accounting policies or practices or disclosures. Ms. Ovelmen and the Company entered into a separation agreement (the “Separation Agreement”), dated July 11, 2025, to assist with the transition of the role of Chief Financial Officer. Pursuant to the Separation Agreement, Ms. Ovelmen received six months of her then current base salary and six months of medical insurance coverage following the date of separation from the Company. The Separation Agreement contained a general release of claims by Ms. Ovelmen against the Company, as well as certain customary restrictive covenants. Although not reflected in the Summary Compensation Table in accordance with SEC rules, Ms. Ovelmen also received full vesting under the Pension Plan as reflected in the Pension Benefits Table on page 85. Ms. Ovelmen did not receive any other separation or severance benefits under the Company’s disclosed plans. Ms. Ovelmen forfeited her prorated 2025 Annual Incentive Plan Incentive and all outstanding LTI at the time of her departure.

2026 Proxy Statement	81

2025 Executive Compensation Table

Grants of Plan-Based Awards Table

									ALL OTHER
									STOCK
									AWARDS	GRANT DATE
		ESTIMATED FUTURE PAYOUTS			ESTIMATED FUTURE PAYOUTS				NUMBER	FAIR VALUE
		UNDER NON-EQUITY INCENTIVE			UNDER EQUITY INCENTIVE PLAN				OF SHARES	OF STOCK
		PLAN AWARDS(1)			AWARDS(2)				OF STOCK	AND OPTION
	GRANT	THRESHOLD	TARGET	MAXIMUM	THRESHOLD	TARGET	MAXIMUM	FMV ON	OR UNITS	AWARDS(3)
	DATE	($)	($)	($)	(#)	(#)	(#)	GRANT DATE	(#)	($)
TOM PALMER
2025 ANNUAL BONUS	—	$430,500	$2,152,500	$4,305,000
2025 PSU	2/24/2025				—	57,238	114,476	$44.04		$2,520,762
2025 PSU (MONTE CARLO)	2/24/2025				—	85,855	171,710	$51.33		$4,406,937
2025 RSU	2/24/2025								71,904	$3,166,652
PETER WEXLER
2025 ANNUAL BONUS	—	$110,500	$552,500	$1,105,000
2025 PSU	2/24/2025				—	9,640	19,280	$44.04		$424,546
2025 PSU (MONTE CARLO)	2/24/2025				—	14,460	28,920	$51.33		$742,232
2025 RSU	2/24/2025								12,110	$533,324
2025 RSU OFF-CYCLE GRANT(4)	7/28/2025							$63.66	15,708	$999,971
NATASCHA VILJOEN
2025 ANNUAL BONUS	—	$230,000	$1,150,000	$2,300,000
2025 PSU	2/24/2025				—	19,370	38,740	$44.04		$853,055
2025 PSU (MONTE CARLO)	2/24/2025				—	29,055	58,110	$51.33		$1,491,393
2025 RSU	2/24/2025								24,333	$1,071,625
2025 RSU OFF-CYCLE GRANT(4)	5/1/2025							$51.49	12,332	$634,975
PETER TOTH
2025 ANNUAL BONUS	—	$142,000	$710,000	$1,420,000
2025 PSU	2/24/2025				—	12,352	24,704	$44.04		$543,982
2025 PSU (MONTE CARLO)	2/24/2025				—	18,526	37,052	$51.33		$950,940
2025 RSU	2/24/2025								15,516	$683,325
FRANCOIS HARDY
2025 ANNUAL BONUS	—	$96,900	$484,500	$969,000
2025 PSU	2/24/2025				—	8,436	16,872	$44.04		$371,521
2025 PSU (MONTE CARLO)	2/24/2025				—	12,651	25,302	$51.33		$649,376
2025 RSU	2/24/2025								10,596	$466,648
KARYN OVELMEN(5)
2025 ANNUAL BONUS	—	$82,060	$410,301	$820,603
2025 PSU	2/24/2025				—	16,268	32,536	$44.04		$716,443
2025 PSU (MONTE CARLO)	2/24/2025				—	24,400	48,800	$51.33		$1,252,452
2025 RSU	2/24/2025								20,435	$899,957

(1) Amounts shown represent threshold, target and maximum amounts for 2025 Corporate Bonuses. The Corporate Performance Bonus has a threshold of 20% payout, with the potential to have a zero payout. The LDCC established the target for corporate metrics in April 2025. Payments of Corporate Performance for 2025 performance are shown in the Non-Equity Incentive Plan Compensation column of the Summary Compensation Table. Refer to the Compensation Discussion and Analysis for a description of the criteria for payment of Corporate Performance.

(2) Amounts shown represent the threshold, target and maximum number of shares of the Performance Leveraged Stock Unit bonuses potentially awardable for the targets set in 2025, which will pay out in 2028. See the CD&A for a description of these awards and the rationale.

(3) Amounts shown represent the aggregate grant date fair value computed in accordance with the Financial Accounting Standards Board (“FASB”) Accounting Standards Codification Topic 718 (“ASC 718”). For the restricted stock units, the grant date fair value is the target number of shares granted multiplied by the fair market value on the date of grant. The Company’s 2020 Stock Incentive Compensation Plan defines fair market value of the stock to include the closing sales price on such date, which is the grant date fair value utilized for the restricted stock units. The fair market value on the date of grant, February 24, 2025, was $44.04, on May 1, 2025, was $51.49 and on July 28, 2025, was $63.66, and the grant values are shown in the Stock Awards column of the Summary Compensation Table. The restricted stock unit awards vest pro-ratably over three years. See the CD&A for a description of this award and the rationale. Pursuant to ASC 718, the aggregate grant date fair value of Performance Leveraged Stock Units is determined by multiplying the target number of shares by a Monte Carlo grant date fair value $51.33 for the 2025 (payout 2028) for the portion of the Performance Leveraged Stock Unit grant that is tied to the market factors and the fair value of $44.04 for the 2025 (payout 2028) for the portion of the Performance Leveraged Stock Unit grant that is tied to non-market factors, and such amounts are shown in the Stock Awards column of the Summary Compensation Table.

(4) Mr. Wexler received a one-time RSU retention grant of 15,708 shares in recognition of serving in the interim CFO role; based on fair market value on date of grant, July 28, 2025, of $63.66. Ms. Viljoen received a one time RSU grant of 12,332 in recognition of her promotion to President; based on fair market value on date of grant, May 1, 2025, of $51.49. The grant for Ms. Viljoen vests in three equal annual installments over approximately three years, with vesting dates of February 24, 2026, 2027, and 2028, aligned with the vesting schedule of the 2025 annual LTI grant.

(5) Ms. Ovelmen forfeited the entire value of PSUs and RSUs upon departure.

82	Newmont Corporation

2025 Executive Compensation Tables

Outstanding Equity Awards at Fiscal Year-End Table

The Company does not grant stock options; therefore, columns applicable to stock options are omitted as not applicable.

NAME	STOCK AWARDS
					EQUITY INCENTIVE
				EQUITY INCENTIVE	PLAN AWARDS:
				PLAN AWARDS:	MARKET OF
	NUMBER OF		MARKET VALUE OF	NUMBER OF	PAYOUT VALUE OF
	SHARES OR UNITS		SHARES OR UNITS	UNEARNED SHARES,	UNEARNED SHARES,
	OF STOCK		OF STOCK	UNITS OR OTHER	UNITS OR OTHER
	THAT HAVE		THAT HAVE	RIGHTS THAT HAVE	RIGHTS THAT HAVE
	NOT VESTED		NOT VESTED	NOT VESTED	NOT VESTED
	(#)		($)(1)	(#)(2)	($)(1)
TOM PALMER	22,817	(3)	$2,278,277
—	70,347	(4)	$7,024,148
—	71,382	(5)	$7,127,493
2023 PSU				121,063	$12,088,141
2024 PSU				189,167	$18,888,325
2025 PSU				143,093	$14,287,836
PETER WEXLER	47,573	(6)	$4,750,164
—	12,110	(5)	$1,209,184
—	15,708	(7)	$1,568,444
2023 PSU				—	$—
2024 PSU				—	$—
2025 PSU				24,100	$2,406,385
NATASCHA VILJOEN	50,052	(8)	$4,997,692
—	23,807	(4)	$2,377,129
—	24,333	(5)	$1,231,350
—	12,332	(5)	$2,429,650
2023 PSU				—	$—
2024 PSU				64,018	$6,392,197
2025 PSU				48,425	$4,835,236
PETER TOTH	4,999	(3)	$499,150
—	15,180	(4)	$1,515,723
—	15,516	(5)	$1,549,273
2023 PSU				26,525	$2,648,521
2024 PSU				40,820	$4,075,877
2025 PSU				30,878	$3,083,168
FRANCOIS HARDY	3,205	(3)	$320,019
—	13,884	(4)	$1,386,317
—	10,596	(5)	$1,058,011
2023 PSU				17,003	$1,697,750
2024 PSU				18,667	$1,863,900
2025 PSU				21,087	$2,105,537
KARYN OVELMEN(9)	—		—	—	—
(1) Assumes stock price of $99.85, the closing price on December 31, 2025.

(2) Target number of Performance Leveraged Stock Units are shown for the 2023 PSU (payout 2026), 2024 PSU (payout 2027), and 2025 PSU (payout 2028), all three awards for which performance and grant are not yet determined and which are described in the CD&A. The maximum achievable amount of Performance Leveraged Stock Units is 200% of target.

(3) Vesting date is February 27, 2026.
(4) Vesting dates are February 26, 2026 and 2027.
(5) Vesting dates are February 24, 2026, 2027 and 2028.
(6) Vesting dates are April 30, 2026 and 2027.
(7) Vesting dates are July 28, 2026, 2027 and 2028.
(8) Vesting date is October 30, 2026.
(9) Ms. Ovelmen held no outstanding equity awards as of the end of the fiscal year and forfeited all outstanding awards upon departure from the Company.

2026 Proxy Statement	83

2025 Executive Compensation Table

Option Exercises and Stock Vested Table

	OPTION AWARDS		STOCK AWARDS
	NUMBER OF	VALUE	NUMBER OF	VALUE
	SHARES ACQUIRED	REALIZED ON	SHARES ACQUIRED	REALIZED ON
	ON EXERCISE	EXERCISE	ON VESTING	VESTING
NAME	(#)	($)	(#)	($)
TOM PALMER	—	—	72,677	$3,323,416
PETER WEXLER	—	—	23,785	$1,283,439
NATASCHA VILJOEN	—	—	61,955	$4,618,153
PETER TOTH	—	—	41,823	$2,609,201
FRANCOIS HARDY	—	—	12,244	$551,361
KARYN OVELMEN	—	—	20,020	$1,077,854

84	Newmont Corporation

Additional Benefits and Tables

The Company provides two tax-qualified retirement plans, a Pension Plan, and a Savings Plan (401(k) plan). In addition, the Company offers a non-qualified pension plan (the “Pension Equalization Plan”), and non-qualified savings plan (the “Savings Equalization Plan”) for executive grade level employees.

Pension Benefits Table(1)(2)

		NUMBER OF	PRESENT VALUE OF	PAYMENTS
		YEARS CREDITED	ACCUMULATED	DURING LAST
		SERVICE	BENEFIT	FISCAL YEAR
NAME	Plan Name	(#)	($)	($)
TOM PALMER	Pension Plan	9.67	$369,916	$—
	Pension Equalization Plan	9.67	$3,584,427	$—
PETER WEXLER	Pension Plan	1.83	$79,902	$—
	Pension Equalization Plan	1.83	$195,192	$—
NATASCHA VILJOEN	Pension Plan	2.25	$92,375	$—
	Pension Equalization Plan	2.25	$363,403	$—
PETER TOTH	Pension Plan	3.50	$140,832	$—
	Pension Equalization Plan	3.50	$372,765	$—
FRANCOIS HARDY	Pension Plan	1.67	$82,588	$—
	Pension Equalization Plan	1.67	$162,649	$—
KARYN OVELMEN(2)	Pension Plan	2.25	$153,350	$—
	Pension Equalization Plan	N/A	$—	$—

(1) Pension Calculation Assumptions. Qualified Plan and Pension Equalization Plan benefits are defined as a lump sum at age 65, the age at which the Stable Value benefits are unreduced. All of the benefits shown are also discounted from the earliest unreduced retirement age to current age using the FASB discount rate of 5.78%.

(2) Prior to Ms. Ovelmen's termination, she had not fully vested in a pension plan benefit based on her years of service with the Company; however, due to the partial plan termination resulting from the company-wide workforce reduction program in 2025 pursuant to which all U.S.-based employees exiting the Company during this period became fully vested, regardless of their years of service, Ms. Ovelmen vested in a pension plan benefit of $153,350.

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Additional Benefits and Tables

Pension Plan

Each NEO participates in Newmont’s qualified Stable Value Pension Plan, which is available to U.S. domestic salaried employees of the Company. The plan provides for post-retirement payments determined by a formula based upon annual pay and years of service, and is designed to promote long-term retention, including in times of high demand within the talent marketplace.

Benefits accrued under this plan generally do not vest until employees have completed five whole years of service with the Company. Mr. Palmer and Mr. Hardy have vested benefits under the Pension Plan by virtue of five or more years of service. Ms. Viljoen, Mr. Wexler, and Mr. Toth do not have vested benefits under the Pension Plan, as they do not have five years of service with the Company. Ms. Ovelmen has a vested benefit under the Pension Plan as a result of a partial plan termination. Pursuant to the workforce reduction program implemented in 2025, all Participants in the Pension Plan exiting the Company during this period were granted full vesting in their accrued benefits, regardless of their years of service.

Pension Value Calculation

The Stable Value Pension Plan benefits are determined as follows:

FULL YEARS OF SERVICES
COMPLETED BY THE END OF	PERCENTAGE OF SALARY UP TO AND	PERCENT OF SALARY OVER THE
THE PLAN YEAR	INCLUDING SOCIAL SECURITY WAGE BASE	SOCIAL SECURITY WAGE BASE
0 to 9	13%	21%
10 to 19	15%	23%
20+	17%	25%

The stable value benefit, as of a given date, is the sum of all the amounts accrued for each year of service, inclusive of regular pay, vacation pay, and annual bonus. Severance or Change of Control payments are not included as pensionable earnings. Salary does not include stock-based compensation, foreign assignment premiums, signing bonuses, fringe benefits, payments from non-qualified plans, or indemnity benefit payments. Normal retirement age under the pension is 65 and the vesting period is 5 years. If a participant has 5 years of service and separates employment with Newmont prior to age 65, the participant is entitled to a reduced benefit. Participants may take their benefit in lump sum or an annuity.

The Stable Value Pension Plan contains a cap on eligible earnings as required by the Internal Revenue Code as well as a cap on benefits as required by section 415 of the Internal Revenue Code. This cap limits the pension benefits that executive-grade employees of the Company can receive under the Pension Plan.

Pension Equalization Plan

The Pension Equalization Plan provides for an actuarially determined present value cash lump sum amount upon retirement, or upon termination after 5 years of service with the Company. The Company determines the lump sum amount by calculating a full pension benefit under the Pension Plan, using the definition of Salary from the Pension Equalization Plan, and subtracting the actual benefit owed under the Pension Plan that is subject to the cap in benefits.

If a participant dies while employed with the Company, or after retirement but before receipt of benefits under the Pension Equalization Plan, and the participant was entitled to benefits under the Pension Plan, the participant’s legal spouse receives survivor benefits which are calculated based upon the full Pension Equalization benefit minus the Pension Plan benefit amount. If the Company terminates a participant for cause, the participant forfeits all benefits under the Pension Equalization Plan.

86	Newmont Corporation

Additional Benefits and Tables

Pension Calculation Assumptions

The qualified Pension Plan and Pension Equalization Plan benefits are defined as a lump sum at age 65, the age at which benefits are unreduced. All of the benefits shown are also discounted from the earliest unreduced retirement age to current age using the FASB discount rate of 5.78%.

Retirement Savings Plan

The Retirement Savings Plan is the Company’s defined contribution plan that is available to a broad group of Company employees, which generally includes U.S. domestic salaried employees of Newmont. Eligible employees may contribute before-tax or after-tax compensation to a plan account for retirement savings. Under the Savings Plan, the Company will match 100% of the first 6% of a participant’s base salary, with a maximum of $350,000 in salary and a maximum match of $21,000 for 2025 contribution to the Savings Plan annually. The Company contribution vests as follows:

Savings Plan Vesting Schedule

PERCENTAGE OF COMPANY
YEARS OF SERVICE	CONTRIBUTION VESTED
Less than 1 year	0%
1 year	20%
2 years	40%
3 years	60%
4 or more years	100%

In the event of death, disability, retirement, change of control (same definition as Executive Change of Control Plan explained in the “Potential Payments Upon Termination” or “Change of Control” section), or termination of the Savings Plan, a participant is fully vested in the Company contribution component of the Savings Plan. In accordance with the Internal Revenue Code, the Savings Plan limits the before-tax and after-tax contributions that highly compensated participants may make to the Savings Plan.

Savings Equalization Plan

The Savings Equalization Plan allows eligible participants the opportunity to defer up to 100% of compensation beyond the Internal Revenue Code limitations set forth in the Savings Plan on a pre-tax basis. The Savings Equalization Plan is a non-qualified deferred compensation plan. To participate in the Savings Equalization Plan, an employee must be an executive or a legacy participant and be eligible to participate in the Savings Plan of Newmont. The purpose of the Savings Equalization Plan is to allow executive employees a way to defer additional compensation for post-employment savings purposes beyond the limits set forth in the Savings Plan. A participant’s deferred compensation is contributed at the direction of the participant to various hypothetical investment alternatives. Such investments are selected by a committee of Company representatives, with the advice of professional investment managers.

Upon distribution of Savings Equalization Plan accounts, the participant receives a cash amount equal to the value of the contributions if such contributions had been invested in such hypothetical investments, as of the applicable valuation date. A participant receives distribution of Savings Equalization amounts in lump-sum form, or at a pre-selected distribution date in the future according to the provisions of the plan and Internal Revenue Code Section 409A.

In 2010, the Company established a trust for participants’ account balances in the Savings Equalization Plan, and the Company funds the participant account balances in the trust. The assets held in this trust may be subject to claims of the Company’s creditors in the event the Company files for bankruptcy.

2026 Proxy Statement	87

Additional Benefits and Tables

Potential Payments Upon Termination or Change of Control

The Committee maintains severance arrangements and protections to ensure alignment between the interests of our executives and our stockholders in the event of a sale or merger of the Company. These benefits enable Executive Officers to focus their attention on business operations without undue concern regarding their own financial situations during these periods of potential disruption and distraction. The Committee designed these arrangements to be fair and reasonable, and in alignment with peer market practices.

Retirement Benefits

Mr. Palmer and Mr. Hardy have vested benefits under the Pension Plan and Pension Equalization Plan. Ms. Viljoen, Mr. Wexler, and Mr. Toth do not have vested benefits under the Pension Plan or Pension Equalization Plan, as they have not attained five years of service. Ms. Ovelmen has a vested benefit under the Pension Plan as a result of a partial plan termination. In connection with the workforce reduction program implemented in 2025, all U.S.-based employees exiting the Company during this period became fully vested, regardless of years of service. See the “Pension Benefits Table” for the present value of benefits under these plans.

For PSU and RSU equity grants, retirement is defined as at least age 55, with at least 5 years of continuous service and a total of 65 when adding age plus years of continuous service. If an individual meets this definition of retirement: 1) PSUs shall pro-rata vest based on actual performance using program-end performance; 2) RSUs that have not yet met the first anniversary of grant shall pro-rata vest; and 3) RSUs beyond the first anniversary of grant shall continue to vest post-retirement on the original vesting schedule.

Voluntary Termination

The NEOs would receive no payments or other benefits upon voluntary termination, except for vested benefits under the Pension Plan and Pension Equalization Plan. See the “Pension Benefits Table” for the present value of benefits under these plans.

Termination Not for Cause

The Board of Directors and the Compensation Committee of the Board adopted an Executive Severance Plan applicable to Senior Director-level employees and above, on October 25, 2011. Effective January 1, 2025, the Board of Directors and the Compensation Committee of the Board approved a revised severance plan for eligible Section 16 Officers only, defined as the Severance Plan for Section 16 Officers of Newmont, thereby replacing all prior provisions of the Executive Severance Plan. As of November 1, 2024, all non-Section 16 Officers previously covered under the Executive Severance Plan are now covered under the Severance Plan for Salaried Employees of Newmont.

Under the Severance Plan for Section 16 Officers of Newmont, any eligible employee who is subject to involuntary termination of employment for any reason other than cause is entitled to severance benefits. Cause is defined as engagement in illegal conduct or gross negligence, or willful misconduct or any dishonest or fraudulent activity, breach of any contract, agreement or representation with the Company, or violation of Newmont’s Code of Conduct.

The Company’s severance benefits include:

}	A fixed number of months of base salary
}	Pro-rated actual bonus (this benefit is contained in the bonus plan)
}	Pro-rata PSU and RSU payout
}	Medical benefits for the severance period, not to exceed 18 months
}	Outplacement services for up to 12 months

88	Newmont Corporation

Additional Benefits and Tables

The range of fixed number of months of base salary for the Named Executive Officers is 24 months of salary for Mr. Palmer and 15 months of salary + 1 month of salary for every year of service up to a maximum of 18 months of salary for Ms. Viljoen, Mr. Wexler, Mr. Toth, and Mr. Hardy.

For equity grants in the case of separation of employment under the Severance Plan for Section 16 Officers of Newmont, there shall be a pro-rata percent acceleration of restricted stock units that have already been granted. PSUs shall pro-rata vest based on actual performance at program end. The calculations below in the termination tables use the target payout for Performance Stock Units.

The payments and benefits provided under the Severance Plan for Section 16 Officers of Newmont are contingent upon the affected Executive Officer’s execution and non-revocation of a general release of claims and compliance with specified restrictive covenants.

Termination for Cause

No additional benefits are payable in any case of termination for cause. The Company’s plans generally define cause as stated above.

Change of Control

The Company’s Executive Change of Control Plan applies to Senior Director level employees and above, including the NEOs, in the event of a change of control, which is generally defined as:

}	The acquisition of beneficial ownership of 20% or more of either (a) the then outstanding shares of the Company; or (b) the combined voting power of the then outstanding shares of the Company entitled to vote generally in the Election of Directors (but not an acquisition by a Company entity or Company benefit plan); or
}	The individuals constituting the Company’s Board of Directors on January 1, 2008 (for 2008 Executive Change of Control Plan) and January 1, 2012 (for 2012 Executive Change of Control Plan), cease to constitute at least most of the Board, with certain exceptions allowing the Board the ability to vote in new members by a majority; or
}	Consummation of a reorganization, merger, consolidation, sale, or other disposition of all or substantially all of the assets of the Company or an acquisition of assets of another corporation. The acquisition of assets of another corporation does not constitute a change of control if certain requirements are met to evidence that the Company is the acquiring company and will conduct the business of the combined entity going forward.

Newmont maintains the 2008 Executive Change of Control Plan and the 2012 Executive Change of Control Plan. During fiscal year 2025, Mr. Palmer participated in the 2008 Executive Change of Control Plan, while the other NEOs participated in the 2012 plan. The 2008 Executive Change of Control Plan will be retired on January 1, 2026.

Termination After Change of Control

Executives are eligible for benefits under the change of control plans if terminated within the requisite period of a change of control or if the executive terminates for good reason within the requisite time period of a change of control. The Change of Control Plans generally define good reason as any of the following without the executive’s prior consent:

}	Material reduction in salary or bonus compensation from the level immediately preceding the change of control
}	Requiring the executive to relocate their principal place of business more than 35 miles (50 miles in the 2012 Executive Change of Control Plan) from the previous principal place of business
}	Failure by the employer to comply with the obligations under the Change of Control Plan
}	Assigning the executive duties inconsistent with the executive’s position immediately prior to such assignment or any action resulting in the diminution of the executive’s position, authority, duties, or responsibilities

2026 Proxy Statement	89

Additional Benefits and Tables

If an executive is eligible for termination benefits under the Executive Change of Control Plan, the executive is entitled to:

}	Two times the “annual pay” for Executive Officers
}	Annual pay is defined as annual salary, annual cash bonus at the highest amount that the executive received in the three years prior to the change of control, and the highest employer matching contribution made to the Savings Plan on behalf of the executive in the three years prior to the change of control
}	Mr. Palmer would receive three times annual pay based on the previous terms of the policy
}	Pro-rated bonus determined by percentage of the year worked at target level
}	For the COBRA period, health, dental, vision, prescription, and life insurance benefits for the executive and their family
}	Outplacement services consistent with the Company’s practices during the one-year period prior to the change of control
}	Unvested participants in the Pension Plan vest in their interests in the plan; see the “Pension Benefits Table” and accompanying footnotes for pension values and unvested participants

No tax gross ups are provided for any amounts payable in connection with a change in control. The 2020 Stock Incentive Compensation Plan approved by stockholders in 2020 incorporates a double-trigger upon change of control for any equity vesting and all equity outstanding only vests upon a double-trigger of change of control and termination of employment. The Retirement Savings Plan provides for immediate vesting of the Company matching contributions which is capped at a total of $21,000 per year in 2025.

Death

The level of coverage under the basic term life insurance program provides two times final annual base salary for an employee who dies while an active employee, up to a maximum of $1,500,000. Upon the death of one of the NEOs, payment is made to the beneficiary of record for the group life insurance coverage.

In the event of death during employment an unvested participant of the Pension Plan vests in the Pension Plan. See the “Pension Benefits Table” and following text for pension values and unvested participants.

Disability

Short-term disability benefits provide for 100% of base pay (salary and bonus) for the initial twelve weeks of disability and 60% of base pay for the remainder of short-term disability for a total period of up to six months. In the event of long-term disability, the Company has an insurance plan that provides a maximum monthly benefit to executives and officers of the Company of $15,000 per month. The maximum benefit period for the long-term disability benefit varies depending upon the age on date of disability. Qualified long-term disability participants also receive continuation of medical coverage for up to 24 months.

Performance Bonuses, PSUs, and RSUs

All amounts shown for Bonuses include Company Performance Bonuses, Personal Bonuses, Performance Stock Units, and Restricted Stock Units are calculated at target level for 2025 performance.

Accelerated Vesting of Restricted Stock

The amounts shown assume vesting as of December 31, 2025, at a closing price of $99.85 per share. The amounts shown do not include any vested stock awards.

90	Newmont Corporation

Additional Benefits and Tables

Performance Stock Units

The amounts shown for the Performance Stock Units in the event of a Change of Control assume target payout and a stock price of $99.85 per share, the December 31, 2025, closing stock price, because there is no change of control price to determine actual payout, as contemplated by the PSU program.

Restricted Stock Units

The amounts shown for the Restricted Stock Units represent the target granted for the year of the change of control. These restricted stock units are subject to a vesting period beginning with one-third vesting the following January 1st, one-third vesting one year later, and the final one-third vesting two years later. Vesting accelerates upon a termination of employment after a change of control. The figures shown represent target payout and a stock price of $99.85 per share, the December 31, 2025, closing price.

Health Care Benefits

The value of health care benefits disclosed below is based on the incremental additional cost to the Company for the length of coverage specified in the Long-Term Disability Plan, Executive Severance Plan, or the Executive Change of Control Plans, except that for Change of Control, the amount is determined without any present value discount.

Life Insurance

Life insurance coverage and proceeds are provided under the terms of the Group Life Plan.

280G Tax Gross-Up

The Company does not provide 280G gross ups on any benefits.

2026 Proxy Statement	91

Additional Benefits and Tables

Potential Payments on Termination(1)

The following tables describe the estimated potential payments upon termination or change of control of the Company for the NEOs. The amounts shown assume that the termination or change of control occurred on December 31, 2025. The actual amounts to be paid can only be determined at the time of such executive’s separation from the Company.

				TERMINATION
				AFTER
		TERMINATION	CHANGE OF	CHANGE OF
	RETIREMENT	NOT FOR CAUSE	CONTROL	CONTROL	DEATH	DISABILITY
	($)	($)	($)	($)	($)	($)
TOM PALMER
BASE BENEFIT	$—	$2,870,000	$—	$—	$—	$—
BONUS (CORPORATE PERFORMANCE)	$2,152,500	$2,152,500	$2,152,500	$—	$2,152,500	$2,152,500
RESTRICTED STOCK UNIT BONUS	$—	$—	$—	$3,166,643	$—	$—
PERFORMANCE LEVERAGED STOCK UNIT BONUS	$29,442,869	$29,442,869	$29,442,869	$15,821,233	$29,442,869	$29,442,869
CHANGE OF CONTROL PAYMENT	$—	$—	$—	$10,762,500	$—	$—
ACCELERATED VESTING OF RESTRICTED STOCK UNITS	$11,295,931	$6,920,803	$—	$16,482,040	$16,429,918	$16,429,918
INCREMENTAL NON-QUALIFIED PENSION	$—	$—	$—	$—	$—	$—
HEALTH CARE BENEFITS AND LIFE INSURANCE COVERAGE	$—	$99,867	$—	$98,362	$—	$—
LIFE INSURANCE PROCEEDS	$—	$—	$—	$—	$1,500,000	$—
DISABILITY COVERAGE	$—	$—	$—	$—	$90,000	$—
OUTPLACEMENT SERVICES	$—	$7,500	$—	$10,000	$—	$—
TOTAL	$42,891,300	$41,493,539	$31,595,369	$46,340,778	$49,615,287	$48,025,287
PETER WEXLER
BASE BENEFIT	$—	$866,667	$—	$—	$—	$—
BONUS (CORPORATE PERFORMANCE)	$—	$552,500	$552,500	$—	$552,500	$552,500
RESTRICTED STOCK UNIT BONUS	$—	$—	$—	$533,299	$—	$—
PERFORMANCE LEVERAGED STOCK UNIT BONUS	$—	$802,095	$802,095	$1,604,190	$802,095	$802,095
CHANGE OF CONTROL PAYMENT	$—	$—	$—	$2,405,000	$—	$—
ACCELERATED VESTING OF RESTRICTED STOCK UNITS	$—	$2,178,028	$—	$7,527,791	$7,527,791	$7,527,791
INCREMENTAL NON-QUALIFIED PENSION	$—	$—	$—	$—	$—	$—
HEALTH CARE BENEFITS AND LIFE INSURANCE COVERAGE	$—	$72,226	$—	$82,028	$—	$—
LIFE INSURANCE PROCEEDS	$—	$—	$—	$—	$1,300,000	$—
DISABILITY COVERAGE	$—	$—	$—	$—	$90,000	$—
OUTPLACEMENT SERVICES	$—	$7,500	$—	$10,000	$—	$—
TOTAL	$—	$4,479,016	$1,354,595	$12,162,308	$10,272,386	$8,882,386
NATASCHA VILJOEN
BASE BENEFIT	$—	$1,416,667	$—	$—	$—	$—
BONUS (CORPORATE PERFORMANCE)	$—	$1,150,000	$1,150,000	$—	$1,150,000	$1,150,000
RESTRICTED STOCK UNIT BONUS	$—	$—	$—	$1,283,272	$—	$—
PERFORMANCE LEVERAGED STOCK UNIT BONUS	$—	$5,873,077	$5,873,077	$5,354,157	$5,873,077	$5,873,077
CHANGE OF CONTROL PAYMENT	$—	$—	$—	$4,267,124	$—	$—
ACCELERATED VESTING OF RESTRICTED STOCK UNITS	$—	$2,871,486	$—	$11,035,821	$11,035,821	$11,035,821
INCREMENTAL NON-QUALIFIED PENSION	$—	$—	$—	$—	$—	$—
HEALTH CARE BENEFITS AND LIFE INSURANCE COVERAGE	$—	$92,453	$—	$98,293	$—	$—
LIFE INSURANCE PROCEEDS	$—	$—	$—	$—	$1,500,000	$—
DISABILITY COVERAGE	$—	$—	$—	$—	$90,000	$—
OUTPLACEMENT SERVICES	$—	$7,500	$—	$10,000	$—	$—
TOTAL	$—	$11,411,183	$7,023,077	$22,048,667	$19,648,898	$18,058,898

92	Newmont Corporation

Additional Benefits and Tables

				TERMINATION
				AFTER
		TERMINATION	CHANGE OF	CHANGE OF
	RETIREMENT	NOT FOR CAUSE	CONTROL	CONTROL	DEATH	DISABILITY
	($)	($)	($)	($)	($)	($)
PETER TOTH
BASE BENEFIT	$—	$1,065,000	$—	$—	$—	$—
BONUS (CORPORATE PERFORMANCE)	$—	$710,000	$710,000	$—	$710,000	$710,000
RESTRICTED STOCK UNIT BONUS	$—	$—	$—	$683,274	$—	$—
PERFORMANCE LEVERAGED STOCK UNIT BONUS	$—	$6,393,396	$6,393,396	$3,413,971	$6,393,396	$6,393,396
CHANGE OF CONTROL PAYMENT	$—	$—	$—	$2,840,000	$—	$—
ACCELERATED VESTING OF RESTRICTED STOCK UNITS	$—	$1,510,930	$	$3,564,146	$3,564,146	$3,564,146
INCREMENTAL NON-QUALIFIED PENSION	$—	$—	$—	$—	$—	$—
HEALTH CARE BENEFITS AND LIFE INSURANCE COVERAGE	$—	$63,018	$—	$63,018	$—	$—
LIFE INSURANCE PROCEEDS	$—	$—	$—	$—	$1,420,000	$—
DISABILITY COVERAGE	$—	$—	$—	$—	$90,000	$—
OUTPLACEMENT SERVICES	$—	$7,500	$—	$10,000	$—	$—
TOTAL	$—	$9,749,844	$7,103,396	$10,574,409	$12,177,542	$10,667,542
FRANCOIS HARDY
BASE BENEFIT	$—	$855,000	$—	$—	$—	$—
BONUS (CORPORATE PERFORMANCE)	$—	$484,500	$484,500	$—	$484,500	$484,500
RESTRICTED STOCK UNIT BONUS	$—	$—	$—	$466,599	$—	$—
PERFORMANCE LEVERAGED STOCK UNIT BONUS	$—	$3,642,129	$3,642,129	$2,024,958	$3,642,129	$3,642,129
CHANGE OF CONTROL PAYMENT	$—	$—	$—	$2,109,000	$—	$—
ACCELERATED VESTING OF RESTRICTED STOCK UNITS	$—	$1,163,752	$—	$2,764,347	$2,764,347	$2,764,347
INCREMENTAL NON-QUALIFIED PENSION	$—	$—	$—	$—	$—	$—
HEALTH CARE BENEFITS AND LIFE INSURANCE COVERAGE	$—	$85,382	$—	$85,382	$—	$—
LIFE INSURANCE PROCEEDS	$—	$—	$—	$—	$1,140,000	$—
DISABILITY COVERAGE	$—	$—	$—	$—	$90,000	$—
OUTPLACEMENT SERVICES	$—	$7,500	$—	$7,500	$—	$—
TOTAL	$—	$6,238,263	$4,126,629	$7,457,786	$8,120,976	$6,890,976

(1) Ms. Ovelmen is not included in the table above as she departed the Company on July 11, 2025. The six months of base salary continuation and medical insurance coverage Ms. Ovelmen received following her separation from the Company is reflected in the “All Other Compensation” column of the Summary Compensation Table. The benefit in which she vested under the Pension Plan in connection with her separation is reflected in Footnote 2 to the Pension Benefits Table.

2026 Proxy Statement	93

Additional Benefits and Tables

Pay Ratio of CEO to Median Employee

The following summarizes the relationship of the annual total compensation of the median employee from among our employees (other than the CEO) and the annual total compensation of the CEO.

To identify the median compensated employee for the 2026 Proxy Statement, the Company used a consistently applied compensation measure (“CACM”), defined as annualized base salary, which provides a reasonable estimate of compensation received. This annualized base‑salary measure was applied only to permanent employees (and not to seasonal or temporary employees) and was not adjusted for part‑time status. Local currency was consistently converted using foreign exchange rates applied consistently for the period January 1, 2025, through December 1, 2025. No cost-of-living adjustments were applied. Using this CACM, the Company identified a group of employees whose compensation fell within the median range as of December 1, 2025. The Company then reviewed full‑year 2025 compensation records for that group and selected the single median employee for purposes of calculating the ratio of CEO pay to median employee pay.

The Company has determined that the 2025 annual total compensation of the median compensated employee was $83,771. For 2025, the total compensation for the Company’s CEO, Mr. Palmer, as reported in the “Summary Compensation Table” was $15,625,168. Mr. Palmer’s total compensation is 187 times (or a ratio of 187 to 1) that of the estimated median compensated Newmont employee. This pay ratio is a reasonable estimate calculated in accordance with SEC rules based on our payroll and employment records.

The SEC rules for identifying the median compensated employee and calculating the pay ratio based on that employee’s annual total compensation allow companies to adopt a variety of methodologies, exclusions, and assumptions that reflect their compensation practices. As such, the pay ratio reported above may not be comparable to the pay ratio reported by other companies, even those in a related industry or of a similar size and scope. Other companies may have different employment practices, regional demographics, or may utilize different methodologies and assumptions in calculating their pay ratios.

94	Newmont Corporation

Additional Benefits and Tables

Pay Versus Performance Table

The following summarizes the relationship between the executive compensation actually paid by the Company and the financial performance of Newmont over a five-year performance period.

					VALUE OF INITIAL FIXED
					$100 INVESTMENT ON
					DECEMBER 31, 2020
					BASED ON
			AVERAGE	AVERAGE
			SUMMARY	COMPENSATION
	SUMMARY		COMPENSATION	ACTUALLY		PEER/INDEX
	COMPENSATION	COMPENSATION	TABLE TOTAL FOR	PAID TO	TOTAL	TOTAL	COMPANY NET
	TABLE TOTAL	ACTUALLY PAID	NON-PEO	NON-PEO	SHAREHOLDER	SHAREHOLDER	INCOME	FREE CASH
PEFORMANCE YEAR	FOR PEO ($)(1)	TO PEO ($)(1)(7)	NEOS ($)(2)	NEOS ($)(2)(7)	RETURN ($)(3)	RETURN ($)(3)(4)	(LOSS) ($)(5)	FLOW($)(6)
2025	$15,625,168	$46,280,998	$4,537,982	$8,992,688	$195	$330	$7,167	$7,299
2024	$12,965,126	$3,323,357	$4,463,189	$3,119,735	$72	$156	$3,381	$2,916
2023	$11,747,104	$1,125,000	$3,949,153	$1,588,050	$78	$162	$(2,467)	$88
2022	$13,654,538	$3,407,020	$3,904,167	$1,166,702	$85	$154	$(369)	$1,067
2021	$12,667,106	$15,415,524	$3,922,861	$3,707,302	$107	$157	$233	$2,613

(1) In his capacity as Chief Executive Officer, Mr. Palmer is included as our PEO for 2021 to 2025. See the Summary Compensation Table Total versus Compensation Actually Paid Reconciliation Table for additional details.

(2) Reflects compensation for the following non-PEO NEOs:

2025: Mr. Wexler, Ms. Viljoen, Mr. Toth, Mr. Hardy and Ms. Ovelmen

2024: Ms. Ovelmen, Ms. Viljoen, Mr. Wexler, Mr. Toth and Mr. Atkinson

2023: Ms. Ovelmen, Ms. Viljoen, Mr. Atkinson, Mr. Toth, Mr. Tabolt, and Mr. Puna

2022: Mr. Tabolt, Mr. Atkinson, Ms. Lipson, Mr. Toth, and Ms. Buese

2021: Ms. Buese, Mr. Atkinson, Mr. Gottesfeld, and Ms. Lipson

See Summary Compensation Table Total versus Compensation Actually Paid Reconciliation Table for additional details.

(3) In 2025, the Company modified its approach to calculating Total Shareholder Return for purposes of the Pay Versus Performance table to reflect a more standardized calculation that aligns with the Annual Report. The updated methodology has been applied to all periods presented.

(4) The peer group used for TSR comparisons reflects our compensation benchmarking peer group as disclosed in the Newmont Annual Report for each year. The peer group is comprised of the following companies for each year:

2025: Agnico Eagle Mines Ltd (AEM US); Anglogold Ashanti Ltd (AU US); Freeport (FCX US), Gold Fields Ltd (GFI US); Barrick Gold Corp (B US); Kinross Gold Corp (KGC US); Northern Star Resources Limited (NST AU) and Harmony Gold Mining Co Ltd (HMY US). The 2025 Peer/Index Total Shareholder Return was $341 when calculated using the prior-year peer group and $330 when calculated using the updated 2025 peer group.

2024 - 2023: Agnico Eagle Mines Ltd (AEM US); Anglogold Ashanti Ltd (AU US); Freeport (FCX US), Gold Fields Ltd (GFI US); Barrick Gold Corp (B US); Kinross Gold Corp (KGC US); and Harmony Gold Mining Co Ltd (HMY US).

2022 - 2021: Agnico Eagle Mines Ltd (AEM US); Anglogold Ashanti Ltd (AU US); Freeport (FCX US), Gold Fields Ltd (GFI US); Barrick Gold Corp (B US); Kinross Gold Corp (KGC US); Harmony Gold Mining Co Ltd (HMY US); and Newcrest Mining Ltd (NCM AU).

(5) Represents Newmont's Company Net Income (Loss) in millions, calculated on a GAAP basis, as disclosed in our Annual Report of Form 10-K for the relevant year.

(6) Represents Free Cash Flow in millions, a non-GAAP metric, as disclosed in our Annual Report of Form 10-K for the relevant year.

(7) The following adjustments were made to Summary Compensation Table total compensation to determine “Compensation Actually Paid” for our NEOs:

	2025
ADJUSTMENTS(8)(9)	PEO ($)		NON-PEO NEO AVERAGE ($)
Summary Compensation Table Total		15,625,168		4,537,982
Deduction for amount reported in “Stock Awards” column of the Summary Compensation Table	( - )	10,094,351	( - )	2,657,153
Addition of fair value at fiscal year (FY) end, of equity awards granted during the FY that remained outstanding	(+)	24,625,888	(+)	4,853,898
Addition of change in fair value at FY end versus prior FY end for awards granted in prior FY that remained outstanding	(+)	15,291,483	(+)	3,255,029
Deduction of fair value of awards granted during prior FY that were forfeited during applicable FY, determined as of prior FY end	( - )	0	( - )	1,217,352
Addition of change in fair value at vesting date versus prior FY end for awards granted in prior FY that vested during the FY	(+)	393,682	(+)	162,091
Addition in respect of any dividends or other earnings paid during applicable FY prior to vesting date of underlying award	(+)	617,869	(+)	108,164
Deduction for values reported in the “Change in Pension Value and Nonqualified Deferred Compensation Earnings” column of the Summary Compensation Table	( - )	694,517	( - )	161,252
Addition for the Service Cost attributable to services rendered during the FY	(+)	515,776	(+)	111,281
Compensation Actually Paid		46,280,998		8,992,688

(8) Equity valuations have been calculated in accordance with the requirements for Compensation Actually Paid. Adjustments for restricted stock units (“RSUs”) reflect changes in fair value during the fiscal year based on the Company’s closing stock price at fiscal year-end or the applicable vesting date. RSU awards generally vest pro-rata over three years. Adjustments for performance stock units (“PSUs”) reflect changes in fair value during the fiscal year based on the Company’s closing stock price at fiscal year-end and management’s estimate of expected performance. For PSUs with market-based conditions, fair value is determined using a Monte Carlo simulation model as described in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025. PSU awards have a maximum payout opportunity of 200% of target. See the Compensation Discussion and Analysis for additional information.

(9) The Company’s pension benefits are determined under its qualified defined benefit plan. The total pension expense for each year includes (i) the service cost for benefits earned during the year and (ii) any prior service cost arising from plan amendments, if applicable, which was $0 for all years presented. All amounts are calculated in accordance with U.S. GAAP.

2026 Proxy Statement	95

Additional Benefits and Tables

Compensation Actually Paid Versus Company Performance

Executive compensation is linked strongly to the financial and operational performance of the Company, with a majority of annual target compensation being variable and at-risk. In 2025, 89.0% of the total target compensation for the principal Executive Officer (PEO) and 79.6% of non-PEO NEO pay, on average, was at-risk and tied to performance measures that impact stockholder return, including Free Cash Flow. The following charts provide a clear visual description of the relationship between Compensation Actually Paid and Newmont Total Shareholder Return, Peer/Index Total Shareholder Return, Newmont Free Cash Flow, and Newmont Net Income as detailed in the Pay Versus Performance table above.

Compensation Actually Paid versus Total Shareholder Return

Compensation Actually Paid versus Free Cash Flow and Net Income

Tabular List of Financial Performance Measures

Absolute Total Shareholder Return (TSR)
Free Cash Flow
Relative Total Shareholder Return (rTSR)

96	Newmont Corporation

Additional Benefits and Tables

Key Compensation Discussion and Analysis Definitions

Capitalized terms, not otherwise defined in this CD&A, have the meaning ascribed below:

2026 Meeting	2026 Annual Meeting of Stockholders of Newmont	LTIP		Long-Term Incentive Program
ASC	Accounting Standards Codification	NEO		Named Executive Officer
AUD	Australian Dollar	NYSE		New York Stock Exchange
Board or Board of Directors	Board of Directors of Newmont	PBGC		Pension Benefit Guaranty Corporation
CACM	Consistently Applied Compensation Measure	PEO		Principal Executive Officer
CCV	Critical Control Verification; delivery of a target number of fatality risk management-based verifications	PEP		Pension Equalization Plan
CD&A	Compensation Discussion & Analysis	PSU		Performance Stock Unit
Committee	In the CD&A section, Leadership Development and Compensation Committee	Relative TSR or rTSR		Percentile ranking against the TSR Peer Group of Newmont stock price appreciation, plus dividends paid
Company	Newmont and its consolidated subsidiaries; all reference to “we,” “us,” and “our” refer to the Company	RSU		Restricted Stock Unit
Compensation Peer Group	Peer group used for market comparisons, benchmarking, and setting executive and director compensation	S&P 500		Standard and Poor’s 500
Adjusted CSC/GEO	Adjusted non-GAAP measure of Cash Sustaining Costs per Gold Equivalent Ounce — see Annex A-1 for additional information	SEC		United States Securities and Exchange Commission
Adjusted Free Cash Flow	Adjusted non-GAAP measure to analyze cash flows generated from operations — see Annex A-1 for additional information	SPEFR		Significant Potential Event Frequency Rate
ROCE	Non-GAAP measure to analyze Return on Capital Employed calculated as Adjusted EBIT divided by Total Assets minus Non-Debt Liabilities minus Cash	STI		Short-Term Incentive
DJSI	Dow Jones Sustainability Index	STIP		Short-Term Incentive Program annual cash bonus plan
FASB	Financial Accounting Standards Board	TSR		Total Shareholder Return
Free Cash Flow	Non-GAAP measure to analyze cash flows generated from operations after capital expenditures	TSR Peer Group		Peer group used to measure relative TSR performance within the performance share program
FW Cook	Frederic W. Cook & Co., Inc.; Newmont LDCC’s independent compensation consultant	TTDC		Total Target Direct Compensation
GDX	VanEck Gold Miners exchange-traded fund	USD		United States Dollar
LTI	Long-Term Incentive

2026 Proxy Statement	97

REPORT OF THE LEADERSHIP DEVELOPMENT AND COMPENSATION COMMITTEE ON EXECUTIVE COMPENSATION

The Leadership Development and Compensation Committee of the Board of Directors (the “LDCC”) is composed entirely of Directors who are not officers or employees of the Company or any of its subsidiaries, and are independent, as defined in the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines. The LDCC has adopted a Charter that describes its responsibilities in detail, and the LDCC and Board review and assess the adequacy of the Charter on an annual basis. The LDCC has the responsibility of taking the leadership role with respect to the Board’s responsibilities relating to compensation of the Company’s key employees, including the Chief Executive Officer, the Chief Financial Officer, and the other Executive Officers. Additional information about the LDCC’s role in corporate governance can be found in the LDCC’s Charter, available on the Company’s website at http://www.newmont.com/about-us/governance-and-ethics/.

The LDCC has reviewed and discussed with management the Company’s Compensation Discussion and Analysis (CD&A) section of this Proxy Statement. Based on such review and discussions, the LDCC has recommended to the Board of Directors that the CD&A section be included in this Proxy Statement and the Company’s Annual Report on Form 10-K for the year ended December 31, 2025.

This Report shall not be deemed to be incorporated by reference into any filing made by the Company under the Securities Act of 1933 or the Exchange Act, notwithstanding any general statement contained in any such filing incorporating this proxy statement by reference, except to the extent the Company incorporates such Report by specific reference.

Submitted by the following members of the LDCC of the Board of Directors:

Julio M. Quintana, Chair
Gregory H. Boyce
Sally-Anne Layman

98	Newmont Corporation

PROPOSAL THREE — RATIFICATION OF APPOINTMENT OF INDEPENDENT REGISTERED
PUBLIC ACCOUNTING FIRM

Newmont’s Audit Committee of the Board of Directors evaluates the selection of independent auditors each year and has selected Ernst & Young LLP (“EY”) as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2026. In September 2014, the Company formally engaged EY as its independent registered public accounting firm for the fiscal year ended December 31, 2015. EY has continued to serve as the Company’s independent registered public accounting firm since that time.

The Audit Committee is responsible for the appointment, compensation, retention, and oversight of the Company’s independent registered public accounting firm retained to audit the Company’s consolidated financial statements. In accordance with its commitment to sound corporate governance practices, the Audit Committee reviews whether it is in the Company’s best interests to rotate the Company’s independent registered public accounting firm (“independent auditor”). In fulfilling its oversight responsibility, the Audit Committee carefully reviews the policies and procedures for the engagement of the independent auditor, including the scope of the audit, audit fees, auditor independence matters, performance of the independent auditors, and the extent to which the independent auditor may be retained to perform non-audit services. The Audit Committee and its Chair are also directly involved with the selection, review and evaluation of the lead engagement partner, and the negotiation of audit fees. The Audit Committee reviews the performance of the independent auditor annually. In conducting its review, the Audit Committee considers, among other things:

}	the professional qualifications and effectiveness of EY, the lead audit partner and other key engagement partners
}	EY’s historical and recent performance on the Company’s audit, including the extent and quality of EY’s communications with the Audit Committee
}	an analysis of EY’s known legal risks and significant proceedings that may impair its ability to perform the Company’s annual audit
}	data relating to audit quality and performance, including the most recent Public Company Accounting Oversight Board (“PCAOB”) reports on EY and its peer firms
}	the appropriateness of EY’s fees
}	EY’s independence policies and its processes for maintaining its independence
}	EY’s tenure as the Company’s independent auditor and its depth of understanding of the Company’s global business, operations and systems, accounting policies and practices, including the potential effect on the financial statements of the major risks and exposures facing the Company, and internal control over financial reporting
}	EY’s demonstrated professional integrity and objectivity, including through rotation of the lead audit partner and other key engagement partners
}	EY’s capability, expertise and efficiency in handling the breadth and complexity of the Company’s global operations, including of the lead audit partner and other key engagement partners
}	the advisability and potential impact of selecting a different independent public accounting firm

As a result of its evaluation of EY’s qualifications, performance and independence, the Board and the Audit Committee believe that the continued retention of EY to serve as the Company’s independent auditor for the year ending December 31, 2026, is in the best interests of the Company and its stockholders.

As a matter of good corporate governance, the Board and the Audit Committee submit the selection of the independent auditor to our stockholders for ratification in connection with the 2026 Annual Meeting. If the selection of EY is not ratified by a majority of the shares of common stock present or represented at the Annual Meeting and entitled to vote on the matter, the Audit Committee will review its selection of an independent auditor in light of that vote result. Even if this appointment is ratified, the Audit Committee may, in its discretion, direct the appointment of a different independent auditor at any time during

2026 Proxy Statement	99

Proposal Three—Ratification of Appointment of Independent Registered Public Accounting Firm

the year if the Audit Committee determines that such a change would be in the best interest of the Company and its stockholders.

We expect that a representative of EY will attend the Annual Meeting, and the representative will have an opportunity to make a statement. The representative will also be available to respond to appropriate questions from stockholders.

FOR

The Board of Directors unanimously recommends that you vote FOR the ratification of Ernst and Young LLP as Newmont’s independent registered public accounting firm for the fiscal year ended December 31, 2026.

Independent Auditors Fees

The following table discloses the fees for professional services provided by Ernst & Young (EY) in each of the last two fiscal years.

	2025	2024
Audit Fees(1)	$11,716,042	$14,583,000
Audit-Related Fees(2)	$1,294,474	$1,329,000
Tax Fees(3)	$165,613	$540,000
All Other Fees(4)	$13,880	$25,000
Total(5)	$13,190,009	$16,477,000

(1) Audit Fees were primarily for professional services rendered for the audits of the consolidated financial statements and internal controls over financial reporting in compliance with Section 404 of the Sarbanes-Oxley Act of 2002, the review of documents filed with the SEC, consents, comfort letters and financial accounting and reporting consultations.

(2) Audit-Related Fees were primarily for professional services rendered for other attest services, employee benefit plan audits, accounting consultations and audits in connection with acquisitions and divestitures, and attest services related to financial reporting that are not required by statute or regulation.

(3) Tax Fees were for professional services related to general tax consultation, tax advisory, tax compliance and international tax matters.
(4) All Other Fees were for the use of EY’s proprietary research tools.

(5) The Audit Committee has determined that the provision of the services described above is compatible with maintaining the independence of our independent registered public accounting firm. The Audit Committee carefully reviews the scope of the audit and fees for audit and non-audit services and will continue to do so.

The Audit Committee has established procedures for engagement of the Company’s independent registered public accounting firm to perform services other than audit, review, and attest services.

In order to safeguard the independence of the Company’s independent registered public accounting firm, for each engagement to perform such non-audit service, (a) management and EY affirm to the Audit Committee that the proposed non-audit service is not prohibited by applicable laws, rules or regulations; (b) management describes the reasons for hiring EY to perform the services; and (c) EY affirms to the Audit Committee that it is qualified to perform the services.

The Audit Committee pre-approves and reviews audit and non-audit services performed by EY as well as the fees charged by EY for such services and is provided with quarterly reporting on actual spending. The Audit Committee has delegated to its Chair its authority to pre-approve such services in limited circumstances, and any such pre-approvals are reported to the Audit Committee at its next regular meeting and ratified. In its pre-approval and review of non-audit service fees, the Audit Committee considers, among other factors, the possible effect of the performance of such services on the auditors’ independence. All services provided by EY were permissible under applicable laws, rules and regulations and were pre-approved by the Audit Committee in accordance with its procedures. The Audit Committee considered the amount of non-audit services provided by EY in assessing its independence.

For additional information concerning the Audit Committee and its activities with EY, see “Corporate Governance” and “Report of the Audit Committee” in this Proxy Statement.

100	Newmont Corporation

REPORT OF THE AUDIT COMMITTEE

The Audit Committee of the Board of Directors is composed entirely of Directors who are not officers or employees of the Company or any of its subsidiaries and are independent, as defined in the listing standards of the New York Stock Exchange and the Company’s Corporate Governance Guidelines. The Audit Committee has adopted a Charter that describes its responsibilities in detail. The Charter is available on the Company’s website at http://www.newmont.com/about-us/governance-and-ethics/.

The primary responsibility for financial and other reporting, internal controls, compliance with laws and regulations, and ethics, rests with the management of the Company. The Audit Committee’s primary purpose is to oversee the integrity of the Company’s financial statements, the Company’s compliance with legal and regulatory requirements and corporate policies and controls, the independent auditor’s selection, compensation, retention, qualifications, performance, objectivity and independence, the performance of the Company’s internal audit function, treasury and finance matters and enterprise risk management, privacy and data security and cybersecurity. The Audit Committee reviews the financial information that will be provided to the stockholders and others, the systems of internal controls that management and the Board have established, and the audit, accounting and financial reporting process. Additional information about the Audit Committee’s role in corporate governance can be found in the Audit Committee’s Charter.

The Audit Committee has reviewed and discussed with management and EY, the Company’s independent auditors, the audited financial statements of the Company for the fiscal year ended December 31, 2025, and the results of management’s assessment of the effectiveness of the Company’s internal control over financial reporting and independent registered public accounting firm’s audit of internal control over financial reporting as of December 31, 2025.

The Audit Committee has discussed with EY the matters required to be discussed by the applicable Public Company Accounting Oversight Board (“PCAOB”) rules, including the quality, not just the acceptability, of the accounting principles, the reasonableness of significant judgments and the clarity of the disclosures in the financial statements. The Audit Committee has received and reviewed the disclosure and letter required by the applicable requirements of the PCAOB regarding the independent accountant’s communications with the Audit Committee concerning independence, and has discussed EY’s independence with them, and considered whether the non-audit services provided by the independent registered public accounting firm to the Company are compatible with maintaining the firm’s independence.

The Company also has an internal audit department that reports to the Audit Committee. The Audit Committee reviews and approves the internal audit plan at least once a year and receives updates of internal audit results throughout the year. The Audit Committee discussed with the Company’s internal auditors and independent registered public accounting firm the overall scope and plans for their respective audits. The Audit Committee met regularly with the internal auditors and the independent registered public accounting firm to discuss the results of their examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s financial reporting.

Based on the review and discussions referred to above, the Audit Committee recommended to the Board of Directors that the audited financial statements be included in the Company’s Annual Report on Form 10-K for the year ended December 31, 2025, for filing with the Securities and Exchange Commission.

Submitted by the members of the Audit Committee of the Board of Directors:

Bruce R. Brook, Chair
Maura J. Clark
René Médori
David Seaton

The Report of the Audit Committee does not constitute soliciting material and shall not be deemed to be filed or incorporated by reference into any other Company filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, except to the extent that the Company specifically incorporates the Report of the Audit Committee by reference therein.

2026 Proxy Statement	101

BENEFICIAL OWNERSHIP OF COMMON STOCK

Directors and Executive Officers Ownership

As of March 16, 2026, the Directors and Executive Officers of the Company as a group beneficially owned, in the aggregate, 678,345 shares of the Company’s outstanding capital stock, constituting, in the aggregate, less than 1% of the Company’s outstanding capital stock, based on 1,079,933,130 shares of common stock outstanding on such date.

No Director or Executive Officer (a) beneficially owned more than 1% of the outstanding shares of the Company’s common stock or (b) shares voting power in excess of 1% of the voting power of the outstanding capital stock of the Company. Each Director and Executive Officer have sole voting power and dispositive power with respect to all shares beneficially owned by them, except as set forth below.

The following table sets forth the beneficial ownership of common stock as of March 16, 2026, held by (a) each then current Director and nominee; (b) the Chief Executive Officer, the Chief Financial Officer and each of the other highly compensated Executive Officers (the “Named Executive Officers”); and (c) all then current Directors and Executive Officers as a group. The address for each of the named individuals below is c/o Newmont Corporation, 6900 E Layton Avenue, Suite 700, Denver, Colorado 80237 USA.

		RESTRICTED STOCK,
		RESTRICTED STOCK		BENEFICIAL
	COMMON	UNITS, AND DIRECTOR	OPTION	OWNERSHIP
NAME OF BENEFICIAL OWNER	STOCK	STOCK UNITS(1)(2)	SHARES(3)	TOTAL(4)
NON-EMPLOYEE DIRECTORS			—
GREGORY H. BOYCE	—	45,152	—	45,152
BRUCE R. BROOK	—	32,709	—	32,709
MAURA J. CLARK	—	19,416	—	19,416
HARRY M. CONGER(5)	14,498	7,047	—	21,545
EMMA FITZGERALD	—	15,263	—	15,263
SALLY-ANNE LAYMAN(6)	4,204	10,007	—	14,211
JOSÉ MANUEL MADERO	—	16,807	—	16,807
RENÉ MÉDORI	7,707	20,292	—	27,999
JANE NELSON	—	57,642	—	57,642
JULIO M. QUINTANA	—	45,152	—	45,152
DAVID T. SEATON	—	3,495	—	3,495
NAMED EXECUTIVE OFFICERS			—
TOM PALMER	119,855	—	—	119,855
PETER WEXLER	15,602	23,786	—	39,388
NATASCHA VILJOEN	41,702	—	—	41,702
PETER TOTH	34,479	—	—	34,479
FRANCOIS HARDY	19,189
KARYN OVELMEN	—	—	—	0
All Directors and executive officers as a group, including those named above (20 persons)	377,476	300,869	—	678,345

(1) For 2025, director stock units (“DSUs”) were awarded to all non-employee Directors under Newmont’s Stock Incentive Compensation Plans except for Mr. Médori, who elected to receive Common Stock in lieu of DSUs. The DSUs represent the right to receive shares of common stock and are immediately fully vested and non-forfeitable. The holders of DSUs do not have the right to vote the underlying shares; however, the DSUs accrue dividend equivalents, which are paid at the time the common shares are issued. Upon retirement from the Board of Directors, the holder of DSUs is entitled to receive one share of common stock for each DSU. The amounts noted in this column for non-employee Directors represent DSUs.

(2) Restricted Stock Units (“RSUs”) of the Company’s common stock granted after April 25, 2013, are awarded under the Company’s 2013 Stock Incentive Compensation Plan, and after May 6, 2020, under the Company’s 2020 Stock Incentive Compensation Plan. The RSUs do not have voting rights, and are subject to forfeiture risk and other restrictions. The RSUs accrue dividend equivalents, which are paid at the time the units vest and common stock is issued. Includes shares underlying RSUs vesting within 60 days after March 16, 2026. This column does not include RSUs that vest more than 60 days after March 16, 2026.

(3) The Company does not grant stock options.
(4) The “Percentage of Class” data are omitted in the table since every director and officer, and all directors and officers as a group, own less than 1% of the outstanding shares.
(5) Mr. Conger's ownership includes 14,498 shares held indirectly by the Conger-Sailors Family Trust.
(6) Ms. Layman's ownership includes 4,204 shares held indirectly by Envision Capital Management Pty Ltd ATF ET Trust.

102	Newmont Corporation

Beneficial Ownership of Common Stock

Certain Other Beneficial Owners

Based on Schedule 13G filings under Section 13(d) of the Securities Exchange Act of 1934, available as of March 16, 2026, the only known beneficial owners of more than 5% of Newmont Corporation’s outstanding common stock were the following.

	SHARES BENEFICIALLY OWNED
NAME AND ADDRESS OF BENEFICIAL OWNER	NUMBER	PERCENT
BlackRock, Inc.(1)
50 Hudson Yards
New York, NY 10001	97,593,380	8.70%
The Vanguard Group(2)
100 Vanguard Blvd.
Malvern, PA 19355	138,062,180	11.97%

(1) Based solely upon information contained in the most recent filed Schedule 13G/A of BlackRock, Inc., filed with the SEC on April 17, 2025, reflecting beneficial ownership as of March 31, 2025. According to this Schedule 13G/A, BlackRock, Inc. had sole voting power for 87,699,087 of these shares, no shared voting power, sole dispositive power for 97,593,380 of these shares and no shared dispositive power.

(2) Based solely upon information contained in the most recent filed Schedule 13G/A of The Vanguard Group, filed with the SEC on November 12, 2024, reflecting beneficial ownership as of September 30, 2024. According to this Schedule 13G/A, The Vanguard Group had no sole voting power, shared voting power for 3,527,946 of these shares, sole dispositive power for 130,608,887 of these shares and shared dispositive power for 7,453,293 of these shares.

Delinquent Section 16(a) Reports

Pursuant to Section 16(a) of the Exchange Act and the rules issued thereunder, our Executive Officers and directors and any persons holding more than 10% of our common stock are required to file with the SEC and the NYSE reports of initial ownership of our common stock and changes in ownership of such common stock. Copies of the Section 16 reports filed by our directors and Executive Officers are required to be furnished to the Company. Based solely on our review of the copies of the reports furnished to us, or written representations that no reports were required, we believe that, during fiscal 2025, all of our Executive Officers and Directors complied with the Section 16(a) requirements.

2026 Proxy Statement	103

GENERAL INFORMATION

This Proxy Statement is furnished to the stockholders of Newmont in connection with the solicitation of proxies by the Board of Directors of the Company (the “Board of Directors” or the “Board”) to be voted at the Company’s 2026 Annual Meeting of Stockholders to be held on Tuesday, May 12, 2026 (the “Annual Meeting”).

The Annual Meeting is being held for the purposes set forth in the accompanying Notice of 2026 Annual Meeting of Stockholders. The Proxy Statement, proxy card and 2025 Annual Report to Stockholders are being made available to stockholders on or about March 31, 2026.

Newmont Corporation is referred to as “Newmont,” the “Company,” the “Corporation,” “we” and “our” in this Proxy Statement.

Stockholders Entitled to Vote

Only stockholders of record of Newmont’s common stock, par value $1.60 per share, at the close of business on Monday, March 16, 2026, (the “Record Date”) are entitled to notice of and to vote at the 2026 Annual Meeting or any adjournment thereof. As of the Record Date, there were 1,079,933,130 shares issued and outstanding.

Voting Your Shares

Newmont Common Stock. Each share of common stock that you own entitles you to one vote. Your Notice or proxy card shows the number of shares of common stock that you own. You may elect to vote in one of the following methods:

If you received a Notice of Internet Availability of Proxy Materials, you can access our proxy materials and vote online. Instructions to vote online are provided in the Notice.

Online Prior to the Annual Meeting — You may vote by proxy online prior to the Annual Meeting by visiting www.envisionreports.com/NEM and entering the control number found in your Notice of Internet Availability. The availability of online voting may depend on the voting procedures of the organization that holds your shares.

Online During the Annual Meeting — Holders of common stock may also vote online during the Annual Meeting by visiting https://meetnow.global/MQD4CLQ, entering the control number found in your Notice of Internet Availability, and following the on-screen instructions. The availability of online voting may depend on the voting procedures of the organization that holds your shares, and holders of CDIs and PDIs will not be able to vote during the Annual Meeting (see below for additional information). The Annual Meeting webcast will begin promptly at 8:00 a.m. Mountain Daylight Time. Online access to the webcast will open approximately 15 minutes prior to the start of the Annual Meeting to allow time for you to log in and test your system. If you experience technical difficulties during the check-in process or during the meeting, please call: 1-888-724-2416 in US & Canada (toll free) or +1-781-575-2748 for all other locations for assistance.

By Telephone — You may vote your shares by calling the telephone number specified on your proxy card. You will need to follow the instructions on your proxy card and the voice prompts. The availability of phone voting may depend on the voting procedures of the organization that holds your shares.

By Mail — If you have received or requested a paper copy of the proxy materials, please date and sign the proxy card and return it promptly in the accompanying envelope. The availability of mail voting may depend on the voting procedures of the organization that holds your shares.

Even if you plan on attending the Annual Meeting virtually, we encourage you to vote your shares in advance online, by phone, or by mail to ensure that your vote will be represented at the Annual Meeting.

104	Newmont Corporation

General Information

If you wish to change your vote — You may revoke your proxy and change your vote at any time before the taking of the vote at the Annual Meeting.

}	Online Prior to the Annual Meeting — You may change your vote using the online voting method described above, in which case only your latest internet proxy submitted prior to the Annual Meeting will be counted.
}	Online During the Annual Meeting — You may change your vote by attending the Annual Meeting by visiting https://meetnow.global/MQD4CLQ, entering the control number found in your Notice of Internet Availability, and following the instructions to vote, in which case only your latest internet proxy submitted will be counted.
}	Phone — You may change your vote using the phone voting method described above, in which case only your latest telephone proxy submitted prior to the Annual Meeting will be counted.
}	Mail — You may revoke your proxy and change your vote by signing and returning a new proxy card or voting instruction form dated as of a later date, in which case only your latest proxy card or voting instruction form received prior to the Annual Meeting will be counted.

If you hold Newmont Common Stock at your Broker — If your shares are held in an account at a brokerage firm, bank, dealer, or other similar organization, then you are the beneficial owner of shares held in “street name” and the Notice or proxy materials, as applicable, are being forwarded to you by that organization. Your Voting Instruction Form from Broadridge or your Notice provides information on how to vote your shares. The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting.

If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, the organization that holds your shares may generally vote on “routine” matters such as ratification of auditors but cannot vote on “non-routine” matters, including the Election of Directors and the Advisory Vote to Approve Executive Compensation unless you have provided specific instructions to do so.

Thus, if the organization that holds your shares does not receive instructions from you on how to vote your shares on a “non-routine” matter, that organization will inform the inspector of election that it does not have the authority to vote on this matter with respect to your shares. This is generally referred to as a “broker non-vote.”

If you hold Newmont CDIs or PDIs: If you are a CDI or PDI holder, you are the beneficial owner of the equivalent common stock for each CDI or PDI registered in your name as of the Record Date. Legal title to the common stock underlying the CDIs or PDIs is held by the Company’s CDI Depositary, CHESS Depositary Nominees Pty Ltd (“CDN”), in the case of CDIs, and the Company’s PDI Depositary, PNGCSD Nominee Limited (“PNGCSD”), in the case of PDIs. CDN and PNGCSD are considered the stockholders of record for the purposes of voting at the Annual Meeting. As the beneficial owner, you may instruct CDN (for CDIs) and PNGCSD (for PDIs), to vote the common stock underlying your CDIs or PDIs on your behalf in one of the following methods:

Online Prior to the Annual Meeting — You may instruct CDN and/or PNGCSD, as applicable, to vote on your behalf online at www.investorvote.com.au. The online system has easy-to-follow instructions on how you may instruct CDN and/or PNGCSD, as applicable, to vote in respect of your CDIs or PDIs and allows you to confirm that the system has properly recorded your instruction. If you submit a voting instruction in respect of your CDIs or PDIs online, you should have in hand when you submit your instruction the Notice of Internet Availability or the voting instruction form (for those CDI or PDI holders who have received a hard copy of the voting instruction form).

For your vote to be effective it must be received by 5:00pm (Australian Eastern Standard Time) on Wednesday, 6 May 2026.

If you submit a voting instruction in respect of your CDIs or PDIs online, you do not need to return your voting instruction form to the Company.

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General Information

By Mail Prior to the Annual Meeting — If you have received, by request, a hard copy of the voting instruction form, and wish to submit your voting instruction by mail, you should complete and return the voting instruction form to the Australian share registrar so that it is received by 5:00 p.m. (Australian Eastern Standard Time) on Wednesday, 6 May 2026. The voting instruction form will contain detailed voting instructions and options for returning the hard copy form to the Australian share registrar. If you elect to return the form by mail, the Australian share registrar address is set out below:

Computershare Investor Services Pty Limited
GPO Box 242
Melbourne VIC 3001 Australia

If you wish to instruct CDN and/or PNGCSD, as applicable, to vote on your behalf by mail, please contact Computershare Australia using the details on the Notice of Access Letter to request a hard copy of the voting instruction form to be sent to your registered address.

The online process and hard copy voting instruction form provide further details and instructions on how to vote.

You may change or revoke your voting instruction by visiting our online voting site at www.investorvote.com.au before 5:00 p.m. (Australian Eastern Standard Time) on Wednesday, 6 May 2026.

Holders of CDIs and PDIs may attend the Annual Meeting as a guest and instruct CDN and/or PNGCSD, as applicable, to vote on their behalf in advance online or by mail, but cannot vote electronically during the Annual Meeting.

If you hold CDIs or PDIs, you may request a printed copy of the proxy materials by any of the following methods: online at www.investorvote.com.au; by telephone at 1 300 850 505 (within Australia) or +61 3 9415 4000 (outside of Australia), or by email at Web.Queries@computershare.com.au. Please make any requests for email or printed copies on or before 4.00pm Monday, 27 April 2026 (Australian Eastern Standard Time) to facilitate timely delivery.

Attending the meeting: CDI and PDI holders are invited to attend the Annual Meeting virtually as a non-voting guest at https://meetnow.global/MQD4CLQ.

If you hold CDIs or PDIs and experience any issues or require any assistance, you may contact Computershare Australia by the following methods: online at www.investorvote.com.au; or by telephone at 1300-850-505 (within Australia) or +61-3-9415-4000 (outside of Australia).

Quorum, Tabulation and Broker Non-Votes and Abstentions

Quorum. The holders of a majority of the outstanding shares of capital stock of the Company entitled to vote at the Annual Meeting must be present in person or represented by proxy in order to constitute a quorum for all matters to come before the meeting. For purposes of determining the presence of a quorum, “shares of capital stock of the Company” include all shares of common stock entitled to vote at the Annual Meeting.

Tabulating Votes and Voting Results. Votes at the Annual Meeting will be tabulated by one or more inspectors of election who will be appointed by the Chair of the meeting and who will not be candidates for election to the Board of Directors. The inspectors of election will treat shares of capital stock represented by a properly signed and returned proxy as present at the Annual Meeting for purposes of determining a quorum, without regard to whether the proxy is marked as casting a vote or abstaining.

Broker Non-Votes and Abstentions. Abstentions and broker non-votes as to particular matters are counted for purposes of determining whether a quorum is present at the Annual Meeting. Except with respect to the Election of Directors, where abstentions are excluded, abstentions have the same effect as votes against proposals presented to stockholders. With respect to the Election of Directors, abstentions are not counted as votes cast and therefore will have no effect in determining whether the required majority vote has been attained. A “broker non-vote” occurs when you do not give instructions to your broker, bank, or other nominee of shares you beneficially own in “street name”

106	Newmont Corporation

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on how to vote your shares common stock, and the broker, bank, or other nominee does not have authority to vote your shares in its discretion. In these circumstances, if you do not provide voting instructions, the broker, bank, or nominee may nevertheless (but is not required to) vote your shares on your behalf with respect to certain proposals deemed to be “routine.” Other than with respect to the ratification of the appointment of our independent registered public accounting firm (Proposal Three), broker non-votes will not be counted as votes cast (with respect to Proposal One, Election of Directors), or as present and entitled to vote on the proposal (with respect to Proposal Two, the advisory vote to approve Named Executive Officer compensation).

As such, please be reminded that if you hold your shares in “street name” it is critical that you cast your vote if you want it to count in the Election of Directors (Proposal One). If you hold your shares in “street name” and you do not instruct your bank or broker how to vote in the Election of Directors, no votes will be cast on your behalf. They also will not have discretion to vote uninstructed shares on the advisory vote to approve Named Executive Officer compensation (Proposal Two). Your bank or broker will, however, have discretion to vote any uninstructed shares on the ratification of the appointment of our independent registered public accounting firm (Proposal Three).

Votes Required to Approve the Proposals

PROPOSAL	VOTE REQUIRED
Election of Directors	Majority of votes cast for each Nominee
Advisory vote on the approval of executive compensation	Non-binding advisory vote — majority of stock present in person or by proxy (assuming a quorum is present)
Ratification of appointment of independent registered public accounting firm for 2026	Majority of stock present in person or by proxy (assuming a quorum is present)

Election of Directors. Brokers, banks and other financial institutions cannot vote your stock on your behalf for the Election of Directors if you have not provided instructions on your voting instruction form, by telephone or by Internet. For your vote to be counted, you must submit your voting instructions to your broker or custodian.

Advisory Say-on-Pay Vote. Because the vote on Compensation of the Named Executive Officers is advisory in nature, it will not: (1) affect any compensation already paid or awarded to any Named Executive Officer, (2) be binding on or overrule any decisions by the Board of Directors, (3) create or imply any additional fiduciary duty on the part of the Board of Directors, or (4) restrict or limit the ability of stockholders to make proposals for inclusion in proxy materials related to executive compensation. If you do not instruct your broker how to vote with respect to this item, your broker may not vote with respect to this proposal. For your vote to be counted, you must submit your voting instructions to your broker or custodian.

Ratify Ernst & Young LLP as the Company’s Independent Registered Public Accounting Firm for 2026. The affirmative vote of a majority of the shares present and entitled to vote, in person or by proxy, at the Annual Meeting is required to ratify the Audit Committee’s appointment of Ernst & Young LLP as the Company’s independent registered public accounting firm for 2026. Even if you do not instruct your broker how to vote with respect to this item, your broker may vote your shares with respect to this proposal.

Other Items. If any other items are properly presented at the Annual Meeting, they must receive an affirmative vote of a majority of the shares present and entitled to vote, in person or by proxy, in order to be approved.

Revocation of Proxy or Voting Instruction Form

Revocation of Newmont Proxy or Voting Instruction Form. A stockholder who executes a proxy or Voting Instruction Form (“VIF”) may revoke it by delivering to the Secretary of the Company, at any time before the proxies are voted, a written notice of revocation bearing a later date than the proxy or VIF. Holders of common stock may revoke it or by attending the Annual Meeting online and by

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General Information

voting during the Annual Meeting (although virtual attendance at the Annual Meeting will not in and of itself constitute a revocation of a proxy). A stockholder also may substitute another person in place of those persons presently named as proxies. Written notice revoking or revising a proxy should be sent to the attention of the Corporate Secretary (attention: Logan Hennessey), Newmont Corporation, at 6900 E. Layton Avenue, Suite 700, Denver, Colorado 80237 USA.

Solicitation Costs

The cost of preparing and mailing the proxy materials, and the cost of solicitation of proxies on behalf of the Board of Directors will be borne by the Company. In addition, solicitation of proxies and Voting Instruction Forms may be made by certain officers and employees of the Company by mail, telephone or in person. The Company has retained MacKenzie Partners Inc. to aid in the solicitation of brokers, banks, intermediaries and other institutional holders for a fee of $18,500. The Company also will reimburse brokerage firms and others for their expenses in forwarding proxy materials to beneficial owners of common stock.

Eliminating Duplicate Mailings — Householding

To reduce the expense of delivering duplicate proxy materials to our stockholders, we are relying on the SEC rules that permit us to deliver only one set of proxy materials, including our Proxy Statement, our 2025 Annual Report and the Notice, to multiple stockholders who share an address unless we receive contrary instructions from any stockholders at that address. This practice, known as “householding,” reduces duplicate mailings, thus saving printing and postage costs as well as natural resources. Each stockholder retains a separate right to vote on all matters presented at the Annual Meeting. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If, at any time, you wish to receive a separate copy of the 2025 Annual Report or other proxy materials, free of charge, or if you wish to receive separate copies of future annual reports or proxy materials, please mail your request to the Corporate Secretary of the Company.

Voting Results

The results of the voting at the Annual Meeting will be reported on Form 8-K and filed with the SEC within four business days after the end of the meeting.

Date for Receipt of Stockholder Proposals

Pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended, stockholders may present appropriate proposals for inclusion in our proxy statement and for consideration at our annual meeting of stockholders by submitting their proposals to us in a timely manner. For a stockholder proposal to be considered for inclusion in our proxy statement for our 2027 Annual Meeting, the proposal must be received by our Corporate Secretary no later than December 1, 2026 (120 days before the anniversary of the date this proxy statement was sent to stockholders), and must comply with the requirements of Rule 14a-8. Any stockholder proposal received after December 1, 2026, will not be considered for inclusion in our 2026 Proxy Statement.

Our Board amended our By-Laws in 2016 to adopt “proxy access” to permit a stockholder (or a group of no more than 20 stockholders) who has maintained continuous qualifying ownership of at least 3% of our outstanding common stock for at least three years and has complied with the other requirements set forth in our By-Laws, to submit Director nominees (up to the greater of 2 Directors or 20% of the Board) for inclusion in our proxy statement if the stockholder(s) and the nominee(s) satisfy the requirements set forth in our By- Laws. Notice of Director nominees submitted under these By-Law provisions must be received by the Corporate Secretary of the Company by not less than 120 days nor more than 150 days prior to the first anniversary of the date that this proxy statement was issued (i.e., no earlier than October 27, 2026 and not later than November 26, 2026). Notice must include the information required by our By-Laws, which are available on our website at http://www.newmont.com/about-us/governance-and-ethics/.

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General Information

In addition, our amended By-Laws contain an advance notice procedure for the nomination of candidates for election to the Board of Directors or other business to be addressed at the 2026 Annual Meeting and such notice must be received at the principal executive offices of the Corporation no later than the close of business on the 90th day nor earlier than the close of business on the 120th day prior to the first anniversary of the preceding year’s annual meeting (i.e., no later than the close of business on February 11, 2027, and no earlier than the close of business on January 12, 2027). The advance notice must be delivered to the attention of the Corporate Secretary of the Company. Notice must include the information required by our By-Laws. In addition to satisfying the foregoing requirements under our By-Laws, including the same deadlines disclosed above under the advance notice provisions of our By-Laws, stockholders who intend to solicit proxies in support of director nominees, other than our Board’s nominees, must provide the additional information required by Rule 14a-19(b)(2) and Rule 14a-19(b)(3) of the Exchange Act.

Electronic delivery should be sent to CorporateSecretary@newmont.com. Mailings to the Corporate Secretary of the Company should be addressed to the attention of Logan Hennessey at Newmont Corporation’s principal executive offices located at 6900 E. Layton Avenue, Suite 700, Denver, Colorado 80237 USA.

Other Matters

The Board of Directors does not intend to bring other matters before the Annual Meeting, except items incidental to the conduct of the meeting. However, on all matters properly brought before the meeting by the Board of Directors or by others, the persons named as proxies in the accompanying proxy, or their substitutes, will vote in accordance with their best judgment. Additional information about Newmont, including its Annual Report on Form 10-K, is available through the Company’s website, at www.newmont.com.

2026 Proxy Statement	109

Non-GAAP Compensation Measures — Annex A-1

Management of the Company uses certain financial and operating measures, including Adjusted Free Cash Flow and Adjusted Cash Sustaining Costs / Gold Equivalent Ounce, which have been adjusted at the discretion of the Leadership Development and Compensation Committee to evaluate the Company’s performance for compensation, which differs from metrics reported under accounting principles generally accepted in the U.S. (“GAAP”). Further to the discussion of these metrics in the “Compensation Discussion and Analysis,” a reconciliation of these measures for the year-ended December 31, 2025, appears below. References to the Notes to the Financial Statements below refers to the Notes to the Consolidated Financial Statements in our Form 10-K for the year-ended December 31, 2025, filed with the SEC on February 19, 2026 (the “2025 Form 10-K”), available on Newmont.com and the SEC’s website. In the reconciliation tables to follow, dollars are in millions, except per share, per ounce and per pound. Amounts presented may not recalculate in total due to rounding. Dollars in this Annex are in USD and in millions, except per share, per ounce and per pound amounts,

Adjusted Free Cash Flow

YEAR ENDED
DECEMBER 31, 2025
Net cash provided by (used in) operating activities	$10,334
Less: Net cash used in (provided by) operating activities of discontinued operations	—
Net cash provided by (used in) operating activities of continuing operations	$10,334
Less: Additions to property, plant and mine development	(3,035)
Free Cash Flow	$7,299
2025 Allowable Adjustments(1)	(2,039)
Adjusted Free Cash Flow(2)	$5,260
(1) Adjustments include the removal of Non-Managed operations, divested operations, and Merian Non-Newmont interest.
(2) Performance measured against adjusted target, as described in the 2025 Annual Incentive Program Results section.

Adjusted CSC per GEO

YEAR ENDED
DECEMBER 31, 2025
Costs Applicable to Sales(1)(2)(3)	$8,085
Reclamation costs(4)	202
Advanced projects, research and development and exploration(5)	185
General and administrative	382
Other expense, net(6)	98
Treatment and refining costs	107
Sustaining capital and lease related costs(7)(8)	1,802
All-in sustaining costs	$10,861
Write-downs and inventory change	435
Cash sustaining costs	$11,297
2025 Allowable Adjustments(9)	(2,048)
Adjusted Cash Sustaining Costs	9,249
Gold Equivalent Ounces Produced(10)	6,939
2025 Allowable Adjustments(9)	(1,206)
Adjusted Gold Equivalent Ounces Produced	5,733
Adjusted CSC per GEO(11)(12)	$1,613
(1) Excludes Depreciation and amortization and Reclamation and remediation.
(2) Includes by-product credits of $328.
(3) Includes stockpile, leach pad, and product inventory adjustments of $3 at Cerro Negro and $24 at NGM.
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(4) Includes operating accretion of $120, included in Reclamation and remediation, and amortization of asset retirement costs $82; excludes accretion and reclamation and remediation adjustments at former operating properties that have entered the closure phase and have no substantive future economic value of $194 and $(65), respectively, included in Reclamation and remediation.

(5) Excludes development expenditures of $8 at Cadia, $4 at Tanami, $2 at Boddington, $39 at Ahafo South, $7 at Ahafo North $23 at Merian, $24 at Cerro Negro, $9 at Yanacocha, $17 at Peñasquito, $8 at Red Chris, $11 at NGM, and $72 at Corporate and Other, totaling $224 related to developing new operations or major projects at existing operations where these projects will materially benefit the operation.

(6) Excludes restructuring and severance costs of $186, and settlement costs of $2 included in Other expense, net.
(7) Excludes capitalized interest related to sustaining capital expenditures. Refer to Liquidity and Capital Resources within Part II, Item 7, MD&A for sustaining capital by segment.
(8) Includes finance lease payments and other costs for sustaining projects of $82 and excludes finance lease payments for development projects of $43.
(9) Adjustments include the removal of Non-Managed operations and divested operations, refer to Note 3 to the Consolidated Financial Statements for information on the Company's divestitures.

(10) Gold equivalent ounces is calculated as pounds or ounces produced multiplied by the ratio of the other metals price to the gold price, using Gold ($1,700/oz.), Copper ($3.50/lb.), Silver ($20.00/oz.), Lead ($0.90/lb.) and Zinc ($1.20/lb.) pricing for 2025.

(11) Per ounce measures may not recalculate due to rounding.
(12) Performance measured against adjusted target, as described in the 2025 Annual Incentive Program Results section.

Non-GAAP Financial Measures

Non-GAAP financial measures are intended to provide additional information only and do not have any standard meaning prescribed by GAAP. These measures should not be considered in isolation or as a substitute for measures of performance prepared in accordance with GAAP. Unless otherwise noted, we present the Non-GAAP financial measures of our continuing operations in the tables below. For additional information regarding our discontinued operations, refer to Note 1 to the Consolidated Financial Statements in our Form 10-K for the year-ended December 31, 2025, filed with the SEC on February 19, 2026 (the “2025 Form 10-K”), available on Newmont.com and the SEC’s website.

The reader is reminded that references to the Notes to the Financial Statements or “our Consolidated Financial Statements” below refers to the Consolidated Financial Statements contained in Newmont Corporation’s 2025 Form 10-K.

Adjusted Net Income (Loss)

Management uses Adjusted net income (loss) to evaluate the Company’s operating performance and for planning and forecasting future business operations. The Company believes the use of Adjusted net income (loss) allows investors and analysts to understand the results of the continuing operations of the Company and its direct and indirect subsidiaries relating to the sale of products, by excluding certain items that have a disproportionate impact on our results for a particular period. Adjustments to continuing operations are presented before tax and net of our partners’ noncontrolling interests, when applicable. The tax effect of adjustments is presented in the Tax effect of adjustments line and is calculated using the applicable tax rate. Management’s determination of the components of Adjusted net income (loss) are evaluated periodically and based, in part, on a review of non-GAAP financial measures

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used by mining industry analysts. Net income (loss) attributable to Newmont stockholders is reconciled to Adjusted net income (loss) as follows:

	YEAR ENDED DECEMBER 31, 2025
		PER SHARE DATA (1)
		BASIC	DILUTED
Net income (loss) attributable to Newmont stockholders	$7,085	$6.41	$6.39
(Gain) loss on sale of assets held for sale (2)	(1,066)	(0.97)	(0.97)
Impairment charges (3)	841	0.76	0.76
Change in fair value of investments and options (4)	(604)	(0.54)	(0.54)
Restructuring and severance (5)	184	0.16	0.16
Loss on debt extinguishment (6)	101	0.09	0.09
Reclamation and remediation charges (7)	(96)	(0.09)	(0.09)
Loss on asset and investment sales (8)	20	0.02	0.02
Settlement costs (9)	2	—	—
Other (10)	3	—	—
Tax effect of adjustments (11)	281	0.27	0.27
Valuation allowance and other tax adjustments (12)	883	0.8	0.80
Adjusted net income (loss)	$7,634	$6.91	$6.89

Weighted average common shares (millions): (13)		1,106	1,108

(1) Per share measures may not recalculate due to rounding.

(2) Primarily consists of the gain on the sales of certain non-core assets; included in (Gain) loss on sale of assets held for sale. Refer to Note 3 of the Consolidated Financial Statements for further information.

(3) Represents non-cash write-downs of various assets that are no longer in use and materials and supplies inventories; included in Impairment charges. Refer to Note 7 of the Consolidated Financial Statements for further information. Amounts are presented net of Net loss (income) attributable to non-controlling interests of $(1).

(4) Primarily consists of the unrealized gains and losses related to the Company's marketable equity and other securities; included in Change in fair value of investments and options.

(5) Primarily represents severance and related costs associated with significant organizational or operating model changes implemented by the Company; included in Other expense, net. Refer to Note 8 of the Consolidated Financial Statements for further information. Amounts are presented net of Net loss (income) attributable to non-controlling interests of $(2).

(6) Represents the losses on debt redemptions; included in Other income (loss), net. Refer to Note 20 of the Consolidated Financial Statements for further information.

(7) Represent revisions to reclamation and remediation plans at the Company's former operating properties and historic mining operations that have entered the closure phase and have no substantive future economic value; included in Reclamation and remediation. Refer to Note 6 of the Consolidated Financial Statements for further information.

(8) Primarily represents gains and losses related to the sale of certain assets and investments; included in Other income (loss), net.

(9) Primarily consists of litigation expenses and other settlements; included in Other expense, net.

(10) Primarily consists of costs incurred related to transition service agreements for divested reportable segments; included in Other income (loss), net. Refer to Note 3 of the Consolidated Financial Statements for further information.

(11) The tax effect of adjustments, included in Income and mining tax benefit (expense), represents the tax effect of adjustments in footnotes (2) through (10), as described above, and are calculated using the applicable tax rate.

(12) Valuation allowance and other tax adjustments, included in Income and mining tax benefit (expense), is recorded for items such as foreign tax credits, alternative minimum tax credits, capital losses, disallowed foreign losses, and the effects of changes in foreign currency exchange rates on deferred tax assets and deferred tax liabilities. The adjustment reflects the net increase or (decrease) to net operating losses, capital losses, tax credit carryovers, and other deferred tax assets subject to valuation allowance of $295, the effects of changes in foreign exchange rates on deferred tax assets and liabilities of $(139), net reductions to the reserve for uncertain tax positions of $1, and other tax adjustments of $726.

(13) Adjusted net income (loss) per diluted share is calculated using diluted common shares, which are calculated in accordance with GAAP.

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Free Cash Flow

Management uses Free cash flow as a non-GAAP measure to analyze cash flows generated from operations after capital expenditures. Free cash flow is Net cash provided by (used in) operating activities less Net cash provided by (used in) operating activities of discontinued operations less Additions to property, plant, and mine development as presented on the Consolidated Statements of Cash Flows. The Company believes Free cash flow is also useful as one of the bases for comparing the Company’s performance with its competitors. Although Free cash flow and similar measures are frequently used as measures of cash flows generated from operations by other companies, the Company’s calculation of Free cash flow is not necessarily comparable to such other similarly titled captions of other companies.

The presentation of non-GAAP Free cash flow is not meant to be considered in isolation or as an alternative to net income as an indicator of the Company’s performance, or as an alternative to cash flows from operating activities as a measure of liquidity as those terms are defined by GAAP, and does not necessarily indicate whether cash flows will be sufficient to fund cash needs. The Company’s definition of Free cash flow is limited in that it does not represent residual cash flows available for discretionary expenditures due to the fact that the measure does not deduct the payments required for debt service and other contractual obligations or payments made for business acquisitions. Therefore, the Company believes it is important to view Free cash flow as a measure that provides supplemental information to the Company’s Consolidated Statements of Cash Flows.

The following table sets forth a reconciliation of Free cash flow, a non-GAAP financial measure, to Net cash provided by (used in) operating activities, which the Company believes to be the GAAP financial measure most directly comparable to Free cash flow, as well as information regarding Net cash provided by (used in) investing activities and Net cash provided by (used in) financing activities.

	YEAR ENDED DECEMBER 31,
	2025	2024	2023
Net cash provided by (used in) operating activities	$10,334	$6,363	$2,763
Less: Net cash used in (provided by) investing activities of discontinued operations	—	(45)	(9)
Net cash provided by (used in) operating activities of continuing operations	10,334	6,318	2,754
Less: Additions to property, plant and mine development	(3,035)	(3,402)	(2,666)
Free cash flow	$7,299	$2,916	$88

Net cash provided by (used in) investing activities (1)	$606	$(2,702)	$(1,002)
Net cash provided by (used in) financing activities	$(7,040)	$(2,953)	$(1,603)

(1) Net cash provided by (used in) investing activities includes Additions to property, plant and mine development, which is included in the Company’s computation of Free cash flow.

Net Debt

Management uses Net Debt to measure the Company’s liquidity and financial position. Net Debt is calculated as Debt and Lease and other financing obligations less Cash and cash equivalents, as presented on the Consolidated Balance Sheets. Cash and cash equivalents are subtracted from Debt and Lease and other financing obligations as these could be used to reduce the Company’s debt obligations. The Company believes the use of Net Debt allows investors and others to evaluate financial flexibility and strength of the Company’s balance sheet. Net Debt is intended to provide additional information only and does not have any standardized meaning prescribed by GAAP and should not be considered in isolation or as a substitute for measures of liquidity prepared in accordance with GAAP. Other companies may calculate this measure differently.

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Annex A

The following table sets forth a reconciliation of Net Debt, a non-GAAP financial measure, to Debt and Lease and other financing obligations, which the Company believes to be the GAAP financial measures most directly comparable to Net Debt.

	AT DECEMBER 31,	AT DECEMBER 31,
	2025	2024
Debt	$5,115	$8,476
Less: Cash and cash equivalents	(7,647)	(3,619)
Less: Cash and cash equivalents included in assets held for sale (1)	—	(45)
Net debt excluding leases and other financing obligations	(2,532)	4,812
Add: Lease and other financing obligations	474	496
Net debt (cash)	$(2,058)	$5,308

(1) During the first quarter of 2024, certain non-core assets were determined to meet the criteria for assets held for sale. As a result, the related Cash and cash equivalents was reclassified to Assets held for sale. Refer to Note 3 to the Consolidated Financial Statements for additional information.

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Cautionary Statements and Endnotes — Annex A-2

Note Regarding Reserves:

Newmont’s reserves estimates were prepared in compliance with Subpart 1300 of Regulation S-K adopted by the SEC and represent the amount of gold, copper, silver, lead, zinc, and molybdenum estimated, at December 31, 2025, could be economically and legally extracted or produced at the time of the reserve determination. The term “economically,” as used in this definition, means that profitable extraction or production has been established or analytically demonstrated in at a minimum, a pre-feasibility study to be viable and justifiable under reasonable investment and market assumptions. The term “legally,” as used in this definition, does not imply that all permits needed for mining and processing have been obtained or that other legal issues have been completely resolved. However, for a reserve to exist, Newmont (or our joint venture partners) must have a justifiable expectation, based on applicable laws and regulations, that issuance of permits or resolution of legal issues necessary for mining and processing at a particular deposit will be accomplished in the ordinary course of business and in a timeframe consistent with Newmont’s (or our joint venture partner’s) current mine plans. Reserves in this presentation are aggregated from the proven and probable classes. The term “Proven reserves” used in the tables of the appendix means reserves for which (a) quantity is estimated from dimensions revealed in outcrops, trenches, workings or drill holes; (b) grade and/or quality are estimated from the results of detailed sampling; and (c) the sites for inspection, sampling and measurements are spaced so closely and the geologic character is sufficiently defined that size, shape, depth and mineral content of reserves are well established. The term “Probable reserves” means reserves for which quantity and grade are estimated from information similar to that used for Proven reserves, but the sites for sampling are farther apart or are otherwise less closely spaced. The degree of assurance, although lower than that for Proven reserves, is high enough to assume continuity between points of observation. Newmont classifies all reserves as Probable on its development projects until a year of production has confirmed all assumptions made in the reserve estimates. Proven and Probable reserves include gold, copper, silver, zinc, lead, or molybdenum attributable to Newmont’s ownership or economic interest. Proven and Probable reserves were calculated using cut-off grades. The term “cutoff grade” means the lowest grade of mineralized material considered economic to process. Cut-off grades vary between deposits depending upon prevailing economic conditions, mineability of the deposit, by- products, amenability of the ore to gold, copper, silver, zinc, lead, or molybdenum extraction and type of milling or leaching facilities available.

Estimates of Proven and Probable reserves are subject to uncertainty. Such estimates are, or will be, to a large extent, based on the prices of gold, silver, copper, zinc, lead, and molybdenum and interpretations of geologic data obtained from drill holes and other exploration techniques, which data may not necessarily be indicative of future results. If our reserve estimations are required to be revised using significantly lower gold, silver, zinc, copper, lead, and molybdenum prices as a result of a decrease in commodity prices, increases in operating costs, reductions in metallurgical recovery or other modifying factors, this could result in material write-downs of our investment in mining properties, goodwill and increased amortization, reclamation and closure charges. Producers use pre-feasibility and feasibility studies for undeveloped ore bodies to derive estimates of capital and operating costs based upon anticipated tonnage and grades of ore to be mined and processed, the predicted configuration of the ore body, expected recovery rates of metals from the ore, the costs of comparable facilities, the costs of operating and processing equipment and other factors. Actual operating and capital cost and economic returns on projects may differ significantly from original estimates. Further, it may take many years from the initial phases of exploration until commencement of production, during which time, the economic feasibility of production may change.

For additional information see the “Proven and Probable Reserve” tables, in the Company’s Form 10-K for the year-ended December 31, 2025.

Note Regarding Forward-Looking Statements: Forward-looking statements may appear in this proxy statement. Certain statements, other than purely historical information, including estimates, projections, statements relating to our plans, objectives and expected results, and the assumptions upon which those statements are based, are “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. These forward-looking statements generally are identified by the words “believe,” “project,” “expect,” “anticipate,” “estimate,” “intend,” “strategy,” “future,” “opportunity,” “plan,” “target,” “may,” “should,” “will,” “would,” “will be,” “will continue,” “will likely result,” and similar expressions. Forward-looking statements in this proxy statement may include, without limitation, estimates of outlook, including expected financial and operating results, expectations regarding CSC/GEO, initiative targets

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(including STIP metrics), project execution, cost reduction programs, future dividends, share repurchases and other future events. Forward-looking statements are based on current expectations and assumptions that are subject to risks and uncertainties which may cause actual results to differ materially from the forward-looking statements. A detailed discussion of risks and uncertainties that could cause actual results and events to differ materially from such forward-looking statements is included in the section titled “Risk Factors” of our Form 10-K for the year-ended December 31, 2025, filed with the SEC, available on the SEC website or www.newmont.com. The Company undertakes no obligation to update or revise publicly any forward-looking statements.

Note Regarding Future Dividends. Future dividends have not yet been approved or declared by the Board of Directors. Management’s expectations with respect to future dividends and the dividend framework are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, which are intended to be covered by the safe harbor created by such sections and other applicable laws. Investors are cautioned that such statements with respect to future dividends are non-binding. The declaration and payment of future dividends remain at the discretion of the Board of Directors and will be determined based on Newmont’s financial results, balance sheet strength, cash and liquidity requirements, future prospects, gold and commodity prices, and other factors deemed relevant by the Board. The Board of Directors reserves all powers related to the declaration and payment of dividends. Consequently, in determining the dividend to be declared and paid on the common stock of the Company, the Board of Directors may revise or terminate the payment level at any time without prior notice. As a result, investors should not place undue reliance on such statements.

Note Regarding Share Repurchase Program. Investors are also cautioned that the extent to which the Company repurchases its shares, and the timing of such repurchases, will depend upon a variety of factors, including trading volume, market conditions, legal requirements, business conditions, and other factors. The repurchase program may be discontinued at any time, and the program does not obligate the Company to acquire any specific number of shares of its common stock or to repurchase the full authorized amount. Consequently, the Board of Directors may revise or terminate such share repurchase authorization in the future.

Note Regarding Climate Aspirations and GHG Emissions Targets. Related aspirations, targets and expectations are forward-looking statements. Our ability to meet our climate strategy goals and aspirations, including our Scope 1, Scope 2, and Scope 3 emissions targets, is subject to numerous risks and uncertainties and relies on, among other things, our ability to invest in emissions reduction projects, our ability to implement operational changes and the availability of technology to achieve such commitments and goals. In addition, our ability to achieve our Scope 3 emissions targets remains uncertain and subject to the actions of entities not within our control. There is also a risk that some or all of the expected benefits of achieving such targets and goals may fail to materialize within our anticipated time frames or at all. Our targets are unique to our business, operations and capabilities, which do not easily lend to benchmarking against similar sustainability performance targets, and the related performance, of other companies. We continue to review and revise our approach, and our targets may be further adjusted to align with future updates to our approach. Newmont's emission calculation methodology framework dictates that any change of 5% resulting from divestitures or acquisitions requires recalculation of baseline data. The acquisition of Newcrest Mining Limited in late 2023 required that we recalculate the target baseline years and trailing years GHG emissions data pursuant to our publicly disclosed greenhouse gas emissions calculation methodology framework. Additional rebaselining was required to reflect Newmont’s portfolio following the sale of non-core operating assets in 2025 and may be required again in the future. We are continuing to review our targets and roadmap which may result in additional adjustments in the future. Additionally, the methodologies that we use to calculate our Scope 1, Scope 2 and Scope 3 GHG emissions may change over time based upon changing industry standards, which may impact, positively or negatively, our ability to satisfy our targets, which could in turn adversely affect our reputation. Any major acquisition, merger, consolidation or divestiture or any series of related acquisitions, mergers, consolidations or divestitures, by or involving us, may also impact our ability to achieve our targets and commitments.

Note Regarding 2025 Gold equivalent ounces (GEOs). Calculated as pounds or ounces produced multiplied by the ratio of the other metal’s price to the gold price, using Gold ($1,700/oz.), Copper ($3.50/lb.), Silver ($20.00/oz.), Lead ($0.90/lb.), and Zinc ($1.20/lb.) pricing.

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Note Regarding 2025 Reserves and Resources gold equivalent ounces (GEOs). Gold Equivalent Ounces calculated using Mineral Reserve pricing: Gold ($2,000/oz.), Copper ($3.75/lb.), Silver ($25.00/oz.), Lead ($0.90/lb.), Zinc ($1.20/lb.) and Molybdenum ($13.00/lb.) and Resource pricing: Gold ($2,300/oz.), Copper ($4.25/lb.), Silver ($28.00/oz.), Lead ($1.00/lb.), Zinc ($1.30/lb.), and Molybdenum ($16,00/lb.) and metallurgical recoveries for each metal on a site-by-site basis as: metal * [(metal price * metal recovery) / (gold price * gold recovery)]

Note Regarding Third-Party Data. Where indicated, this document contains data provided by a third-party source. Third party providers generally state that the data contained therein have been obtained from sources believed to be reliable, but that there is no guarantee of the accuracy or completeness of such data. While Newmont believes that such information has been prepared by a reputable source, Newmont has not independently verified the data contained therein. Accordingly, undue reliance should not be placed on any of the industry, market, or competitive position data.

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01 - Gregory H. Boyce 02 - Bruce R. Brook 03 - Maura J. Clark 04 - Harry M. Conger 05 - Emma FitzGerald 06 - Sally-Anne Layman 07 - José Manuel Madero 08 - René Médori 09 - Jane Nelson 10 - Julio M. Quintana 11 - David T. Seaton 12 - Natascha Viljoen 1UPX For Withhold Abstain For Withhold Abstain For Withhold Abstain A Proposals — The Board of Directors recommends a vote FOR proposals One, Two and Three. 04949C 2. Approval of the advisory resolution on Newmont’s executive compensation. 3. Ratification of the Audit Committee’s appointment of Ernst and Young LLP as Newmont’s independent registered public accounting firm for 2026. 1. Election of Directors: Nominees: For Against Abstain For Against Abstain Please sign exactly as name(s) appears hereon. Joint owners should each sign. When signing as attorney, executor, administrator, corporate officer, trustee, guardian, or custodian, please give full title. Date (mm/dd/yyyy) — Please print date below. Signature 1 — Please keep signature within the box. Signature 2 — Please keep signature within the box. B Authorized Signatures — This section must be completed for your vote to count. Please date and sign below. 2026 Annual Meeting Proxy Card Using a black ink pen, mark your votes with an X as shown in this example. Please do not write outside the designated areas. q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q You may vote online or by phone instead of mailing this card. Online Go to www.envisionreports.com/NEM or scan the QR code — login details are located in the shaded bar below. Your vote matters – here’s how to vote! Save paper, time and money! Sign up for electronic delivery at www.envisionreports.com/NEM Phone Call toll free 1-800-652-VOTE (8683) within the USA, US territories and Canada

Small steps make an impact. Help the environment by consenting to receive electronic delivery, sign up at www.envisionreports.com/NEM PROXY FOR THE 2026 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON TUESDAY, MAY 12, 2026 THIS PROXY IS SOLICITED BY THE BOARD OF DIRECTORS OF NEWMONT CORPORATION The undersigned, a holder of record of shares of common stock, par value $1.60 per share, of Newmont Corporation (the “Corporation”) at the close of business on March 16, 2026 (the “Record Date”), hereby appoints Peter Wexler and Logan Hennessey, and each or either of them, the proxy or proxies of the undersigned, with full power of substitution and revocation, to represent the undersigned and to vote all shares of the common stock of the Corporation that the undersigned is entitled to vote at the 2026 Annual Meeting of Stockholders of the Corporation to be held virtually on Tuesday, May 12, 2026 at 8:00 A.M. Mountain Daylight Time, and any adjournment thereof, upon the matters listed on the reverse side hereof. The proxies cannot vote your shares unless you vote by mail, Internet or telephone. To vote by mail, mark, sign and date your proxy card and return it in the enclosed postage-paid envelope. To vote by Internet or telephone, please follow the instructions on the reverse side hereof. Your Internet or telephone vote authorizes the proxies to vote your shares in the same manner as if you marked, signed and returned your proxy card. THE PROXIES WILL VOTE: (1) AS YOU SPECIFY ON A MATTER LISTED ON THE REVERSE SIDE HEREOF, (2) AS THE BOARD OF DIRECTORS RECOMMENDS WHERE YOU DO NOT SPECIFY YOUR CHOICE ON A MATTER LISTED ON THE REVERSE SIDE HEREOF, AND (3) AS THE PROXIES DECIDE ON ANY OTHER MATTER PROPERLY BROUGHT BEFORE THE MEETING OR ANY ADJOURNMENT THEREOF. The undersigned hereby authorizes the proxies, in their discretion, to vote on any other business which may properly be brought before the meeting or any adjournment thereof. Proxies can only be given by the Corporation’s common stockholders of record on the Record Date. Please sign your name below exactly as it appears on your stock certificate(s) on the Record Date or on the label affixed hereto. When the shares of the Corporation’s common stock are held of record by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by president or authorized officer. If a partnership, please sign in partnership name by authorized person. The undersigned acknowledges receipt of the Newmont Notice of Annual Meeting of Stockholders, the 2026 Proxy Statement and the 2025 Annual Report on Form 10-K to Stockholders. (Items to be voted appear on reverse side) Proxy — Newmont Corporation C Non-Voting Items q IF VOTING BY MAIL, SIGN, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE.q Change of Address — Please print new address below. Comments — Please print your comments below. Meeting Attendance Mark box to the right if you plan to attend the Annual Meeting. Important notice regarding the Internet availability of proxy materials for the 2026 Annual Meeting of Stockholders: The Newmont 2026 Proxy Statement and 2025 Annual Report on Form 10-K to Stockholders are available at: www.envisionreports.com/NEM 2026 Annual Meeting of Stockholders of Newmont Corporation The 2026 Annual Meeting of Stockholders of Newmont Corporation to be held virtually Tuesday, May 12, 2026 at 8:00 A.M. Mountain Daylight Time via the Internet at https://meetnow.global/MQD4CLQ To access the virtual meeting, you must have the information that is printed in the shaded bar located on the reverse side of this form.